                                                                 Exhibit 10.1a



THIS CONFORMED COPY REFLECTS THE FIRST AMENDMENT, DATED AS OF JANUARY 6, 1995; THE SECOND AMENDMENT, DATED AS OF MAY 22, 1995; THE THIRD AMENDMENT, DATED AS OF JUNE 15, 1995; THE FOURTH AMENDMENT, DATED AS OF NOVEMBER 20, 1995; AND THE FIFTH AMENDMENT, DATED AS OF MARCH 4, 1996, RESPECTIVELY.



                                CREDIT AGREEMENT

         THIS AGREEMENT, dated as of June 30, 1994, by and among STEEL DYNAMICS, INC., an Indiana corporation (the "Borrower"), the lenders parties hereto from time to time (the "Lenders", as defined further below), MELLON BANK, N.A., a national banking association, as issuing bank (in such capacity, the "Issuing Bank", as defined further below), MELLON BANK, N.A., a national banking association, as agent for the Lenders hereunder (in such capacity, together with its successors in such capacity, the "Agent"), and KREDITANSTALT FUR WIEDERAUFBAU, BANK ONE, INDIANAPOLIS, NATIONAL ASSOCIATION and NBD Bank, N. A., as Co-Agents hereunder (in such capacities, the "Co-Agents").

                                   Recitals:

         WHEREAS, the Borrower wishes to borrow an aggregate amount of $195,000,000, and this Agreement provides for (i) Term Loans in an aggregate principal amount of up to $150,000,000 to be used to fund the construction and operation of a 1.2 million ton thin slab cast mini-mill in Butler, Indiana (the "Project"), and (ii) Revolving Credit Loans in an aggregate principal amount of up to $45,000,000 to be used for working capital purposes.

         [The following bracketed recitals were among the recitals set forth in the preamble to the Fifth Amendment:

                 WHEREAS, the Borrower wishes to borrow, as term loans, an additional $150,000,000 to be used to fund the construction and operation of a cold rolling and coating steel processing facility to be constructed adjacent to the existing project facilities of the Borrower;

                 WHEREAS, upon the effectiveness of this Amendment, Kreditanstalt fur Wiederaufbau, Banque Nationale de Paris and Comerica Bank shall be designated Senior Co-

         Agents, and Bank One Indianapolis, National Association, NBD Bank, N.A., The Industrial Bank of Japan, Limited, and Bank Austria Aktiengesellschaft shall be designated Co-Agents (for purposes of the Original Agreement, as amended hereby, the term "Co-Agents" shall refer to both the Senior Co-Agents and the Co-Agents).]


                 NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I
                DEFINITIONS; CONSTRUCTION; ACCOUNTING PRINCIPLES

         1.01. Certain Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

                 "Additional Common Equity" means common stock of Holdings issued for cash after December 1, 1995.

                 "Affected Lender" shall have the meaning set forth in Section 2.06(e) hereof.

                 "Affiliate" of a Person (the "Specified Person") shall mean
         (a) any Person which directly or indirectly controls, or is controlled by, or is under common control with, the Specified Person, (b) any director or officer (or, in the case of a Person which is not a corporation, any individual having analogous powers) of the Specified Person or of a Person who is an Affiliate of the Specified Person within the meaning of the preceding clause (a), and (c) for each individual who is an Affiliate of the Specified Person within the meaning of the foregoing clauses (a) or (b), any other individual related to such Affiliate by consanguinity within the third degree or in a step or adoptive relationship within such third degree or related by affinity with such Affiliate or any such individual. For purposes of the preceding sentence, "control" of a Person means (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise and (b) in any case shall include direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 5% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 5% or more of any class of equity interest). Bain Capital, Inc. shall be deemed to be an Affiliate of the Borrower so long as Bain is an Affiliate of the Borrower, whether or not Bain Capital meets the requirements of the foregoing definition.

                 "Agreement Among Secured Lenders" shall mean the Agreement Among Secured Lenders in the form of Exhibit K hereto entered into by the Lenders and the Agent, as amended from time to time.

                 "Applicable Margin" shall have the meaning set forth in Section 2.06(b) hereof.

                 "Assignment of Contracts" shall have the meaning set forth in
        Section 4.01(b)(i)(D) hereof.

                 "Bain" shall mean, collectively, Bain Capital Fund IV, L.P., Bain Capital Fund IV-B, L.P., BCIP Associates, BCIP Trust Associates, L.P. and Klans Associates.

                 "Base Rate" shall have the meaning set forth in Section 2.06(a) hereof.

                 "Base Rate Option" shall have the meaning set forth in Section 2.06(a) hereof.

                 "Base Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at such time (i) under the Base Rate Option or (ii) in accordance with Section 2.12(c)(ii) hereof. If no Loan or Loans is specified, "Base Rate Portion" shall refer to the Base Rate Portion of all Loans outstanding at such time.

                 "Borrower Group" shall mean the group consisting of Holdings and its consolidated Subsidiaries (including, without limitation, Salesco and the Borrower).

                 "Borrowing Base" shall have the meaning set forth in Section
        2.16 hereof.

                 "Borrowing Base Certificate" shall have the meaning set forth in Section 2.16(e) hereof.

         "Business Day" shall mean any day other than a Saturday, Sunday, public holiday under the laws of the Commonwealth of Pennsylvania or of the State of New York or other day on which banking institutions generally are authorized or obligated to close in Pittsburgh, Pennsylvania or in New York, New York.

         "Capital Expenditures" of any Person shall mean, for any period, all expenditures (whether paid in cash or accrued as liabilities during such period) of such Person during such period which would be classified as capital expenditures for purposes of GAAP (including, without limitation, expenditures for maintenance and repairs which are capitalized, and Capitalized Leases to the extent an asset is recorded in connection therewith in accordance with
GAAP).

         "Capitalized Lease" shall mean at any time any lease which is, or is required under GAAP to be, capitalized on the balance sheet of the lessee at such time, and "Capitalized Lease Obligation" of any Person at any time shall mean the aggregate amount which is, or is required under GAAP to be, reported as a liability on the balance sheet of such Person at such time as lessee under a Capitalized Lease.

         "Cash Equivalent Investments" shall mean any of the following, to the extent acquired for investment and not with a view to achieving trading profits: (a) obligations fully backed by the full faith and credit of the United States of America maturing not in excess of nine months from the date of acquisition, (b) commercial paper maturing not in excess of nine months from the date of acquisition and rated "P-1" by Moody's Investors Service or "A-1" by Standard & Poor's Corporation on the date of acquisition, and (c) the following obligations of any domestic commercial bank having capital and surplus in excess of $500,000,000, which has, or the holding company of which has, a commercial paper rating meeting the requirements specified in clause (b) above: (i) time deposits, certificates of deposit and acceptances maturing not in excess of nine months from the date of acquisition, or (ii) repurchase obligations with a term of not more than seven days for underlying securities of the type referred to in clause (a) above.

         "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time.

         "CERCLIS" shall mean the Comprehensive Environmental Response, Compensation and Liability Information System List, as the same may be amended from time to time.

         "Change of Control" shall mean that at any time (A) either Bain or General Electric Capital Corporation, a New York corporation ("GECC"), shall fail to retain voting securities which provide a minimum of 50% of the voting power Bain or GECC, as the case may be, held pursuant to its original equity investment in Holdings as described on Schedule 3.15 hereto, (B) the Control Group shall fail to satisfy the Control Tests for any reason (voluntarily or involuntarily), (C) any Person or group of Persons (as defined in the Securities Exchange Act of 1934, as amended) not a member of the Control Group shall own more than 20% of the voting capital stock of Holdings or more than 20% of the equity securities of Holdings, (D) Holdings shall fail to own all of the equity securities of Salesco, or (E) Salesco shall fail to own all of the equity securities of the Borrower.

         As used herein, the term "Control Group" at any time shall mean the following Persons: (a) Bain, (b) GECC, (c) Keith Busse and the Designated Managers, (d) Heavy Metal, L.C., a Virginia limited liability company, (e) Keylock Investments Limited, an Irish non-resident corporation, and Mazelina Anstalt, a Liechenstein business trust and (f) Preussag. As used herein, the "Control Tests" are deemed satisfied at a given time if and only if at such time:

                          (x) The members of the Control Group in the aggregate
                 own (beneficially and of record) and have the right to vote at least 51% of the shares of voting capital stock of Holdings; and

                          (y) The members of the Control Group in the aggregate
                 own (beneficially and of record) at least 51% of the equity securities of all classes of Holdings.

         "Change of Management" shall be deemed to have occurred if, prior to the later to occur of the date on which the Borrower has achieved six consecutive months of positive monthly Net Income and the Phase II Project Acceptance Date, (i) Keith Busse is no longer employed by Borrower in a senior management position for any reason whatsoever, and (ii) fewer than two Designated Managers are employed by the

Borrower in senior management positions for any reason whatsoever.

         "Closing Date" shall mean the date of execution and delivery of this Agreement.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed also to refer to any successor sections.

         "Collateral" shall mean the property from time to time subject to or purported to be subject to the Liens of the Security Documents.

         "Commercial Grade Finished Goods" shall mean finished goods which are of prime grade in accordance with A.I.S.I. standards.

         "Commerzbank Lenders" shall mean the Tranche C Lenders at any time prior to the earlier to occur of the making of $20,000,000 of Tranche C Loans and the expiration of the Term Loan (A and B) Commitment Period.

         "Commitments" of a Lender shall mean the Revolving Credit Commitment and the Term Loan Commitment.

         "Completion" "Complete" and "Completed" with respect to (i) the construction of the Phase I Project shall mean that (A) construction of the Phase I Project in accordance with the Design and Construction Standard shall have been completed and the Phase I Project Commissioning Date and the Phase I Project Acceptance Date shall have occurred, (B) the Phase I Project Monitor shall have delivered to the Agent, with a copy for each Lender, a certificate in the form of Exhibit W-2 hereto, with the blanks filled, and the Borrower shall have delivered to the Agent, with a copy for each Lender, a certificate in the form of Exhibit X-2 hereto, with the blanks appropriately filled, (C) the Agent shall have received, with a copy for each Lender, a complete release of liens signed by all contractors, subcontractors, materialmen and suppliers providing goods and services to the Phase I Project who have contract prices in excess of $500,000, except with respect to Liens contested in good faith which are Permitted Liens under Section 6.02(c), and (D) the Agent shall have theretofore received, with a copy for each Lender, copies of all Required Phase I Project Permits and to the extent that the same continue to be needed, they shall be in full force and effect and no longer subject to appeal and (ii) the construction of the Phase II Project shall mean that (A) construction of the Phase II Project in accordance with the Design and Construction Standard shall have been completed and the Phase II Project Commissioning Date and the Phase II Project Acceptance Date shall have occurred, (B) the Phase II Project Monitor shall have delivered to the Agent, with a copy for each Lender, a certificate in form and substance reasonably satisfactory to the Agent (and consistent with the form of Exhibit W-2 hereto), with the blanks filled, and the Borrower shall have delivered to the Agent, with a copy for each Lender, a certificate in form and substance reasonably satisfactory to the Agent (and consistent with the form of Exhibit X-2 hereto), with the blanks appropriately filled, (C) the Agent shall have received, with a copy for each Lender, a complete release of liens signed by all contractors, subcontractors, materialmen and suppliers providing goods and services to the Phase II Project who have contract prices in excess of $500,000, except with respect to Liens contested in good faith which are Permitted Liens under
Section 6.02(c), and (D) the Agent shall have theretofore received, with a copy for each Lender, copies of all Required Phase II Project Permits and to the extent that the same continue to be needed, they shall be in full force and effect and no longer subject to appeal.

         "Consents to Assignment of Contracts" shall mean the Consents to Assignment of Contracts delivered pursuant to Section 4.01(b)(i)(E) or Section 4.05(b)(i)(C) hereof.

         "Continuing Letter of Credit Agreement" shall mean the continuing letter of credit agreement executed and delivered by the Borrower substantially in the form of Exhibit L hereto.

         "Contractual Obligations" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property (now owned or hereafter acquired) is bound.

         "Controlled Group Member" shall mean each trade or business (whether or not incorporated) which together with the Borrower is treated as a single employer under Sections 4001(a)(14) or 4001(b)(1) of ERISA or Sections 414(b),
(c), (m) or (o) of the Code.

         "Corresponding Source of Funds" shall mean, in the case of any Funding Segment of the Euro-Rate Portion, the proceeds of hypothetical receipts by a Notional Euro-Rate Funding Office or by a Lender through a Notional Euro-Rate Funding Office of one or more Dollar deposits in the interbank eurodollar market at the beginning of the Euro-Rate Funding Period corresponding to such Funding Segment having maturities approximately equal to such Euro-Rate Funding Period and in an aggregate amount approximately equal to such Lender's Pro Rata share of such Funding Segment.

         "Cost Overrun" shall mean incurrence by the Borrower of Phase I Project Costs in excess of an aggregate of $316,120,000. Each increase in the amount of such excess (consisting of one or more additionally incurred items of Phase I Project Costs) shall constitute, for purposes of the definition of the term "Cost Overrun Event", a separate Cost Overrun.

         "Cost Overrun Event" shall mean the incurrence of a Cost Overrun with respect to which the Required Overrun Decision Lenders have determined, in their sole and absolute discretion, that the Tranche C Lenders will make Tranche C Loans.

         "Cumulative Net Income" shall mean for the period from January 1, 1994 until the end of the fiscal quarter completed most recently at the time of measurement, the consolidated net earnings (without deduction for losses incurred in any completed fiscal year or in any completed fiscal quarter in the then current fiscal year) after taxes of the Borrower Group; provided, that there shall be deducted therefrom (a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against income during such period, and (b) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower Group.

         "Cure Period" has the meaning ascribed thereto in Section 7.02(c).

         "Currency Hedge Agreements" shall mean currency future, currency option, currency swap or other currency hedge agreements entered into by the Borrower in the ordinary course of business with one or more of the Lenders for the purpose of providing the Borrower with currency protection with respect to its obligations to make payments under Phase I Project Agreements or Phase II Project Agreements in currencies other than Dollars.

         "Current Assets" at any time shall mean the consolidated "current assets" of the Borrower Group determined on a consolidated basis in accordance with GAAP, excluding advanced payments on goods not yet delivered, and monies held in environmental or reclamation escrow accounts to the extent included in "current assets".

         "Current Liabilities" at any time shall mean the consolidated "current liabilities" of the Borrower Group determined on a consolidated basis in accordance with GAAP (excluding current maturities of Indebtedness for borrowed money).

         "Current Ratio" at any time shall mean the ratio of the Current Assets at such time to the Current Liabilities at such time.

         "Design and Construction Standard" shall mean (i) with respect to the Phase I Project, the design, construction, equipping and completion of the Phase I Project (A) in a good and workmanlike manner, (B) in such manner as to assure that the Phase I Project will meet all requirements for Phase I Project Acceptance under the SMS Documents, (C) without infringing on the patent rights and similar rights of others and (D) in accordance with the Specifications (except for variations which are, individually and collectively, de minimis and which, if they had been the subject of change orders, would have been permitted by Section 6.20), all applicable Required Phase I Project Permits, all applicable Laws and restrictive covenants, sound engineering and construction practice and sound steel industry and electric industry practice and (ii) with respect to the Phase II Project, the design, construction, equipping and completion of the Phase II Project (A) in a good and workmanlike manner, (B) in such manner as to assure that the Phase II Project will meet all requirements for Phase II Project Acceptance, (C) without infringing on the patent rights and similar rights of others and (D) in accordance with the Specifications (except for variations which are, individually and collectively, de minimis and which, if they had been the subject of change orders, would have been permitted by Section 6.20), all applicable Required Phase II Project Permits, all applicable Laws and restrictive covenants, sound engineering and construction practice and sound steel industry practice.

         "Designated Initial Phase II Equity Proceeds" shall mean the Net Cash Proceeds not exceeding $65,000,000 in the aggregate from the sale of equity securities of any Loan Party to Preussag, to shareholders existing on the date of the Fifth Amendment or to other entities satisfactory to the Agent (provided that, in the event less than $50,000,000 of proceeds is derived from sales of securities to Preussag or shareholders existing on the date of the Fifth Amendment, such other entities must also be satisfactory to the Required Lenders to the extent that proceeds of sales of securities to such other entities account for the difference between $50,000,000 and the proceeds derived from sales to Preussag and existing shareholders on the date of the Fifth Amendment) which Net Cash Proceeds are used, forthwith upon any Loan Party's receipt thereof, to pay Phase II Project Costs or, as to an aggregate amount not exceeding $15,000,000, to make an investment permitted by Section 6.05(i).

         "Designated Initial Phase II Equity Securities" shall mean equity securities of a Loan Party all of the Net Cash Proceeds of which are Designated Initial Phase II Equity Proceeds".

         "Designated Lender" shall mean each Lender named on Exhibit EE hereto, but any such Lender shall cease to be a Designated Lender if it transfers, without recourse and without any other retained interest, to an entity which is not related to or affiliated with such Lender, all of the Subordinated Notes in which such Lender has any interest.

         "Designated Managers" shall mean Mark Millett, Richard Teets and such other senior management employee or employees of the Borrower, if any, as shall have been approved by the Required Lenders as a Designated Manager.

         "Development Package" shall mean the combination of grants and loans extended to the Borrower as described on Schedule 1.01A hereto.

         "Dollar," "Dollars" and the symbol "$" shall mean lawful money of the United States of America.

         "Early Period" shall mean the period of time commencing on the Closing Date and ending on the earlier to occur of (i) the date of the first request by the Borrower for Term Loans and (ii) July 31, 1995.

         "EBITDA" for any period, with respect to the Borrower Group, shall mean the sum of (a) Net Income for such period,

(b) Interest Expense for such period, (c) charges against income for foreign, federal, state and local income taxes for such period, (d) extraordinary losses to the extent included in determining such Net Income, (e) depreciation expense for such period, and (f) amortization expense for such period, minus (g) extraordinary gains to the extent included in determining such Net Income, (h) interest income, and (i) capitalized losses (exclusive of capitalized interest), all as determined on a consolidated basis in accordance with GAAP; provided, however, that for any period ending prior to the Phase II Project Commissioning Date, the costs of and the expenses, losses, gains and income attributable to the Phase II Project shall be excluded from the calculation of EBITDA.

         "Eligible Inventory" shall have the meaning set forth in Section 2.16(d) hereof.

         "Eligible Receivables" shall have the meaning set forth in Section 2.16(b) hereof.

         "Employment Agreements" shall mean the employment agreements between each of Keith Busse and certain of the Designated Managers on the one hand and the Borrower on the other.

         "Environmental Affiliate" shall mean, with respect to any Person, any other Person whose liability (contingent or otherwise) for any Environmental Claim such Person has retained, assumed or otherwise is liable for (by Law, agreement or otherwise).

         "Environmental Approvals" shall mean any Governmental Action pursuant to or required under any Environmental Law.

         "Environmental Claim" shall mean, with respect to any Person, any action, suit, proceeding, investigation, notice, claim, complaint, demand, request for information or other communication (written or oral) by any other Person (including but not limited to any Governmental Authority, citizens' group or present or former employee of such Person) alleging, asserting or claiming any actual or potential (a) violation of any Environmental Law, (b) liability under any Environmental Law or (c) liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Environmental Concern Materials at any location, whether or not owned by such Person.

         "Environmental Cleanup Site" shall mean any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Law.

         "Environmental Concern Materials" shall mean (a) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Law (including but not limited to any "hazardous substance" as defined in CERCLA or any similar state Law), (b) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (c) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon and urea formaldehyde.

         "Environmental Law" shall mean any Law, whether now existing or subsequently enacted or amended, relating to (a) pollution or protection of the environment, including natural resources, (b) exposure of Persons, including but not limited to employees, to Environmental Concern Materials, (c) protection of the public health or welfare from the effects of products, by-products, wastes, emissions, discharges or releases of Environmental Concern Materials or (d) regulation of the manufacture, use or introduction into commerce of Environmental Concern Materials including their manufacture, formulation, packaging, labeling, distribution, transportation, handling, storage or disposal. Without limitation, "Environmental Law" shall also include any Environmental Approval and the terms and conditions thereof.

         "Equity Agreements" shall mean the Registration Agreement, dated June 30, 1994 among Holdings and the other parties thereto and the Stockholders Agreement, dated June 30, 1994 among Holdings and the other parties thereto, as amended from time to time in accordance with the terms hereof.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

         "Euro-Rate" shall have the meaning set forth in Section 2.06(a) hereof.

         "Euro-Rate Funding Period" shall have the meaning set forth in Section 2.06(c) hereof.

         "Euro-Rate Option" shall have the meaning set forth in Section 2.06(a) hereof.

         "Euro-Rate Portion" of any Loan or Loans shall mean at any time the portion, including the whole, of such Loan or Loans bearing interest at any time under the Euro-Rate Option or at a rate calculated by reference to the Euro-Rate under Section 2.12(c)(i) hereof. If no Loan or Loans is specified, "Euro-Rate Portion" shall refer to the Euro-Rate Portion of all Loans outstanding at such time.

         "Euro-Rate Reserve Percentage" shall have the meaning set forth in
Section 2.06(a) hereof.

         "Event of Default" shall mean any of the Events of Default described in Section 7.01 hereof.

         "Excess Cash Flow" for any period, with respect to any Person or group of Persons shall mean the net increase, if any, in cash and cash equivalents (including the net cash provided or used by the operating and investing activities (but not, except as set forth below, financing activities) of such Person or group, reflecting actual operating income, capital expenditures and changes in working investment), during such period as presented in such Person's or group's statement of cash flows for such period prepared in conformity with GAAP (on a consolidated basis, if applicable) and set forth in such Person's or group's audited year-end financial statements; except that Excess Cash Flow for any period shall be reduced (but not to an amount less than zero) by principal payments of Indebtedness (other than payments on Revolving Credit Loans and other than payments on Term Loans pursuant to
Section 2.10(b) hereof) and Stock Payments made pursuant to Section 6.06(a) hereof and there shall be excluded from the calculation of Excess Cash Flow for any period payments of Phase I Project Costs and payments of Phase II Project Costs. For the purpose of the preparation of and presentation of said statement of cash flows of any Person or group of Persons all investments qualifying as a "cash equivalent" in accordance with GAAP shall be included in the calculation and presentation of such Person's or group's statement of cash flows without regard to such Person's or group's policy concerning which of such investments are treated as cash equivalents on its statement of cash flows.

         "Federal Funds Effective Rate" for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, that if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

         "Fifth Amendment" shall mean the Fifth Amendment to this Credit Agreement, dated as of February 27, 1996, among the Borrower, the Lenders, the Issuing Bank, the Agent and the Co-Agents.

         "Fifth Amendment Documents" shall mean the Fifth Amendment, the amendments to the Loan Documents described in Section 4.05, the Tranche D Notes, the amended Agreement Among Secured Lenders described in Section 4.05 and the amended Curency Hedge Agreements described in Section 4.05.

         "Financial Acceptance Date" shall mean the earliest date which is the last day of a month and on which all of the following shall have occurred and on which no Event of Default or Potential Default shall have occurred and be continuing or shall exist (but in no event earlier than April 30, 1997): (a) the construction of the Phase I Project shall have been Completed, (b) the three most recent monthly financial statements required to have been furnished to the Agent pursuant to Section 5.01(c) hereof shall have been received by the Agent and shall show over such three month period that the consolidated net earnings after taxes of the

Borrower Group (provided that there shall be deducted therefrom (i) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against the income during such period, and
(ii) any gain arising from the acquisition from any securities or the extinguishment, under GAAP, of any Indebtedness, of the Borrower Group) is at least $5,000,000, and (c) the Borrower shall have furnished to the Agent the financial statements (and related accountants' management letter) and other items required to be furnished pursuant to Section 5.01(a) hereof with respect to the most recently completed fiscal year of the Borrower. The Agreement Among Secured Lenders provides for the change in allocation of proceeds of Collateral among the Lenders to occur on the later of the Financial Acceptance Date and the date on which the construction of the Phase II Project shall have been Completed.

         "Financial Covenant Date" shall mean the earlier of (a) the first day of the first fiscal quarter after the Phase I Project Acceptance Date and (b) January 1, 1997.

         "Fixed Charges" for any period, with respect to the Borrower Group, shall mean the sum of (a) Interest Expense for such period (other than original issue discount on warrants to purchase common stock and other than interest on the I&M Development Debt), (b) scheduled principal payments with respect to any outstanding Indebtedness other than the I&M Development Debt for such period and (c) the aggregate amount of dividends paid on, and redemptions of, capital stock of Holdings for such period, all as determined on a consolidated basis in accordance with GAAP.

         "Fixed Charge Coverage Ratio" for any period shall mean the ratio of
(a) EBITDA for such period minus consolidated Capital Expenditures of the Borrower Group for such period to (b) Fixed Charges for such period.

         "Funded Indebtedness" of a person at any time shall mean all Indebtedness (including the current portion thereof) of such person which would at such time be classified in whole or part as a long-term liability of such person in accordance with GAAP and shall also and in any event include (i) any Indebtedness having a final maturity more than one year from the date of creation of such Indebtedness and (ii) any Indebtedness, regardless of its term, which is renewable or extendable by such person

(pursuant to the terms thereof or pursuant to a revolving credit or similar agreement or otherwise) to a date more than one year from such date or more than one year from the date of creation of such Indebtedness.

         "Funding Breakage Date" shall have the meaning set forth in Section 2.13(b) hereof.

         "Funding Breakage Indemnity" shall have the meaning set forth in
Section 2.13(b) hereof.

         "Funding Periods" shall have the meaning set forth in Section 2.06(c) hereof.

         "Funding Segment" of the Euro-Rate Portion of the Revolving Credit Loans or the Term Loans at any time shall mean the entire principal amount of such Portion to which at the time in question there is applicable a particular Funding Period beginning on a particular day and ending on a particular day. (By definition, each such Portion is at all times composed of an integral number of discrete Funding Segments and the sum of the principal amounts of all Funding Segments of any such Portion at any time equals the principal amount of such Portion at such time.)

         "Future Project Agreement" shall mean any contract or agreement described on Schedule 1.01E hereto or on Schedule 1.01B-1996 hereto, and any contract or agreement (or series of related contracts or agreements) entered into by any Loan Party after the Closing Date for (a) the purchase of raw materials of 100,000 tons or more annually for a term of one year or more, (b) the sale of product for amounts of $10,000,000 or more annually for a term of one year or more, (c) the disposal of Environmental Concern Material (and other by-products of the Phase I Project or the Phase II Project) for a term of one year or more, (d) the provision of materials or services for the construction of the Phase I Project for a contract price of $500,000 or more or (e) the provision of materials or services for the construction of the Phase II Project for a contract price of $2,000,000 or more.

         "GAAP" shall have the meaning set forth in Section 1.03 hereof.

         "Governmental Action" shall have the meaning set forth in Section 3.04 hereof.

         "Governmental Authority" shall mean any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or public or private mediator or arbitrator, in each case whether foreign or domestic.

         "Guaranty Equivalent": A Person (the "Deemed Guarantor") shall be deemed to be subject to a Guaranty Equivalent in respect of any indebtedness, obligation or liability (the "Assured Obligation") of another Person (the "Deemed Obligor") if the Deemed Guarantor directly or indirectly guarantees, becomes surety for, endorses, assumes, agrees to indemnify the Deemed Obligor against, or otherwise agrees, becomes or remains liable (contingently or otherwise) for, such Assured Obligation. Without limitation, a Guaranty Equivalent shall be deemed to exist if a Deemed Guarantor agrees, becomes or remains liable (contingently or otherwise), directly or indirectly: (a) to purchase or assume, or to supply funds for the payment, purchase or satisfaction of, an Assured Obligation, (b) to make any loan, advance, capital contribution or other investment in, or to purchase or lease any property or services from, a Deemed Obligor (i) to maintain the solvency of the Deemed Obligor, (ii) to enable the Deemed Obligor to meet any other financial condition, (iii) to enable the Deemed Obligor to satisfy any Assured Obligation or to make any Stock Payment or any other payment, or (iv) to assure the holder of such Assured Obligation against loss, (c) to purchase or lease property or services from the Deemed Obligor regardless of the non-delivery of or failure to furnish such property or services, (d) in a transaction having the characteristics of a take-or-pay or throughput contract or as described in paragraph 6 of FASB Statement of Financial Accounting Standards No. 47, or (e) in respect of any other transaction the effect of which is to assure the payment or performance (or payment of damages or other remedy in the event of nonpayment or nonperformance) of any Assured Obligation.

         "Heidtman" shall mean Heidtman Steel Products Inc., an Ohio corporation.

         "Heidtman Documents" shall mean the agreements and other documents listed on Exhibit S hereto, in the respective forms referred to on or included in such Exhibit.

         "Holdings" shall mean Steel Dynamics Holdings, Inc., an Indiana corporation which owns all of the capital stock of

Salesco.

         "Holdings Security Agreement" shall have the meaning set forth in
Section 4.01(b)(i)(G).

         "I&M Development Debt" shall mean the indebtedness in the original principal amount of $7,821,033 incurred by the Borrower as part of the Development Package to finance the Borrower's share of the cost of the electric transmission facilities constituting part of the Phase I Project.

         "Indebtedness" of a Person shall mean:

                 (a) All obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of deposits with or advances to, such Person;

                 (b) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

                 (c) All obligations of such Person for the deferred purchase price of property or services;

                 (d) All obligations secured by a Lien on property owned by such Person (whether or not assumed); and all obligations of such Person under Capitalized Leases (without regard to any limitation of the rights and remedies of the holder of such Lien or the lessor under such Capitalized Lease to repossession or sale of such property);

                 (e) The face amount of all letters of credit issued for the account of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of such Person associated with such letters of credit or draws thereon;

                 (f) All obligations of such Person in respect of acceptances or similar obligations issued for the account of such Person;

                 (g) All obligations of such Person under a product financing or similar arrangement described in paragraph 8 of FASB Statement of Accounting Standards No. 49 or any similar requirement of GAAP; and

                 (h) All obligations of such Person under any interest rate or currency protection agreement, interest rate or currency future, interest rate or currency option, interest rate or currency swap or cap or other interest rate or currency hedge agreement.

         "Indemnified Parties" shall mean the Agent, the Lender Parties, the Issuing Bank their respective affiliates, and the directors, officers, employees, attorneys and agents of each of the foregoing.

         "Initial Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

         "Initial Tranche D Funding Availability Date" shall mean the first date, on or prior to December 31, 1997, on which all of the conditions specified in Sections 4.03, 4.05 and 4.06 are complied with.

         "Interest Expense" for any period shall mean the total interest expense of the Borrower Group for such period determined on a consolidated basis in accordance with GAAP.

         "Interest Rate Protection Agreements" shall have the meaning set forth in Section 5.13 hereof.

         "Inventory" shall mean all goods now or hereafter owned by the Borrower or Salesco, whenever acquired and wherever located, held for sale or lease or furnished or to be furnished under contracts of service, and all raw materials, spares and supplies, work in process and materials now or hereafter owned by the Borrower or Salesco whenever acquired and wherever located, and used or consumed in its business.

         "Issuing Bank" shall mean Mellon Bank, N. A.

         "Law" shall mean any law (including common law), constitution, statute, treaty, convention, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

         "Lenders" shall mean lender parties listed on the signature pages hereof, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders, and "Lender" shall mean any of them.

         "Lender Parties" shall mean the Lenders, the Issuing Bank, the Co-Agents, and the Agent.

         "Letter of Credit" shall mean each Standby Letter of

Credit and each Trade Letter of Credit issued by the Issuing Bank for the account of the Borrower pursuant to this Agreement, each as amended, modified or supplemented from time to time.

         "Letter of Credit Application" shall have the meaning given that term in Section 2.18(a) hereof.

         "Letter of Credit Collateral Account" shall have the meaning given that term in Section 2.25(b) hereof.

         "Letter of Credit Exposure" at any time shall mean the sum at such time of (a) the aggregate Letter of Credit Unreimbursed Draws and (b) the aggregate Letter of Credit Undrawn Availability.

         "Letter of Credit Facing Fee" shall have the meaning set forth in
Section 2.17(e) hereof.

         "Letter of Credit Fee" shall have the meaning given that term in
Section 2.17(d) hereof.

         "Letter of Credit Participating Interest" shall have the meaning given that term in Section 2.19(a) hereof.

         "Letter of Credit Reimbursement Obligation" with respect to a Letter of Credit means the obligation of the Borrower to reimburse the Issuing Bank for Letter of Credit Unreimbursed Draws, together with interest thereon.

         "Letter of Credit Undrawn Availability" with respect to a Letter of Credit at any time shall mean the maximum amount available to be drawn under such Letter of Credit at such time or thereafter, regardless of the existence or satisfaction of any conditions or limitations on drawing.

         "Letter of Credit Unreimbursed Draws" with respect to a Letter of Credit at any time shall mean the aggregate amount at such time of all payments made by the Issuing Bank under such Letter of Credit, to the extent not repaid by the Borrower.

         "Level 1 Day", "Level 2 Day", "Level 3 Day", "Level 4 Day" and "Level 5 Day" shall have the respective meanings set forth in Section 2.06(b).

         "Leverage Ratio" at any time shall mean the ratio of (a) consolidated Funded Indebtedness of the Borrower Group at such time minus the then outstanding principal amount of the Subordinated Notes minus the then outstanding amount of

I&M Development Debt to (b) Tangible Net Worth at such time plus the then outstanding principal amount of the Subordinated Notes.

         "Lien" shall mean any mortgage, deed of trust, pledge, lien, security interest, charge or other encumbrance or security arrangement of any nature whatsoever, including but not limited to any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security.

         "Loan" shall mean any loan by a Lender to the Borrower under this Agreement, and "Loans" shall mean all Loans made by the Lenders under this Agreement.

         "Loan Documents" shall mean this Agreement, the Notes, the Agreement Among Secured Lenders, the Transfer Supplements, the Interest Rate Protection Agreements, the Letters of Credit, the Continuing Letter of Credit Agreement, the Letter of Credit Applications (and any other agreements or documents pursuant to which any Letter of Credit may be issued or amended), the Salesco/Holdings Guaranty, each Subsidiary Guaranty, the Security Documents, the Currency Hedge Agreements, the Fifth Amendment Documents and all other agreements and instruments extending, renewing, refinancing or refunding any indebtedness, obligation or liability arising under any of the foregoing, in each case as the same may be amended, modified or supplemented from time to time hereafter.

         "Loan Parties" shall mean the Borrower, Salesco, Holdings and each Subsidiary of the Borrower, and "Loan Party" shall mean any one of them.

         "London Business Day" shall mean a day for dealing in deposits in Dollars by and among banks in the London interbank market and which is a Business Day.

      "Material Adverse Effect" shall mean: (a) a material adverse effect on the business, operations or condition (financial or otherwise) of the Borrower or of the Borrower Group, (b) a material adverse effect on the ability of the Borrower or any other Loan Party to perform or comply with any of the terms and conditions of any Loan Document or an adverse effect on the ability of the Borrower or any other Loan Party to perform or comply with any of the terms and conditions of Project Agreement or of any Phase II Project Agreement if, in either such case, the effect thereof could excuse or preclude the other party to such Phase I Project Agreement or Phase II Project Agreement from performing any of its obligations or duties under the Phase Project or the Phase II Project, as the case may be, or could increase the duties or obligations of the Borrower or any other Loan Party thereunder to an extent material to the Phase I Project or the Phase II Project, as the case may be, or (c) a material adverse effect on (i) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document, or (ii) the ability of the Agent or any Lender Party to enforce any rights or remedies under or in connection with any Loan Document which could, in the judgment of the Required Lenders reasonably exercised, prevent the practical realization of the rights and benefits of the Lenders under such Loan Document, or (iii) the ability of any Loan Party to enforce any rights or remedies material to the Phase I Project or to the Borrower under or in connection with any Phase I Project Agreement or material to the Phase II Project or to the Borrower under or in connection with any Phase II Project Agreement, or (iv) the ability of the Borrower to achieve Completion of the Phase I Project or Completion of the Phase II Project.

         "Mellon" shall mean Mellon Bank, N.A., a national banking association.

         "Mortgage" shall have the meaning set forth in Section 4.01(c).

         "Multiemployer Plan" shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which any Loan Party or any Controlled Group Member has or had an obligation to contribute.

         "Net Cash Proceeds" with respect to any property or issuance of debt or equity securities shall mean cash or cash equivalents received by any Loan Party from, and payments of principal of any Capitalized Lease Obligations or other obligation received by any Loan Party in connection with, the sale, lease or other disposition of such property or securities, minus the sum of (a) expenses reasonably incurred in respect of such sale, lease or other disposition, (b) any sales or transfer taxes payable as a result of such sale, lease or other disposition, (c) incremental income taxes reasonably estimated by the Borrower to be payable by such Loan Party as a result of such sale, lease or other disposition and (d) the amount required to discharge any indebtedness or obligation secured by a Lien on such property and required to be discharged in connection with such sale, lease or other disposition.

         "Net Income" for any period shall mean the net earnings (or loss) after taxes of the Borrower Group for such period determined on a consolidated basis in accordance with GAAP; provided, that there shall be deducted therefrom
(a) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made against income during such period, and
(b) any gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of the Borrower Group.

         "Non-PP&E Costs" shall mean Phase I Project Costs or Phase II Project Costs, as the case may be, other than PP&E Costs.

         "Notes" shall mean the Revolving Credit Notes and the Term Loan Notes of the Borrower executed and delivered under this Agreement, together with all extensions, renewals, refinancings or refundings of any thereof in whole or part, and "Note" shall mean any one of the Notes.

         "Notional Euro-Rate Funding Office" shall have the meaning given to that term in Section 2.15(a) hereof.

         "Obligations" shall mean all indebtedness, obligations and liabilities of any Loan Party to any Lender Party or the Agent from time to time arising under or in connection with or related to or evidenced by or secured by or under color of this Agreement or any other Loan Document, and all extensions, renewals or refinancings thereof, whether such indebtedness, obligations or liabilities are direct or indirect, otherwise secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising. Without limitation of the foregoing, such indebtedness, obligations and liabilities include the principal amount of Loans, interest, Letter of Credit Reimbursement Obligations, guaranty obligations, fees, indemnities or expenses under or in connection with this Agreement or any other Loan Document, and all extensions, renewals and refinancings thereof, whether or not such Loans were made or such Letters of Credit were issued in compliance with the terms and conditions of this Agreement or in excess of the obligation of the Lenders to lend or the authority of the Issuing Bank to issue Letters of Credit. Obligations shall remain Obligations notwithstanding any assignment or transfer or any subsequent assignment or transfer of any of the Obligations or any interest therein.

         "Office," when used in connection with the Agent, shall mean its office located at One Mellon Bank Center, Pittsburgh, Pennsylvania, or at such other office or offices of the Agent or any branch, subsidiary or affiliate thereof as may be designated in writing from time to time by the Agent to the Borrower.

         "OmniSource" shall mean OmniSource Corporation, an Indiana corporation.

         "OmniSource Documents" shall mean the agreements and other documents listed on Exhibit T hereto, in the respective forms referred to on or included in such Exhibit.

         "Option" shall mean the Base Rate Option or the Euro-Rate Option, as the case may be.

         "Other Finished Goods" shall mean finished goods which are not Commercial Grade Finished Goods.

         "Other Raw Materials" shall mean raw materials other than Scrap.

         "Participants" shall have the meaning set forth in Section 9.14(b) hereof.

         "PBGC" means the Pension Benefit Guaranty Corporation established under Title IV of ERISA or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

         "Pension-Related Event" shall mean any of the following events or conditions:

                 (a) Any action is taken by any Person (i) to terminate, or which would result in the termination of, a Plan, either pursuant to its terms or by operation of law (including, without limitation, any amendment of a Plan which would result in a termination under Section 4041(e) of ERISA) other than compliance with Section 4041(b) of ERISA, or (ii) to have a trustee appointed for a Plan pursuant to Section 4042 of ERISA;

                 (b) PBGC notifies any Person of its determination that an event described in Section 4042 of ERISA has occurred with respect to a Plan, that a Plan should be terminated, or that a trustee should be appointed for a Plan;

                 (c)  Any Reportable Event occurs with respect to a Plan;

                 (d) Any action occurs or is taken which could result in any Loan Party becoming subject to liability for a complete or partial withdrawal by any Person from a Multiemployer Plan (including, without limitation, seller liability incurred under Section 4204(a)(2) of ERISA), or any Loan Party or any Controlled Group Member receives from any Person a notice or demand for payment on account of any such alleged or asserted liability; or

                 (e) (i) There occurs any failure to meet the minimum funding standard under Section 302 of ERISA or Section 412 of the Code with respect to a Plan, or any tax return is filed showing any tax payable under Section 4971(a) of the Code with respect to any such failure, or any Loan Party or any Controlled Group Member receives a notice of deficiency from the Internal Revenue Service with respect to any alleged or asserted such failure, or (ii) any request is made by any Person for a variance from the minimum funding standard, or an extension of the period for amortizing unfunded liabilities, with respect to a Plan.

         "Permitted Liens" shall have the meaning set forth in Section 6.02 hereof.

         "Permitted Payments" shall mean payments made by Holdings to Persons (other than Affiliates of Holdings and the Borrower) of regular and customary legal, accounting and similar fees in connection with Holdings' capital stock, maintenance of the corporate existence of Holdings, the compliance of Holdings with Laws and other customary administrative expenses.

         "Person" shall mean an individual, corporation, partnership, trust, unincorporated association, joint venture, joint-stock company, Governmental Authority or any other entity.

         "Phase I Adequacy of Funds End Date" shall mean the earlier to occur of (i) the last day of the Term Loan (A and B) Commitment Period and (ii) the Phase I Project Acceptance Date.

         "Phase I Project" shall mean the 1.2 million ton thin slab cast mini-mill and related improvements (including without limitation the electric substation, the water-distribution system and mill railroad tracks) to be constructed on the Project Site in accordance with the Design and Construction Standard.

         "Phase I Project Acceptance" shall mean the issuance by Borrower (pursuant to Section 14.3.4 but not pursuant to Section 14.3.6 of the SMS Documents) to SMS of a Final Acceptance Certificate, as contemplated by the SMS Documents, following the completion, in accordance with the SMS Documents, of the Final Acceptance Test referred to in Section 14.3 of the SMS Documents for all portions of the Phase I Project supplied by SMS, in which Test such portions of the Phase I Project met the guaranteed performance specified in the SMS Documents.

         "Phase I Project Acceptance Date" shall mean the earliest date on which the Borrower has issued (pursuant to Section 14.3.4 but not pursuant to Section 14.3.6 of the SMS Documents) to SMS a Final Acceptance Certificate, as contemplated by the SMS Documents, following the completion, in accordance with the SMS Documents, of the Final Acceptance Test referred to in Section 14.3 of the SMS Documents for all portions of the Phase I Project supplied by SMS, in which Test such portions of the Phase I Project met the guaranteed performance specified in the SMS Documents.

         "Phase I Project Agreements" shall mean the contracts and agreements listed on Schedule 1.01B hereto and any Future Project Agreements (other than those which relate solely to the Phase II Project) after execution and delivery thereof by the Loan Party which is a party thereto.


         "Phase I Project Budget" shall mean the schedule of Phase I Project Costs attached hereto as Schedule 1.01C.

         "Phase I Project Commissioning Date" shall mean the earliest date on which all of the following shall have occurred: (a) the Borrower has issued (other than pursuant to Section 14.2.6 of the SMS Documents) to SMS a Preliminary Acceptance Certificate, as contemplated by the SMS Documents, following the completion, in accordance with the SMS Documents, of the Preliminary Acceptance Test referred to in Section 14.2 of the SMS Documents for all portions of the Phase I Project supplied by SMS in which Test such portions of the Phase I Project met the guaranteed performance specified in the SMS Documents; (b) construction of the Phase I Project in accordance with the Design and

Construction Standard shall have been completed except for items which are not part of the steel producing equipment and the noncompletion of which does not adversely affect steel producing operations (including safety and disposal of Environmental Concern Material and other by-products if any) (but the Phase I Project need not be operating at projected efficiency and the Phase I Project Acceptance Date need not have occurred), (c) the Phase I Project Monitor shall have delivered to the Agent, with a copy to each Lender, a certificate in the form of Exhibit W hereto, with the blanks filled, and the Borrower shall have delivered to the Agent, with a copy for each Lender, a certificate in the form of Exhibit X hereto, with the blanks appropriately filled, and (d) the Agent shall have theretofore received, with a copy for each Lender, copies of all Required Phase I Project Permits necessary to conduct steel producing operations (including safety and disposal of Environmental Concern Material and other by-products if any), on an uninterrupted basis and the same shall be in full force and effect and no longer subject to appeal.

         "Phase I Project Costs" shall mean the costs incurred or to be incurred by the Borrower in connection with the design, construction, equipping, acquisition, testing and start-up and financing of the Phase I Project, and net operating losses (calculated without deduction for depreciation, amortization and other non-cash charges) in connection with operations through the Phase I Adequacy of Funds End Date, including costs under any category listed on the Phase I Project Budget.

         "Phase I Project Monitor" shall mean The Lathrop Company and R. T. Patterson Company.

         "Phase I Project Status Certificate" shall have the meaning set forth in Section 4.02(d)(ii) hereof.

         "Phase II Adequacy of Funds End Date" shall mean the earlier to occur of (i) the last day of the Term Loan (D) Commitment Period and (ii) the Phase II Project Acceptance Date.

         "Phase II Project" shall mean the cold rolling and coating steel processing facility to be constructed on the Project Site in accordance with the Design and Construction Standard.

         "Phase II Project Acceptance" shall mean successful completion of, and issuance by the Borrower of acceptance certificates with respect to, certain tests, a listing and description of which tests shall have been proposed by the Phase II Project Monitor with reference to the Phase II Project Agreements after consultation with the Borrower and approved, prior to the Initial Tranche D Funding Availability Date, by the Required Lenders.

         "Phase II Project Acceptance Date" shall mean the date, after the Phase II Project Commissioning Date, on which phase II Project Acceptance occurs.

         "Phase II Project Agreements" shall mean the contracts and agreements listed or described on Schedule 1.01B-1996 hereto and any Future Project Agreements relating to the Phase II Project after execution and delivery thereof by the Loan Party which is a party thereto.

         "Phase II Project Budget" shall mean the schedule of Phase II Project Costs attached hereto as Schedule 1.01C-1996.

"Phase II Project Commissioning Date" shall mean the earliest date on which all of the following shall have occurred: (a) successful completion of, and issuance by the Borrower of acceptance certificates with respect to, certain tests (which may be different from the tests referred to in the definition of "Phase II Project Acceptance"), a listing and description of which tests shall have been proposed by the Phase II Project Monitor with reference to the Phase II Project Agreements after consultation with the Borrower and approved, prior to the Initial Tranche D Funding Availability Date, by the Required Lenders, (b) construction of the Phase II Project in accordance with the Design and Construction Standard shall have been completed except for items which are described on a listing which shall have been proposed by the Phase II Project Monitor with reference to the Phase II Project Agreements after consultation with the Borrower and approved, prior to the Initial Tranche D Funding Availability Date, by the Required Lenders, (c) the Phase II Project Monitor shall have delivered to the Agent, with a copy to each Lender, a certificate in form satisfactory to the Agent and the Required Lenders, with respect to the matters described in clauses (a) and (b) of this definition, and the Borrower shall have delivered to the Agent, with a copy for each Lender, a certificate in form satisfactory to the Agent, with respect to the matters described in clauses
(a) and (b) of this definition, and (d) the Agent shall have theretofore received, with a copy for each Lender, copies of all Required Phase II Project Permits necessary to conduct steel processing operations (including safety and disposal of Environmental Concern Material and other by-products if any), on an uninterrupted basis and the same shall be in full force and effect and no longer subject to appeal.

         "Phase II Project Costs" shall mean the costs incurred or to be incurred by the Borrower in connection with the design, construction, equipping, acquisition, testing and start-up and financing of the Phase II Project, including costs under any category listed on the Phase II Project Budget.

         "Phase II Project Major Equipment Supply Contracts" shall mean contracts identified on a list proposed by the Phase II Project Monitor after consultation with the Borrower and approved by the Agent and the Required Lenders prior to the Initial Tranche D Funding Availability Date.

         "Phase II Project Monitor" shall mean The Lathrop Company and R. T. Patterson Company (or their respective successors).

         "Phase II Project Status Certificate" shall have the meaning set forth in Section 4.06(d) hereof.

         "Plan" means any employee pension benefit plan within the meaning of
Section 3(2) of ERISA (other than a Multiemployer Plan) covered by Title IV of ERISA by reason of Section 4021 of ERISA, of which any Loan Party or any Controlled Group Member is or has been within the preceding five years a "contributing sponsor" within the meaning of Section 4001(a)(13) of ERISA, or which is or has been within the preceding five years maintained for employees of any Loan Party or any Controlled Group Member.

         "Portion" shall mean the Base Rate Portion or the Euro-Rate Portion, as the case may be.

         "Postretirement Benefits" shall mean any benefits, other than retirement income, provided by any Loan Party to retired employees, or to their spouses, dependents or beneficiaries, including, without limitation, group medical insurance or benefits, or group life insurance or death benefits.

         "Postretirement Benefit Obligation" shall mean that portion of the actuarial present value of all Postretirement Benefits expected to be provided by any Loan Party which is attributable to employees' service rendered to the date of determination (assuming that such liability accrues ratably over an employee's working life to the earlier of his date of retirement or the date on which the employee would first become eligible for full benefits), reduced by the fair market value as of the date of determination of any assets which are segregated from the assets of the applicable Loan Party and which have been restricted so that they cannot be used for any purpose other than to provide Postretirement Benefits or to defray related expenses.

         "Potential Base Rate Lender" shall mean each Revolving Credit Lender and each Term Loan Lender which has provided written notice to the Agent that it is willing to have Term Loans bear interest under the Base Rate Option in the circumstances set forth in Section 2.06(e).

         "Potential Default" shall mean any event or condition which with notice, passage of time, or both, would constitute an Event of Default.

         "PP&E Costs" shall mean all costs incurred or to be incurred by the Borrower for work, labor, materials and services furnished or to be furnished in connection with the design, construction, equipping, acquisition and testing of the Phase I Project or of the Phase II Project, as the case may be.

         "Preussag" shall mean Preussag Stahl AG, a company incorporated under the laws of the Federal Republic of Germany.

         "Prime Rate" as used herein, shall mean the interest rate per annum announced from time to time by the Agent as its prime rate, such rate to change automatically effective as of the effectiveness of each announced change in such prime rate. The Prime Rate may be greater or less than other interest rates charged by the Agent to other borrowers and is not solely based or dependent upon the interest rate which the Agent may charge any particular borrower or class of borrower.

         "Project Site" shall mean the property described in Exhibit A to the Mortgage and which is located in Butler, Indiana.

         "Pro Rata" shall mean from or to (i) each Revolving

Credit Lender in proportion to its Revolving Credit Commitment Percentage, (ii) each Tranche A Lender in proportion to its Tranche A Commitment Percentage,
(iii) each Tranche B Lender in proportion to its Tranche B Commitment Percentage, (iv) each Tranche C Lender in proportion to its Tranche C Commitment Percentage and (v) each Tranche D Lender in proportion to its Tranche D Commitment Percentage, as the case may be.

         "Purchasing Lender" shall have the meaning set forth in Section 9.14(c) hereof.

         "Recording Date" shall mean the date which is 90 days after the Closing Date or such earlier date as is designated as the Recording Date by not less than five Business Days' prior written notice from the Borrower to the Agent.

         "Register" shall have the meaning set forth in Section 9.14(d) hereof.

         "Regular Payment Date" shall mean the last day of each March, June, September and December after the date hereof, commencing September 30, 1994.

         "Remaining Phase I Project Costs" shall mean all PP&E Costs required to Complete the construction of the Phase I Project and all Non-PP&E Costs in connection with the Phase I Project through the Phase I Adequacy of Funds End Date, excluding Phase I Project Costs theretofore paid.

         "Remaining Phase II Project Costs" shall mean all PP&E Costs required to Complete the construction of the Phase II Project and all Non-PP&E Costs in connection with the Phase II Project through the Phase II Adequacy of Funds End Date, excluding Phase II Project Costs theretofore paid.

         "Reportable Event" means (i) a reportable event described in Section 4043 of ERISA and regulations thereunder, (ii) a withdrawal by a substantial employer from a Plan to which more than one employer contributes, as referred to in Section 4063(b) of ERISA, (iii) a cessation of operations at a facility causing more than twenty percent (20%) of Plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA, or (iv) a failure to make a required installment or other payment with respect to a Plan when due in accordance with Section 412 of the Code or Section 302 of ERISA which causes the total unpaid balance of missed installments and payments (including unpaid interest) to exceed $750,000.

         "Required Phase I Contingency" shall mean $13,300,000 on the Closing Date and $4,000,000 thereafter.

         "Required Phase II Contingency" shall mean $12,000,000 on the Initial Tranche D Funding Availability Date and $4,000,000 thereafter.

         "Required Lenders" shall mean, as of any date, (i) if such date is within the Term Loan Commitment Period (and the Term Loan Commitments have not been terminated), Lenders (other than the Designated Lender) which have Term Loan Committed Amounts (both borrowed and unborrowed) constituting, in the aggregate, at least 51% of the total Term Loan Committed Amounts (both borrowed and unborrowed) of all Lenders (other than the Designated Lender) on such date or, if such date is after the end of the Term Loan Commitment Period or the Term Loan Commitments have been terminated, Lenders which have made Term Loans constituting, in the aggregate, at least 51% in principal amount of Term Loans outstanding on such date (other than Term Loans made by the Designated Lender) and (ii) Lenders which have Revolving Credit Commitments constituting, in the aggregate, at least 51% of the total Revolving Credit Commitments of all the Lenders on such date or, if the Revolving Credit Commitments have been terminated, Lenders which have made Revolving Credit Loans constituting, in the aggregate, at least 51% in principal amount of the Revolving Credit Loans outstanding on such date; provided, however, that for purposes of the written request referred to in Section 7.02(a) as it relates to clause (ii) thereof and of the written request referred to in Section 7.02(c) as it relates to clause
(ii) thereof, "Required Lenders" shall mean Lenders (other than the Designated Lender and, if no Tranche C Loans are then outstanding, other than the Commerzbank Lenders) which have made outstanding Loans constituting, in the aggregate, at least 51% in principal amount of all Loans (other than Loans made by the Designated Lender) outstanding and Letter of Credit Reimbursement Obligations outstanding on the date of such request.

         "Required Overrun Decision Lenders" shall mean, as of any date, (i) Lenders (other than the Designated Lender and other than the Commerzbank Lenders) which have Term Loan Committed Amounts (both borrowed and unborrowed) constituting, in the aggregate, at least 51% of the total Term Loan Committed Amounts (both borrowed and unborrowed) of all Lenders (other than the Designated Lender and other than the Commerzbank Lenders) on such date and (ii) Lenders which have Revolving Credit Commitments constituting, in the aggregate, at least 51% of the total Revolving Credit Commitments of all the Lenders on such date or, if the Revolving Credit Commitments have been terminated, Lenders which have made Revolving Credit Loans constituting, in the aggregate, at least 51% in principal amount of the Revolving Credit Loans outstanding on such date.

         "Required Phase I Project Permits" shall mean all Governmental Action necessary for the design, construction, equipping, acquisition, testing, start-up, ownership, occupancy or operation of the Phase I Project, including in connection with the disposal of any Environmental Concern Materials and other by-products from the Phase I Project.

         "Required Phase II Project Permits" shall mean all Governmental Action necessary for the design, construction, equipping, acquisition, testing, start-up, ownership, occupancy or operation of the Phase II Project, including in connection with the disposal of any Environmental Concern Materials and other by-products from the Phase II Project.

         "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, right, privilege, qualification, license or franchise or determination of an arbitrator or a court or other Governmental Authority, in each case applicable or binding upon such Person or any of its property (now owned or hereafter acquired) or to which such Person or any of its property is subject or pertaining to any or all of the transactions contemplated or referred to herein.

         "Responsible Officer" shall mean the President, any Executive Vice President, the Treasurer or the Chief Financial Officer of the Borrower.

         "Restricted Indebtedness" shall mean the Indebtedness of the Borrower allowed and described in Section 6.03(b) hereof and the Subordinated Guarantee.

         "Revolving Credit Commitment" shall have the meaning set forth in
Section 2.01(a) hereof.

         "Revolving Credit Commitment Fee" shall have the meaning set forth in
Section 2.02(a) hereof.

         "Revolving Credit Commitment Percentage" for any Lender shall mean the Revolving Credit Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in Section 9.14 hereof.

         "Revolving Credit Committed Amount" shall have the meaning set forth in Section 2.01(a) hereof.

         "Revolving Credit Lenders" shall mean the Lenders listed on the signature pages hereof who have a Revolving Credit Committed Amount greater than zero set forth thereon, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders; "Revolving Credit Lender" shall mean any one of them.

         "Revolving Credit Loans" shall have the meaning set forth in Section 2.01(a) hereof.

         "Revolving Credit Maturity Date" shall mean September 30, 2000.

         "Revolving Credit Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.01(c) hereof, any promissory notes issued in substitution therefor pursuant to Sections 2.15(b) or 9.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part; "Revolving Credit Note" shall mean any one of them.

         "Salesco" shall mean Steel Dynamics Sales Corp., Inc., an Indiana corporation, which owns all of the capital stock of the Borrower.

         "Salesco/Holdings Guaranty" shall have the meaning set forth in
Section 4.01(v).

         "Salesco Security Agreement" shall have the meaning set forth in
Section 4.01(b)(i)(F).

         "Scrap" shall mean ferrous material (excluding finished goods) resident on Borrower's real property of suitable quality for melting in Borrower's electric furnace.

         "Second Caster Account" shall have the meaning set forth in Section 2.10(b).

         "Second Caster Amount" shall have the meaning set forth in Section 2.10(b).

         "Second Caster Date" shall have the meaning set forth in Section
6.06(c).

         "Security Agreement" shall have the meaning set forth in Section 4.01(b)(i)(A).

         "Security Documents" shall mean the Security Agreement, the Holdings Security Agreement, the Salesco Security Agreement, the Mortgage, the Salesco/Holdings Guaranty, the Assignment of Contracts (and each assignment of contract entered into pursuant to Section 5.15 hereof), together with the Consents to Assignment of Contracts (and each consent to assignment of contract delivered pursuant to Section 5.15 hereof) and any other agreements or instruments from time to time to time granting or purporting to grant the Agent a Lien in any property for the benefit of the Lenders to secure the Obligations, or constituting a Guaranty Equivalent for the Obligations.

         "SMS" shall mean SMS Schloemann-Siemag AG, a German corporation.

         "SMS Documents" shall mean the agreements and other documents listed on Exhibit U hereto, in the respective forms referred to on and included in such Exhibit.

         "Solvent" means, with respect to any Person at any time, that at such time (a) the sum of the debts and liabilities (including, without limitation, contingent liabilities) of such Person is not greater than all of the assets of such Person at a fair valuation, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person has not incurred, does not intend to incur, and does not believe that it will incur, debts or liabilities (including, without limitation, contingent liabilities) beyond such person's ability to pay as such debts and liabilities mature, (d) such Person is not engaged in, and is not about to engage in, a business or a transaction for which such person's property constitutes or would constitute unreasonably small capital, and (e) such Person is not otherwise insolvent as defined in, or otherwise in a condition which could in any circumstances then or subsequently render any transfer, conveyance, obligation or act then made, incurred or performed by it avoidable or fraudulent pursuant to, any Law that may be applicable to such Person pertaining to bankruptcy, insolvency or creditors' rights (including but not limited to the Bankruptcy Code of 1978, as amended, and, to the extent applicable to such Person, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, or any other applicable Law pertaining to fraudulent conveyances or fraudulent transfers or preferences).

         "Spares" shall mean spares and supplies of the Borrower which the Agent in its reasonable discretion determines to be readily marketable.

         "Special Specified Early Period Default" shall mean a Specified Early Period Default which relates to a representation or warranty made in the second sentence of Section 3.26.

         "Specifications" shall mean at any time the detailed plans, drawings and specifications for the construction and equipping of the Phase I Project or the Phase II Project, as the case may be, in existence at such time, whether preliminary or final, as the same may be modified from time to time in accordance with Section 6.20 hereof. A list of the Specifications for the Phase I Project, as developed on the date of this Agreement, is set forth in
Schedule 1.01D hereto. A list of the Specifications for the Phase II Project, as developed on the date of the Fifth Amendment, is set forth in Schedule 1.01D-1996 hereto.

         "Specified Early Period Default" shall mean any of the following Events of Default which occurs or first exists during the Early Period: (i) an Event of Default specified in Section 7.01(c) hereof which relates to a representation or warranty made in Section 3.04, 3.05(b)(iii), 3.18(c), 3.21, 3.24, 3.26, 3.27, 3.28, or 3.29 hereof; (ii) an Event of Default specified in
Section 7.01(e) hereof which relates to a covenant made in Section 5.03, 5.05, 5.07(c), 5.14(b) or 5.15; (iii) an Event of Default specified in Section 7.01(f), 7.01(g), 7.01(h), 7.01(i), 7.01(n), 7.01(o), 7.01(t) or 7.01(z)
hereof; or (iv) an Event of Default specified in Section 7.01(c) hereof which relates to a representation or warranty made in Section 3.17 to the extent such representation or warranty relates to a Specified Early Period Default (other than pursuant to this clause (iv).

         "Specified Permitted Capital Expenditures" shall have the meaning set forth in Section 6.13.

         "Standard Notice" shall mean an irrevocable notice provided to the Agent on a Business Day which is

                 (a) On or before the same Business Day in the case of selection of, conversion to or renewal of the Base Rate Option or prepayment of any Base Rate Portion;

                 (b) At least four London Business Days in advance in the case of selection of the Euro-Rate Option or prepayment of any Euro-Rate Portion.


Standard Notice must be provided no later than 10:00 a.m., Pittsburgh time, on the last day permitted for such notice.

         "Standby Letter of Credit" shall mean a Letter of Credit which is not a Trade Letter of Credit.

         "Stock Payment" by any Person shall mean any dividend, distribution or payment of any nature (whether in cash, securities, or other property) on account of or in respect of any shares of the capital stock (or warrants, options or rights therefor) of such Person, including but not limited to any payment on account of the purchase, redemption, retirement, defeasance or acquisition of any shares of the capital stock (or warrants, options or rights therefor) of such Person, in each case regardless of whether required by the terms of such capital stock (or warrants, options or rights) or any other agreement or instrument.

         "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement, dated as of the date hereof, by and among Holdings and the other parties thereto.

         "Subordinated Debt Purchase Agreement" shall mean the Subordinated Note and Warrant Purchase Agreement, dated as of June 30, 1994, among the Borrower, Whitney Subordinated Debt Fund, L.P. and the several purchasers named therein, as the same may be amended in accordance with the terms of Section
6.15 hereof.

         "Subordinated Guarantee" shall mean the Subordinated Guarantee, dated as of June 30, 1994, issued by Holdings and Salesco for the benefit of the holders of the Subordinated Notes, it being understood that references herein to the agreements governing the Subordinated Notes shall include, without limitation, the Subordinated Guarantee.

         "Subordinated Notes" shall mean the promissory notes made by the Borrower evidencing the Indebtedness incurred pursuant to the Subordinated Debt Purchase Agreement.

         "Subordinated Subsidiary Guarantee" shall mean any subordinated Guaranty Equivalent by a Subsidiary of the Borrower substantially in the form of Exhibit G to the Subordinated Debt Purchase Agreement.

         "Subsidiary" shall mean any corporation of which a majority (by number of shares or number of votes) of any class of outstanding capital stock normally entitled to vote for the election of one or more directors (regardless of any contingency which does or may suspend or dilute the voting rights of such class) is at such time owned directly or indirectly, beneficially or of record, by Holdings, Salesco, the Borrower or one or more Subsidiaries of the Borrower.

         "Subsidiary Guaranty" shall mean a Guaranty and Suretyship Agreement, substantially in the form of Exhibit R hereto, entered into by a Subsidiary in compliance with Section 6.04(e) hereof.

         "Tangible Net Worth" at any time shall mean the total amount of stockholders' equity of the Borrower Group at such time determined on a consolidated basis in accordance with GAAP, except that there shall be deducted therefrom the book value of all intangible assets (other than the asset denominated the I&M Transmission Facilities Agreement which corresponds to the I&M Development Debt) and deferred charges of the Borrower Group at such time (that were created after the Financial Covenant Date) determined in accordance with GAAP.

         "Tax Affected Lender" shall have the meaning assigned to that term in
Section 2.14(f) hereof.

         "Taxes" shall have the meaning set forth in Section 2.14 hereof.

         "Term Lenders" shall mean the Tranche A Lenders, the Tranche B Lenders, the Tranche C Lenders and the Tranche D Lenders.

         "Term Loans" shall mean the Tranche A Loans, the Tranche B Loans, the Tranche C Loans and the Tranche D Loans, collectively.

         "Term Loan Commitment" shall mean, for any Lender, its

Tranche A Loan Commitment, Tranche B Loan Commitment, Tranche C Loan Commitment and Tranche D Loan Commitment.

         "Term Loan Commitment Fee" shall mean the Tranche A Commitment Fee plus the Tranche B Commitment Fee plus the Tranche C Loan Commitment Fee plus the Tranche D Commitment Fee.

         "Term Loan (A and B) Commitment Period" shall mean the period from the date hereof to and including the date which is 180 days after the Phase I Project Acceptance Date, but in any event not later than April 30, 1997.

         "Term Loan (D) Commitment Period shall mean the period from the date of execution of the Fifth Amendment to and including the date which is 180 days after the Phase II Project Acceptance Date, but in any event not later than June 30, 1998.

         "Term Loan Commitment Period" shall mean the period from the date hereof to and including the later to occur of the last day of the Term Loan (A and B) Commitment Period and the last day of the Term Loan (D) Commitment Period.

         "Term Loan Committed Amount" shall mean, for any Lender, the sum of such Lender's Tranche A Committed Amount, Tranche B Committed Amount, Tranche C Committed Amount and Tranche D Committed Amount.

         "Term Loan Notes" shall mean the Tranche A Notes, the Tranche B Notes, the Tranche C Notes and the Tranche D Notes, and "Term Loan Note" shall mean any one of them.

         "Total Revolving Credit Exposure" of any Lender at any time shall mean the sum of the outstanding principal amount of such Lender's Revolving Credit Loans plus such Lender's Pro Rata share of the aggregate Letter of Credit Exposure at such time.

         "Trade Letter of Credit" shall mean a Letter of Credit which is designated as such by the Issuing Bank after determination by the Issuing Bank that such Letter of Credit may, in accordance with the Issuing Bank's usual operating practice, be treated as a documentary or trade letter of credit.

         "Tranche A" and "Tranche A Loan" shall have the meanings set forth in Section 2.03 hereof.

         "Tranche B" and "Tranche B Loan" shall have the meanings set forth in
Section 2.03 hereof.

         "Tranche C" and "Tranche C Loan" shall have the meanings set forth in
Section 2.03(c) hereof.

         "Tranche D" and "Tranche D Loan" shall have the meanings set forth in
Section 2.03(d) hereof.

         "Tranche A Commitment Fee" shall have the meaning set forth in Section
2.04 hereof.

         "Tranche B Commitment Fee" shall have the meaning set forth in Section
2.04 hereof.

         "Tranche C Commitment Fee" shall have the meaning set forth in Section
2.04 hereof.

         "Tranche D Commitment Fee" shall have the meaning set forth in Section
2.04 hereof.

         "Tranche A Commitment Percentage" for any Lender shall mean the Tranche A Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in
Section 9.14 hereof.

         "Tranche B Commitment Percentage" for any Lender shall mean the Tranche B Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in
Section 9.14 hereof.

         "Tranche C Commitment Percentage" for any Lender shall mean the Tranche C Commitment Percentage for such Lender set forth below its name on the signature page hereof, subject to transfer to another Lender as provided in
Section 9.14 hereof.

         "Tranche D Commitment Percentage" for any Lender shall mean the Tranche D Commitment Percentage for such Lender set forth below its name on the signature page of the Fifth Amendment, subject to transfer to another Lender as provided in Section 9.14 hereof.

         "Tranche A Committed Amount" for any Lender shall mean the amount set forth as its "Tranche A Committed Amount" below its name on the signature pages hereof, subject to transfer to another Lender as provided in Section 9.14 hereof.

         "Tranche B Committed Amount" for any Lender shall mean the amount set forth as its "Tranche B Committed Amount" below its name on the signature pages hereof, subject to transfer to another Lender as provided in Section 9.14 hereof.

         "Tranche C Committed Amount" for any Lender shall mean the amount set forth as its "Tranche C Committed Amount" below its name on the signature pages hereof, subject to transfer to another Lender as provided in Section 9.14 hereof.

         "Tranche D Committed Amount" for any Lender shall mean the amount set forth as its "Tranche D Committed Amount" below its name on the signature pages to the Fifth Amendment, subject to transfer to another Lender as provided in
Section 9.14 hereof.

         "Tranche A Lenders" shall mean the Lenders listed on the signature pages hereof who have a Tranche A Committed Amount greater than zero set forth thereon, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders; "Tranche A Lender" shall mean any one of them.

         "Tranche B Lenders" shall mean the Lenders listed on the signature pages hereof who have a Tranche B Committed Amount greater than zero set forth thereon, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders; "Tranche B Lender" shall mean any one of them.

         "Tranche C Lenders" shall mean the Lenders listed on the signature pages hereof who have a Tranche C Committed Amount greater than zero set forth thereon, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders; "Tranche C Lender" shall mean any one of them.

         "Tranche D Lenders" shall mean the Lenders listed on the signature pages to the Fifth Amendment who have a Tranche D Committed Amount greater than zero set forth thereon, subject to the provisions of Section 9.14 hereof pertaining to Persons becoming or ceasing to be Lenders; "Tranche D Lender" shall mean any one of them.

         "Tranche A Loan Commitment" shall have the meaning set forth in
Section 2.03(a) hereof.

         "Tranche B Loan Commitment" shall have the meaning set forth in
Section 2.03(b) hereof.

         "Tranche C Loan Commitment" shall have the meaning set forth in
Section 2.03(c) hereof.

         "Tranche D Loan Commitment" shall have the meaning set forth in
Section 2.03(d) hereof.

         "Tranche A Maturity Date" shall mean September 30, 2000.

         "Tranche B Maturity Date" shall mean September 30, 2001 subject to extension to March 31, 2002 pursuant to Section 2.03(f).

         "Tranche C Maturity Date" shall mean September 30, 2000.

         "Tranche D Maturity Date" shall mean March 31, 2002.

         "Tranche A Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.03(a)(iii) hereof, or any promissory note issued in substitution therefor pursuant to Sections 2.15(b) or 9.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part, and "Tranche A Note" shall mean any one of them.

         "Tranche B Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.03(b)(iii) hereof, or any promissory note issued in substitution therefor pursuant to Sections 2.15(b) or 9.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part, and "Tranche B Note" shall mean any one of them.

         "Tranche C Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.03(c)(iii) hereof, or any promissory note issued in substitution therefor pursuant to Sections 2.15(b) or 9.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part, and

"Tranche C Note" shall mean any one of them.

         "Tranche D Notes" shall mean the promissory notes of the Borrower executed and delivered under Section 2.03(d)(iii) hereof, or any promissory note issued in substitution therefor pursuant to Sections 2.15(b) or 9.14(c) hereof, together with all extensions, renewals, refinancings or refundings thereof in whole or part, and "Tranche D Note" shall mean any one of them.

         "Transfer Effective Date" shall have the meaning set forth in the applicable Transfer Supplement.

         "Transfer Supplement" shall have the meaning set forth in Section 9.14(c) hereof.

         "Treasury Rate" as of any Funding Breakage Date shall mean the rate per annum determined by the applicable Lender (which determination shall be conclusive absent manifest error) to be the semiannual equivalent yield to maturity (expressed as a semiannual equivalent and decimal and, in the case of United States Treasury bills, converted to a bond equivalent yield) for United States Treasury securities maturing on the last day of the corresponding Funding Period and trading in the secondary market in reasonable volume (or if no such securities mature on such date, the rate determined by standard securities interpolation methods as applied to the series of securities maturing as close as possible to, but earlier than, such date, and the series of such securities maturing as close as possible to, but later than, such date).

         "Work in Process" shall mean steel awaiting processing.

         "Working Capital" at any time shall mean Current Assets at such time minus Current Liabilities at such time.

                 1.02. Construction. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole; "or" has the inclusive meaning represented by the phrase "and/or"; and "property" includes all properties and assets of any kind or nature, tangible or intangible, real, personal or mixed. References in this Agreement to "determination" (and similar terms) by the Agent or by any Lender include good faith estimates by the Agent or by any Lender (in the case of quantitative determinations) and good faith beliefs by the Agent or by any Lender (in the case of qualitative determinations). The words "hereof," "herein," "hereunder" and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to "out-of-pocket expenses" of a Person (and similar terms) include, but are not limited to, the fees of in-house counsel and other in-house professionals of such Person to the extent that such fees are routinely identified and separately and specifically charged under such Person's normal cost accounting system consistent with past practice. The terms "include" and "including" mean "including without limitation". The section and other headings contained in this Agreement and the Table of Contents preceding this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection and exhibit references are to this Agreement unless otherwise specified.

                 1.03.  Accounting Principles.

                 (a) As used herein, "GAAP" shall mean generally accepted accounting principles in the United States, applied on a basis consistent with the principles used in preparing the Borrower's financial statements as of June 30, 1994 and for the fiscal quarter then ended.


                 (b) Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters shall be made, and all financial statements to be delivered pursuant to this Agreement shall be prepared, in accordance with GAAP (including principles of consolidation where appropriate), and all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                 (c) If and to the extent that the financial statements generally prepared by the Borrower apply accounting principles other than GAAP, all financial statements referred to in this Agreement or any other Loan Document shall be delivered in duplicate, one set based on the accounting principles then generally applied by the Borrower and one set based on GAAP.
To the extent this Agreement or such other Loan Document requires financial statements to be accompanied by an opinion of independent accountants, each set of financial statements shall be accompanied by such an opinion.


                                   ARTICLE II
                                  THE CREDITS

                 2.01.  Revolving Credit Loans.

                 (a) Revolving Credit Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Revolving Credit Lender, severally and not jointly, agrees (such agreement being herein called such Revolving Credit Lender's "Revolving Credit Commitment") to make loans (the "Revolving Credit Loans") to the Borrower at any time or from time to time on or after the Phase I Project Commissioning Date and to but not including the Revolving Credit Maturity Date. A Revolving Credit Lender shall have no obligation to make any Revolving Credit Loan to the extent that the aggregate principal amount of such Revolving Credit Lender's Total Revolving Credit Exposure at any time would exceed the lesser of (x) such Revolving Credit Lender's Revolving Credit Committed Amount at such time and
(y) such Revolving Credit Lender's Pro Rata share of the Borrowing Base at such time. Each Revolving Credit Lender's "Revolving Credit Committed Amount" at any time shall be equal to the amount set forth as its "Initial Revolving Credit Committed Amount" below its name on the signature pages hereof, as such amount may have been reduced under Section 2.02 hereof at such time, and subject to transfer to another Lender as provided in Section 9.14 hereof.

                 (b) Nature of Credit. Within the limits of time and amount set forth in this Section 2.01, and subject to the provisions of this Agreement, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder.

                 (c) Revolving Credit Notes. The obligation of the Borrower to repay the unpaid principal amount of the Revolving Credit Loans made to it by each Revolving Credit Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower, one to each Revolving Credit Lender, dated the Closing Date (the "Revolving Credit Notes") in substantially the form attached hereto as Exhibit A, with the blanks appropriately filled, payable to the order of such Revolving Credit Lender in a face amount equal to such Revolving Credit Lender's Initial Revolving Credit Committed Amount.

                 (d) Maturity. To the extent not due and payable earlier, the Revolving Credit Loans shall be due and payable on the Revolving Credit Maturity Date.

                 (e) Letters of Credit. Letters of Credit may be issued in accordance with the terms and provisions of Section 2.17 hereof.

                 2.02. Revolving Credit Commitment Fee; Reduction of the Revolving Credit Committed Amounts.

                 (a) Revolving Credit Commitment Fee. The Borrower shall pay to the Agent for the account of each Revolving Credit Lender a commitment fee (the "Revolving Credit Commitment Fee") equal to (A) until the Phase I Project Commissioning Date (w) 0.25% per annum (based on a year of 365 days and actual days elapsed) for each day from and including the date hereof to and including the day on which the aggregate amount of outstanding Revolving Credit Loans and the Letter of Credit Exposure first reaches $3,000,000, and (x) 0.50% per annum (based on a year of 365 days and actual days elapsed), for each day thereafter to but not including the Revolving Credit Maturity Date or (B) from and after the Phase I Project Commissioning Date (y) 0.125% per annum (based on a year of 365 days and actual days elapsed) for each day from and including the date hereof to and including the day on which the aggregate amount of outstanding Revolving Credit Loans and the Letter of Credit Exposure first reaches $3,000,000, and (z) 0.375% per annum or, for any Level 5 Day, 0.25% per annum (based on a year of 365 days and actual days elapsed), for each day thereafter to but not including the Revolving Credit Maturity Date, on the amount (not less than zero) equal to (i) such Revolving Credit Lender's Revolving Credit Committed Amount on such day, minus (ii) the aggregate principal amount of such Revolving Credit Lender's Revolving Credit Loans outstanding on such day, minus
(iii) such Revolving Credit Lender's Pro Rata share of Letter of Credit Exposure on such day. Such Revolving Credit Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid: (x) on each Regular Payment Date, (y) on the date of each reduction of the Revolving Credit Committed Amounts (whether optional or mandatory) on the amount so reduced and (z) on the Revolving Credit Maturity Date.

                 (b) Reduction of the Revolving Credit Committed Amounts. The Borrower may at any time or from time to time reduce Pro Rata the Revolving Credit Committed Amounts of the Revolving Credit Lenders to an aggregate amount (which may be zero) not less than the sum of the unpaid principal amount of the Revolving Credit Loans then outstanding plus the principal amount of all Revolving Credit Loans not yet made as to which notice has been given by the Borrower under Section 2.05 hereof plus the Letter of Credit Exposure at such time; provided, however, that at any time when there is outstanding any borrowered or unborrowed Tranche C Committed Amount, any reduction of the Revolving Credit Committed Amounts shall require the consent of Lenders (other than the Designated

Lender) which are not Revolving Credit Lenders and which have at least 51% of the Committed Amounts of all Lenders (other than the Designated Lender) which are not Revolving Credit Lenders. Any reduction of the Revolving Credit Committed Amounts shall be in an aggregate amount which is an integral multiple of $1,000,000. Reduction of the Revolving Credit Committed Amounts shall be made by providing not less than three Business Days' notice (which notice shall be irrevocable) to such effect to the Agent. After the date specified in such notice the Revolving Credit Commitment Fee shall be calculated upon the Revolving Credit Committed Amounts as so reduced.

                 2.03.  Term Loans.

                 (a)  Tranche A Loans.

                 (i) Tranche A Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Tranche A Lender, severally and not jointly, agrees (such agreement being herein called such Tranche A Lender's "Tranche A Loan Commitment") to make loans (the "Tranche A Loans") to the Borrower during the Term Loan (A and B) Commitment Period in such principal amounts as may be requested by the Borrower but not exceeding such Lender's Tranche A Committed Amount.

                 (ii) Nature of Credit. The Borrower may not reborrow amounts repaid with respect to Tranche A Loans.

                 (iii) Tranche A Notes. The obligation of the Borrower to repay the unpaid principal amount of the Tranche A Loan made to it by each Tranche A Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower to each Tranche A Lender, dated the Closing Date (the "Tranche A Notes") in substantially the form attached hereto as Exhibit B-1, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to the principal amount of such Lender's Tranche A Committed Amount.

                 (b)  Tranche B Loans.

                 (i) Tranche B Loan Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Tranche B Lender, severally and not jointly, agrees (such agreement being herein called such Tranche B Lender's "Tranche B Loan Commitment") to make loans (the "Tranche B Loans") to the Borrower during the Term Loan (A and B) Commitment Period in such principal amounts as may be requested by the Borrower but not exceeding such Lender's Tranche B Committed Amount.

                 (ii) Nature of Credit. The Borrower may not reborrow amounts repaid with respect to Tranche B Loans.

                 (iii) Tranche B Notes. The obligation of the Borrower to repay the unpaid principal amount of the Tranche B Loan made to it by each Tranche B Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower to each Tranche B Lender, dated the Closing Date (the "Tranche B Notes") in substantially the form attached hereto as Exhibit B-2, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to the principal amount of such Lender's Tranche B Committed Amount.

                 (c)  Tranche C Loans.

                 (i) Tranche C Commitments. Subject to the terms and conditions (which conditions shall, as set forth in Section 4.04, include the occurrence of a Cost Overrun Event and the written consent of the Required Overrun Decision Lenders, which consent may be given or withheld in their sole and absolute discretion) and relying upon the representations and warranties herein set forth, each Tranche C Lender, severally and not jointly, agrees (such agreement being herein called such Tranche C Lender's "Tranche C Loan Commitment") to make loans (the "Tranche C Loans") to the Borrower during the Term Loan (A and B) Commitment Period (but not after the making of the first Tranche D Loan) in such principal amounts as may be requested or deemed to be requested by the Borrower but not exceeding such Lender's Tranche C Committed Amount. The Borrower confirms that, notwithstanding the designation of the Tranche C Commitments as "Commitments" and notwithstanding the requirement to pay the Tranche C Commitment Fee, Tranche C Loans will not be made unless the Required Overrun Decision Lenders, in their sole and absolute discretion, shall have consented thereto in writing. If a Cost Overrun Event occurs the Borrower shall request, and shall be deemed to have requested, the Tranche C Lenders to make Tranche C Loans in an aggregate amount equal to the amount of the related Cost Overrun.

                 (ii) Nature of Credit. The Borrower may not reborrow amounts repaid with respect to Tranche C Loans.

                 (iii) Tranche C Notes. The obligation of the Borrower to repay the unpaid principal amount of the Tranche C Loan made to it by each Tranche C Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower to each Tranche C Lender, dated the Closing Date (the "Tranche C Notes") in substantially the form attached hereto as Exhibit B-3, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to the principal amount of such Lender's Tranche C Committed Amount.

                 (d)  Tranche D Loans.

                 (i) Tranche D Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Tranche D Lender, severally and not jointly, agrees (such agreement being herein called such Tranche D Lender's "Tranche D Loan Commitment") to make loans (the "Tranche D Loans") to the Borrower during the Term Loan (D) Commitment Period in such principal amounts as may be requested by the Borrower but not exceeding such Lender's Tranche D Committed Amount.

                 (ii) Nature of Credit. The Borrower may not reborrow amounts repaid with respect to Tranche D Loans.

                 (iii) Tranche D Notes. The obligation of the Borrower to repay the unpaid principal amount of the Tranche D Loan made to it by each Tranche D Lender and to pay interest thereon shall be evidenced in part by promissory notes of the Borrower to each Tranche D Lender, dated the Initial Tranche D Funding Availability Date (the "Tranche D Notes") in substantially the form attached hereto as Exhibit B-4-1996, with the blanks appropriately filled, payable to the order of such Lender in a face amount equal to the principal amount of such Lender's Tranche D Committed Amount.

                 (e) Advances. Subject to the conditions set forth herein, up to 30 advances may be made (not more often than twice monthly) Pro Rata of the Tranche A Loans and the Tranche B Loans during the Term Loan (A and B) Commitment Period and up to 30 advances may be made (not more often than twice monthly) Pro Rata of the Tranche D Loans. Each such advance shall be an integral multiple of $500,000 which is not less than $1,000,000. No advances of the Tranche A Loans, the Tranche B Loans or the Tranche C Loans shall be made after the expiration of the Term Loan (A and B) Commitment Period, at which time the Term Lenders' Tranche A Loan Commitments, Tranche B Loan Commitments and Tranche C Loan Commitments shall expire. No advances of the Tranche C Loans shall be made after the making of the first

Tranche D Loans, at which time the Tranche C Loans Commitments shall expire.
No advances of the Tranche D Loans shall be made after the expiration of the Term Loan (D) Commitment Period, at which time the Tranche D Lenders' Tranche D Loan Commitments shall expire.

                 (f) Scheduled Amortization; Maturity. Subject to the last sentence of this Section 2.03(f), the Term Loans shall be due and payable in installments on the dates and in the amounts corresponding to the percentages as set forth below:

                     Percentage of Initial Principal Amount
                         of Term Loans Due and Payable

      Date                   Tranche A      Tranche B       Tranche C        Tranche D
      ----                   ---------      ---------       ---------        ---------
September 30, 1997              5.0%           -               5.0%             -
March 31, 1998                 12.5%           5.0%           12.5%             -
September 30, 1998             12.5%           5.0%           12.5%             8.5%
March 31, 1999                 15.0%           5.0%           15.0%             8.5%
September 30, 1999             15.0%           5.0%           15.0%             8.5%
March 31, 2000                 20.0%           5.0%           20.0%             8.5%
September 30, 2000             20.0%           5.0%           20.0%            10.0%
March 31, 2001                  -             35.0%            -               10.0%
September 30, 2001                            35.0%            -               10.0%
March 31, 2002                  -              -               -               36.0%
                              ------         ------          ------           ------

                              100.0%         100.0%          100.0%           100.0%
                              ------         ------          ------           ------


The "Initial Principal Amount of Term Loans" shall be the principal amount outstanding on the date the Term Loan Commitments expire. To the extent not due and payable earlier, the Tranche A Loans shall be due and payable on the Tranche A Maturity Date, the Tranche B Loans shall be due and payable on the Tranche B Maturity Date, the Tranche C Loans shall be due and payable on the Tranche C Maturity Date and the Tranche D Loans shall be due and payable on the Tranche D Maturity Date. Notwithstanding the foregoing, upon the making of the initial Tranche D Loans, the dates and amounts for payment of installments of principal of the Tranche B Loans shall be automatically changed to be as follows:

                     Date                                 Tranche B
                     ----                                 ---------
              September 30, 1997                             -
              March 31, 1998                                 8.3%
              September 30, 1998                             8.3%

              March 31, 1999                                 8.3%
              September 30, 1999                             8.3%
              March 31, 2000                                 8.3%
              September 30, 2000                             8.3%
              March 31, 2001                                16.7%
              September 30, 2001                            16.7%
              March 31, 2002                                16.8%
                                                           ------
                                                           100.0%
                                                           ------


                 2.04.  Term Loan Commitment Fees.

                 (a) Tranche A Commitment Fee. The Borrower shall pay to the Agent for the account of each Tranche A Lender a commitment fee (the "Tranche A Commitment Fee") equal to (a) 0.25% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of the Tranche A Lender's total Tranche A Committed Amount, for each day from and including the date hereof to and including the date the first advance is made under the Tranche A Loans, (b) 0.50% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of such Tranche A Lender's Tranche A Committed Amount, for each day thereafter to but not including the Phase I Project Commissioning Date and
(c) 0.375% for each day from the Phase I Project Commissioning Date to and including the last day of the Term Loan (A and B) Commitment Period.

                 (b) Tranche B Commitment Fee. The Borrower shall pay to the Agent for the account of each Tranche B Lender a commitment fee (the "Tranche B Commitment Fee") equal to (a) 0.25% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of the Tranche B Lender's total Tranche B Committed Amount, for each day from and including the date hereof to and including the date the first advance is made under the Tranche B Loans,
(b) 0.50% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of such Tranche B Lender's Tranche B Committed Amount, for each day thereafter for each day thereafter to but not including the Phase I Project Commissioning Date and (c) 0.375% for each day from the Phase I Project Commissioning Date to and including the last day of the Term Loan (A and B) Commitment Period.

         (c) Tranche C Commitment Fee. The Borrower shall pay to the Agent for the account of each Tranche C Lender a commitment fee (the "Tranche C Commitment Fee") equal to

(a) 0.25% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of the Tranche C Lender's total Tranche C Committed Amount, for each day from and including the date hereof to and including the date the first advance is made under the Tranche A Loans (as opposed to the Tranche C Loans), and (b) 0.50% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of such Tranche C Lender's Tranche C Committed Amount, for each day thereafter to and including the last day of the Term Loan (A and B) Commitment Period (or, if earlier, the date of the expiration of the Tranche C Loan Commitment upon the making of the initial Tranche D Loans).

                 (d) Tranche D Commitment Fee. The Borrower shall pay to the Agent for the account of each Tranche D Lender a commitment fee (the "Tranche D Commitment Fee") equal to (a) 0.125% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of the Tranche D Lender's total Tranche D Committed Amount, for each day from and including the date hereof to and including the date the first advance is made under the Tranche D Loans and
(b) 0.375% per annum (based on a year of 365 days and actual days elapsed) on the unused portion of such Tranche D Lender's Tranche D Committed Amount, for each day thereafter to and including the last day of the Term Loan (D) Commitment Period.

                 (e) Each of the Tranche A Commitment Fee, the Tranche B Commitment Fee, the Tranche C Commitment Fee and the Tranche D Commitment Fee shall be due and payable for the preceding period for which such fee has not been paid on each Regular Payment Date and on the last day of the Term Loan (A and B) Commitment Period or Term Loan (D) Commitment Period, as the case may be.

                 2.05. Making of Loans. Whenever the Borrower desires that the Lenders make Revolving Credit Loans or Term Loans, the Borrower shall provide Standard Notice to the Agent setting forth the following information (a separate notice being required for each such type of Loans):

                 (a) Whether the proposed Loans are Revolving Credit Loans or Term Loans;

                 (b) The date, which shall be a Business Day, on which such proposed Loans are to be made;

                 (c) The aggregate principal amount of such proposed Loans, which shall be the sum of the principal amounts selected pursuant to clause (d) of this Section 2.05, and which (in the case of proposed Revolving Credit Loans) shall be an integral multiple of $500,000 not less than $1,000,000 and which (in the case of proposed Term Loans) shall be in the amount set forth in Section 2.03(e) hereof;

                 (d) The interest rate Option or Options selected in accordance with Section 2.06(a) hereof and the principal amounts selected in accordance with Section 2.06(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion, as the case may be, of such proposed Loans; and

                 (e) With respect to each such Funding Segment of such proposed Loans, the Funding Period to apply to such Funding Segment, selected in accordance with Section 2.06(c) hereof.

Standard Notice having been so provided, the Agent shall promptly notify each Lender no later than 12:00 o'clock Noon, Pittsburgh time, of the information contained therein and of the amount of such Lender's Loan. Unless any applicable condition specified in Article IV hereof has not been satisfied, on the date specified in such Standard Notice each Lender shall make the proceeds of its Loan available to the Agent at the Agent's Office, no later than 2:00 o'clock P.M., Pittsburgh time, in funds immediately available at such Office. Promptly after its receipt thereof, the Agent will make the funds so received available to the Borrower in funds immediately available at the Agent's Office. If the Borrower is deemed to have requested Tranche C Loans pursuant to 2.03(c) upon a Cost Overrun Event, unless the Borrower gives contrary notice as aforesaid, the Funding Period applicable to such Loans shall initially be one month and the date of the making of such Loans shall be the date specified in notice by the Required Lenders to the Agent and the Borrower.

                 2.06.  Interest Rates.

                 (a) Optional Bases of Borrowing. The unpaid principal amount of the Revolving Credit Loans shall bear interest for each day until due on one or more bases selected by the Borrower from among the interest rate Options set forth below. The unpaid principal amount of the Term Loans shall bear interest for each day on the basis of the Euro-Rate Option described below. Subject to the provisions of this Agreement the Borrower may select different Options to apply simultaneously to different Portions of the Revolving Credit Loans and may select different Funding Segments to apply simultaneously to different parts of the Euro-Rate Portion of the Loans. Each selection of a rate Option shall apply separately and without overlap to the Revolving Credit Loans as a class, the Tranche A Loans as a class, the Tranche B Loans as a class, the Tranche C Loans as a class and the Tranche D Loans as a class. The aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Revolving Credit Loans at any time from and after the Phase I Project Acceptance date shall not exceed eight, the aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Tranche A Loans at any time shall not exceed eight, the aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Tranche B Loans at any time shall not exceed eight, the aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Tranche C Loans at any time shall not exceed eight and the aggregate number of Funding Segments applicable to the Euro-Rate Portion of the Tranche D Loans at any time from and after the Phase II Project Acceptance Date shall not exceed eight.

              (i) "Base Rate Option": A rate per annum (computed on the basis of a year of 365 days and actual days elapsed) for each day equal to the Base Rate for such day plus the Applicable Margin for such day. The "Base Rate" for any day shall mean the greater of (A) the Prime Rate for such day or (B) 0.50% plus the Federal Funds Effective Rate for such day, such interest rate to change automatically from time to time effective as of the effective date of each change in the Prime Rate or the Federal Funds Effective Rate.

             (ii) "Euro-Rate Option": A rate per annum (based on a year of 360 days and actual days elapsed) for each day equal to the Euro-Rate for such day plus the Applicable Margin for such day. "Euro-Rate" for any day, as used herein, shall mean for each Funding Segment of the Euro-Rate Portion corresponding to a proposed or existing Euro-Rate Funding Period the rate per annum determined by the Agent by dividing (the resulting quotient to be rounded upward to the nearest 1/100 of 1%) (A) the rate of interest (which shall be the same for each day in such Euro-Rate Funding Period) quoted on the Reuter's screen ISDA page to be (or, if such Reuter's quotation is not available, determined in good faith by the Agent, after inquiry to three reference banks selected by the Agent from among the Lenders, in accordance with its usual procedures when reference banks are consulted (which determination shall be conclusive) to be) the average of the rates per annum for deposits in Dollars offered to major money center banks in the London interbank market at approximately 11:00 a.m., London time, two London Business Days prior to the first day of such Euro-Rate Funding Period for delivery on the first day of such Euro-Rate Funding Period in amounts comparable to such Funding Segment and having maturities comparable to such Funding Period by (B) a number equal to 1.00 minus the Euro-Rate Reserve Percentage.

         "Euro-Rate Reserve Percentage" for any day shall mean the percentage (expressed as a decimal, rounded upward to the nearest 1/100 of 1%), as determined in good faith by the Agent (which determination shall be conclusive absent manifest error), which is in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) representing the maximum reserve requirement (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities") of a member bank in such System. The Euro-Rate shall be adjusted automatically as of the effective date of each change in the Euro-Rate Reserve Percentage. The Euro-Rate Option shall be calculated in accordance with the foregoing whether or not any Lender is actually required to hold reserves in connection with its eurocurrency funding or, if required to hold such reserves, is required to hold reserves at the "Euro-Rate Reserve Percentage" as herein defined.

         The Agent shall give prompt notice to the Borrower and to the Lenders of the Euro-Rate determined or adjusted in accordance with the definition of the Euro-Rate, which determination or adjustment shall be conclusive if made in good faith.

         (b)  Applicable Margins.

         (i) As used herein:

                "Level 1 Day" means any day prior to the Phase I Project Commissioning Date;

                "Level 2 Day" means a day during the period from the Phase I Project Commissioning Date to, but not including, the Initial Tranche D Funding Availability Date and any day thereafter which is not a Level 3 Day, a Level 4 Day or a Level 5 Day;

                "Level 3 Day" means a day during the period from the Initial Tranche D Funding Availability Date to, but not including, the Phase II Project Acceptance Date, provided, however, that a day may not be a Level 3 Day unless either the Fixed Charge Coverage Ratio for the quarter ending June 30, 1996 shall be 1.05 or higher, the Fixed Charge Coverage Ratio for the quarter ending September 30, 1996 shall be

         1.15 or higher or the Fixed Charge Coverage Ratio for any one fiscal quarter ending after October 1, 1996 shall be 1.25 or higher;

                 "Level 4 Day" means a day from and after the Phase II Project Acceptance Date which is not a Level 5 Day; provided, however, that a day may not be a Level 4 Day unless the Fixed Charge Coverage Ratio for any one fiscal quarter ending on or after the Phase II Project Acceptance Date shall be 1.5 or higher; and

                 "Level 5 Day" means a day from and after the Phase II Project Acceptance Date as to which EBITDA for the then most recently completed period of twelve consecutive calendar months (which period shall have commenced after the Phase II Project Acceptance Date) shall exceed $100,000,000, provided, however, that a day may not be a Level 5 Day unless the Fixed Charge Coverage Ratio for any one fiscal quarter (which quarter shall have ended on or after a day on or before which EBITDA for any period of twelve consecutive calendar months shall have exceeded $100,000,000) shall be 1.5 or higher.

                 (ii) The "Applicable Margin" for each installment of each type of Loan and interest rate Option for any day shall mean the applicable percentage set forth in this clause (ii). The Applicable Margin for the Base Rate Option with respect to all Loans will be 1.50% for each Level 1 Day, 0.50% for each Level 2 Day, each Level 3 Day and each Level 4 Day and zero percent for each Level 5 Day. The Applicable Margin for the Euro-Rate Option with respect to the Tranche A Loans, the Tranche C Loans and the Revolving Credit Loans will be 2.50% for each Level 1 Day, 2.0% for each Level 2 Day, 1.75% for each Level 3 Day, 1.50% for each Level 4 Day and 1.25% for each Level 5 Day. The Applicable Margin for the Euro-Rate Option with respect to the Tranche B Loans (except for the installment thereof due March 31, 2002) will be 3.0% for each Level 1 Day, 2.0% for each Level 2 Day, 1.75% for each Level 3 Day, 1.50% for each Level 4 Day and 1.25% for each Level 5 Day. The Applicable Margin for the Euro-Rate Option with respect to the Tranche D Loans (except for the installment thereof due March 31, 2002) will be 2.0% for each Level 2 Day, 1.75% for each Level 3 Day, 1.50% for each Level 4 Day and 1.25% for each Level 5 Day. The Applicable Margin for the Euro-Rate Option with respect to the installments of the Tranche B Loans and the Tranche D Loans due March 31, 2002 will be 3.0% for each Level 1 Day, 2.25% for each Level 2 Day, 2.0% for each Level 3 Day, 1.75% for each Level 4 Day and 1.375% for each Level 5 Day.

                 (iii) Notwithstanding clause (ii) above, upon the occurrence of an Event of Default, the Applicable Margin for each type of Loan and the interest rate option for any day shall mean the percentage set forth with respect thereto in clause (ii) plus 2%.
         Such Applicable Margin shall remain in effect from the date of the occurrence of such Event of Default until the earlier to occur of (a) the date on which such Event of Default is cured or waived or otherwise ceases to exist (and no other Event of Default exists), in which case the Applicable Margin shall be determined in accordance with clause (ii) above, and (b) the date on which the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations are declared to be immediately due and payable pursuant to
         Section 7.02(a)(ii) hereof, in which case Section 2.12(c) shall apply.

                 (c) Funding Periods. At any time when the Borrower shall select, convert to or renew the Euro-Rate Option to apply to any part of the Loans, the Borrower shall specify one or more periods (the "Funding Periods") during which each such Option shall apply, such Funding Periods being one, two, three or six months ("Euro-Rate Funding Period"); provided, that:

              (i) Each Euro-Rate Funding Period shall begin on a London Business Day, and the term "month", when used in connection with a Euro-Rate Funding Period, shall mean the interval between the Euro-Convention Dates in consecutive calendar months as to such Euro-Rate Funding Period (and the "Euro-Convention Date" in a calendar month as to any Euro-Rate Funding Period shall mean the day in such calendar month numerically corresponding to the first day of such Euro-Rate Funding Period, except (x) if there is no such numerically corresponding day in a calendar month, the "Euro-Convention Date" for such calendar month shall mean the last London Business Day of such calendar month, (y) if the first day of such Euro-Rate Period is the last day of a calendar month, the "Euro-Convention Date" for any calendar month shall mean the last London Business Day of such calendar month and (z) otherwise, if a numerically corresponding day in a given calendar month is not a London Business Day, the "Euro-Convention Date" for such calendar month shall mean the next following day that is a London Business Day, but not later than the last Business Day of such calendar month);

             (ii) In the case of (A) Revolving Credit Loans, the Borrower may not select a Funding Period that would end after the Revolving Credit Maturity Date and (B) Term Loans, the Borrower may not select a Funding Period that would end after the Tranche A Maturity Date, the Tranche B Maturity Date, the Tranche C Maturity Date or the Tranche D Maturity Date, as the case may be; and

            (iii) The Borrower shall, in selecting any Funding Period, allow for scheduled mandatory payments and foreseeable mandatory prepayments of the Loans.

                 (d) Transactional Amounts. Every selection of, conversion from, conversion to or renewal of an interest rate Option and every payment or prepayment of any Loans shall be in a principal amount such that after giving effect thereto the aggregate principal amount of the Base Rate Portion of the Revolving Credit Loans, or the aggregate principal amount of each Funding Segment of the Euro-Rate Portion of the Revolving Credit Loans and the Term Loans, respectively, as the case may be, shall be as set forth below:

Portion or Funding Segment        Allowable Aggregate Principal Amounts

Base Rate Portion                 Any; and

Each Funding Segment              $1,000,000 or integral
of the Euro-Rate Portion          multiples of $500,000.


                 (e)  Euro-Rate Unascertainable; Impracticability.  If

              (i) on any date on which a Euro-Rate would otherwise be set the Agent (in the case of clauses (A) or (B) below) or any Lender (in the case of clause (C) below) shall have determined in good faith (which determination shall be conclusive) that:

                          (A) adequate and reasonable means do not exist for ascertaining such Euro-Rate,

                          (B) a contingency has occurred which materially and adversely affects the interbank eurodollar market, as the case may be, or

                          (C) the effective cost to such Lender of funding a proposed Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds shall exceed the Euro-Rate applicable to such Funding Segment, or

             (ii) at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making, commitment to make, maintenance or funding of any part of the Euro-Rate Portion has been made impracticable or unlawful by compliance by such Lender or a Notional Euro-Rate Funding Office in good faith with any Law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of any such Governmental Authority (whether or not having the force of law);

then, and in any such event, the Agent or such Lender, as the case may be, shall promptly notify the Borrower of such determination (and any Lender giving such notice shall notify the Agent). Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of each of the Potential Base Rate Lenders to allow the Borrower to select, convert to or renew the Euro-Rate Option shall be suspended until the Agent or such Lender, as the case may be, shall have later notified the Borrower (and any Lender giving such notice shall notify the Agent) of the Agent's or such Potential Base Rate Lender's determination in good faith (which determination shall be conclusive) that the circumstance giving rise to such previous determination no longer exist. The obligation of each of the Lenders which are not Potential Base Rate Lenders to allow the Borrower to select, convert to or renew the Euro-Rate Option shall not be suspended, provided that, in the case of a determination under clause A of subsection (i) of this Section 2.06(e), the Euro-Rate shall be deemed to be the most recent ascertainable Euro-Rate with a Euro-Rate Funding Period of one month (or, at the option of the applicable Lender, such Lender's cost of funds as verified to the Borrower and the Agent) until the Agent shall have later notified the Borrower of the Agent's determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist.

         If any Potential Base Rate Lender notifies the Borrower of a determination under subsection (ii) of this Section 2.06(e), the Euro-Rate Portion of the Loans of such Lender (the "Affected Lender") shall automatically be converted to the Base Rate Option as of the date specified in such notice (and accrued interest thereon shall be due and payable on such date). When such Affected Lender later notifies the Borrower and the Agent of such Affected Lender's determination in good faith (which determination shall be conclusive) that the circumstances giving rise to such previous determination no longer exist, any portion of the Term Loans of the Affected Lender bearing interest at the Base Rate Option shall automatically be converted to the Euro-Rate Option in accordance with paragraphs (c) and (d) of this

Section 2.06 as of the date specified in such notice (which specified date of conversion shall not be earlier than the fourth Business Day after the date of such notice) and accrued interest thereon shall be due and payable on such date.

                 If at the time the Agent or a Potential Base Rate Lender makes a determination under subsection (i) or (ii) of this Section 2.06(e) the Borrower previously has notified the Agent that it wishes to select, convert to or renew the Euro-Rate Option with respect to any proposed Loans but such Loans have not yet been made, such notification shall be deemed to provide for selection of, conversion to or renewal of the Base Rate Option instead of the Euro-Rate Option with respect to such Loans or, in the case of a determination by a Lender, such Loans of such Lender.

                 2.07.  Conversion or Renewal of Interest Rate Options.

                 (a)  Conversion or Renewal.  Subject to the provisions of
Section 2.13(b) hereof, and if no Event of Default or Potential Default shall have occurred and be continuing or shall exist, the Borrower may convert any part of its Revolving Credit Loans from any interest rate Option or Options to one or more different interest rate Options and may renew the Euro-Rate Option as to any Funding Segment of the Euro- Rate Portion of Revolving Credit Loans and Term Loans:

                 (i) At any time with respect to conversion from the Base Rate Option; or

                 (ii) At the expiration of any Funding Period with respect to conversions from or renewals of the Euro-Rate Option as to the Funding Segment corresponding to such expiring Funding Period.

Whenever the Borrower desires to convert or renew any interest rate Option or Options, the Borrower shall provide to the Agent Standard Notice setting forth the following information:

                 (v) Whether such renewal is to apply to Revolving Credit Loans or Term Loans;

                 (w) The date, which shall be a Business Day, on which the proposed conversion (in the case of Revolving Credit Loans only) or renewal is to be made;

                 (x) The principal amounts selected in accordance with Section 2.06(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted from or renewed;

                 (y) The interest rate Option or Options selected in accordance with Section 2.06(a) hereof and the principal amounts selected in accordance with Section 2.06(d) hereof of the Base Rate Portion and each Funding Segment of the Euro-Rate Portion to be converted to (in the case of Revolving Credit Loans only); and

                 (z) With respect to each Funding Segment to be converted to (in the case of Revolving Credit Loans only) or renewed, the Funding Period selected in accordance with Section 2.06(c) hereof to apply to such Funding Segment.


Standard Notice having been so provided, after the date specified in such Standard Notice, interest shall be calculated upon the principal amount of the Loans as so converted or renewed. Interest on the principal amount of any part of the Loans converted or renewed (automatically or otherwise) shall be due and payable on the conversion or renewal date.

                 (b) Failure to Convert or Renew. Absent due notice from the Borrower of conversion or renewal in the circumstances described in Section 2.07(a)(ii) hereof, (i) any part of the Euro-Rate Portion of the Revolving Credit Loans for which such notice is not received shall be converted automatically to the Base Rate Option on the last day of the expiring Funding Period and (ii) any part of the Euro-Rate Portion of the Term Loans for which such notice is not received shall be renewed with a Funding Period of one month.

                 2.08.  Prepayments Generally; Refinancing Fee.

                 (a) Prepayments Generally. Whenever the Borrower desires or is required to prepay any part of its Loans, it shall provide Standard Notice to the Agent setting forth the following information:

                 (i) Whether such prepayment is to be applied to the Revolving Credit Loans or the Term Loans;

                 (ii) The date, which shall be a Business Day, on which the proposed prepayment is to be made;

                 (iii) The total principal amount of such prepayment, which shall be the sum of the principal amounts selected pursuant to clause
         (a)(iv) of this Section 2.08; and

                 (iv)  The principal amounts selected in accordance with
         Section 2.06(d) hereof of the Base Rate Portion and each part of each Funding Segment of the Euro-Rate Portion to be prepaid.

Standard Notice having been so provided, on the date specified in such Standard Notice, the principal amounts of the Base Rate Portion and each part of the Euro-Rate Portion specified in such notice, together with interest on each such principal amount to such date, shall be due and payable.

                 (b) Refinancing Fee. In the event the Loans are prepaid in full within 18 months of the Phase I Project Acceptance Date with the proceeds of or in connection with the incurrence of debt or the issuance by any Loan Party of debt or equity securities, or both, the Borrower shall pay to each Lender a fee in the amount of one and one-half percent of the sum of (i) such Lender's full Revolving Credit Committed Amount in effect on such date and (ii) the previously outstanding amount of the Term Loans made by such Lender prepaid on such date.


                 2.09. Optional Prepayments. (a) The Borrower shall have the right at its option from time to time to prepay its Loans in whole or part without premium or penalty (subject, however, to Section 2.13(b) hereof):

                 (i) At any time with respect to any part of the Base Rate Portion; or

                 (ii) At the expiration of any Funding Period with respect to prepayment of the Euro-Rate Portion with respect to any part of the Funding Segment corresponding to such expiring Funding Period.

Any such prepayment shall be made in accordance with Section 2.08 hereof.

                 (b) Optional prepayment, if made, shall be in integral multiples of $1,000,000.

                 (c) Unless the Borrower elects (which it may do) to apply an optional prepayment to the Term Loans in the inverse order of their scheduled maturities, optional prepayments of the Term Loans shall be applied as follows:

                 (i) First, to the next scheduled installment of principal due under the Term Loans (it being understood that if, on the date of such next scheduled installment, there are installments due under the Tranche A Loans and the Tranche C Loans

                          (as a class), the Tranche B Loans (as a class) and the Tranche D Loans (as a class), such optional prepayments shall be applied on a pro rata basis among the three).

                 (ii) Second, to the remaining installments due under the Term Loans, on a pro rata basis among all the installments.

                  2.10.  Mandatory Prepayments.

                 (a) Borrowing Base. If on any date any Borrowing Base Certificate is required to be furnished pursuant to Section 2.16(e) hereof the aggregate principal amount of the Total Revolving Credit Exposures of the Revolving Credit Lenders exceeds the Borrowing Base, the Borrower shall prepay (on the prepayment date described in the last sentence of this paragraph) a principal amount of the Revolving Credit Loans (and, to the extent of undrawn Letters of Credit, provide cash collateral therefor in accordance with the terms hereof) in an aggregate amount not less than the amount of such excess. The provision of cash collateral in accordance with Section 2.25 hereof for Letters of Credit issued under this Agreement shall be equivalent to the making of a prepayment under this Section 2.10(a). Concurrently with the delivery of any Borrowing Base Certificate which shows such an excess, the Borrower shall give notice to the Agent of such prepayment in accordance with Section 2.08 hereof, which notice shall specify a prepayment date no later than three Business Days after the date of delivery of such Borrowing Base Certificate.

                 (b) Excess Cash Flow. The Borrower shall prepay a principal amount of the Loans from time to time in an amount equal to (i) 75% of up to $20,000,000 of the Excess Cash Flow of the Borrower Group, and (ii) 50% of the Excess Cash Flow of the Borrower Group in excess of $20,000,000, in each case during each fiscal year of the Borrower, commencing with and including the fiscal year ending December 31, 1996, provided, that the Borrower may elect with respect to fiscal 1996 and fiscal 1997 , in lieu of such prepayment with respect to an amount (the "Second Caster Amount") not more than $55,000,000 in the aggregate, to deposit the Second Caster Amount in the Second Caster Account. Not later than the earlier of (w) five Business Days after the Borrower receives its audited financial statements for each such fiscal year or
(x) 95 days after the end of each such fiscal year, the Borrower shall give notice to the Agent of such prepayment in accordance with Section 2.08 hereof, which notice shall specify a prepayment date no later than the earlier of (y) 15 days after the Borrower receives its audited financial statements for each fiscal year or (z) 105 days after the end of each such fiscal year. Such notice of prepayment shall be accompanied by a certificate signed by a Responsible Officer of the Borrower setting forth in reasonable detail the calculation of Excess Cash Flow for such fiscal year. "Second Caster Account" shall mean an interest-bearing cash collateral account maintained at and in the name of the Agent under an agreement satisfactory in form and substance to the Agent providing for disbursement only (i) to pay costs of acquisition and construction of a second continuous caster project (the general parameters of which shall have theretofore been approved by the Required Lenders) which are consistent with projections provided to the Agent and the Lenders, and found acceptable by the Agent and the Required Lenders, prior to the Initial Tranche D Funding Availability Date (if no Event of Default or Potential Default shall have occurred and be continuing), (ii) to pay the principal amount of Loans in accordance with Section 2.10(h)(i) hereof upon the direction of the Borrower (if no Event of Default or Potential Default shall have occurred and be continuing), or (iii) to pay Obligations in accordance with this Agreement and the Loan Documents if an Event of Default occurs and is continuing.

                 (c) Asset Sales. The Borrower shall prepay a principal amount of the Loans from time to time in an amount equal to the Net Cash Proceeds upon the sale or other disposition, if any, of assets as to which sale or disposition the consent of the Required Lenders is required to be, and has been, obtained (it being understood that sales or other dispositions of assets permitted by Section 6.10(a) and (c) shall not require such prepayment and that sales or dispositions of assets referred to in 6.10(b) from which the Net Cash Proceeds are used to purchase replacement assets shall not require such prepayment).

                 (d) Debt Issuances. The Borrower shall prepay a principal amount of the Loans in an amount equal to the Net Cash Proceeds upon the issuance of any indebtedness which is not permitted by the terms of Section
6.03 but is issued pursuant to a waiver granted by the Required Lenders in their sole discretion pursuant to the provisions of Section 9.03 hereof. Said principal amount shall be paid on the date of receipt by any Loan Party of such Net Cash Proceeds.

                 (e) Equity Issuances. The Borrower shall prepay a principal amount of the Loans in an amount equal to 25% of the Net Cash Proceeds in excess of $10,000,000 upon the issuance of equity securities of any Loan Party (other than the Designated Initial Phase II Equity Securities and other than the equity securities described in Schedule 3.15 hereto), payable on the date of receipt by any Loan Party of such Net Cash Proceeds.

                 (f) Insurance Proceeds and Condemnation Awards. The Borrower shall prepay a principal amount of the Loans from time to time in an amount not less than the amount of Net Proceeds (as defined Section 2.06 of the Mortgage) of casualty insurance or of any condemnation award not used for the payment of costs of restoring improvements and equipment in accordance with such Section
2.06. Such prepayment shall be made on the earliest date on which it shall have been determined that the Borrower will not, or is not entitled under such
Section 2.06 to, apply such proceeds to such restoration.

                 (g) Applicability of Certain Provisions. Prepayments required by this Section 2.10 are subject to all of the terms and conditions applicable to prepayments generally pursuant to Section 2.08 hereof and Section 2.13(b) hereof and to all of the terms and conditions applicable to optional prepayments pursuant to Section 2.09 hereof, except that Sections 2.08(a)(iv) and 2.09(b) hereof shall not apply to such prepayments to the extent necessary to comply with this Section 2.10. If the Borrower is required to give notice of a prepayment but for any reason fails to give a notice in accordance with the provisions of this Agreement, the amount as to which the Borrower is required to have given notice of prepayment shall nevertheless be deemed due and payable as of the date required to have been prepaid (for purposes of calculating interest on such amounts pursuant to Section 2.12(c) hereof and otherwise).

                 (h) Application of Prepayments. Unless the Borrower elects (which it may do) to apply a mandatory prepayment to the Term Loans in the inverse order of their scheduled maturities, mandatory prepayments of the Term Loans shall be applied as follows:

         (i) Prepayments required by subsection (b)(i) of this Section 2.10 shall be applied as follows: first, one-third shall be applied ratably among the Tranche A Loans and the Tranche C Loans (as a class), the Tranche B Loans (as a class) and the Tranche D Loans (as a class) to the remaining installments due or to become due thereunder in the direct order of their maturities; and second, the remaining two-thirds shall be applied ratably among the Tranche A Loans and the Tranche C Loans (as a class), the Tranche B Loans (as a class) and the Tranche D Loans (as a class) on a pro rata basis among all remaining installments due or to become due thereunder.

         (ii) All other prepayments required by this Section 2.10 shall be applied ratably among the Tranche A Loans and and the Tranche C Loans (as a class), the Tranche B Loans (as a class) and the Tranche D Loans (as a class), on a pro rata basis among all remaining installments due or to become due thereunder.

                 2.11. Interest Payment Dates. Interest on the Base Rate Portion shall be due and payable in arrears on each Regular Payment Date. Interest on each Funding Segment of the Euro-Rate Portion shall be due and payable on the last day of the corresponding Euro-Rate Funding Period and, if such Euro-Rate Funding Period is longer than three months, also every third month during such Funding Period. After maturity of any part of the Loans (by acceleration or otherwise), interest on such part of the Loans shall be due and payable on demand.

                 2.12. Pro Rata Treatment; Payments Generally; Interest on Overdue Amounts.

                 (a)  Pro Rata Treatment.

                 (i) Revolving Credit Loans. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest, Revolving Credit Commitment Fees, and Letter of Credit Fees due from the Borrower hereunder or under the Revolving Notes shall be applied, Pro Rata from and to each Revolving Credit Lender, except for payments of interest involving an Affected Lender as provided in Section 2.06(e) hereof and payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. The failure of any Revolving Credit Lender to make a Revolving Credit Loan (or the failure of any other Lender to make any other Loan) shall not relieve any other Revolving Credit Lender of its obligation to lend hereunder, but neither the Agent nor any other Lender shall be responsible for the failure of any other Lender to make a Revolving Credit Loan.

                 (ii) Tranche A Loans. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest, Term Loan Commitment Fees due from the Borrower hereunder or under the Notes in respect of Tranche A Loans shall be applied, Pro Rata from and to each Tranche A

         Lender, except for payments of interest involving an Affected Lender as provided in Section 2.06(e) hereof and payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. The failure of any Tranche A Lender to make a Tranche A Loan (or the failure of any other Lender to make any other Loan) shall not relieve any other Tranche A Lender of its obligation to lend hereunder, but neither the Agent nor any other Lender shall be responsible for the failure of any other Lender to make a Tranche A Loan.

                 (iii) Tranche B Loans. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest, Term Loan Commitment Fees due from the Borrower hereunder or under the Notes in respect of Tranche B Loans shall be applied, Pro Rata from and to each Tranche B Lender, except for payments of interest involving an Affected Lender as provided in Section 2.06(e) hereof and payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. The failure of any Tranche B Lender to make a Tranche B Loan (or the failure of any other Lender to make any other Loan) shall not relieve any other Tranche B Lender of its obligation to lend hereunder, but neither the Agent nor any other shall be responsible for the failure of any other Lender to make a Tranche B Loan.

                 (iv) Tranche C Loans. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest, Term Loan Commitment Fees due from the Borrower hereunder or under the Notes in respect of Tranche C Loans shall be applied, Pro Rata from and to each Tranche C Lender, except for payments of interest involving an Affected Lender as provided in Section 2.06(e) hereof and payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. The failure of any Tranche C Lender to make a Tranche C Loan (or the failure of any other Lender to make any other Loan) shall not relieve any other Tranche C Lender of its obligation to lend hereunder, but neither the Agent nor any other Lender shall be responsible for the failure of any other Lender to make a Tranche C Loan.

                 (v) Tranche D Loans. Each borrowing and conversion and renewal of interest rate Options hereunder shall be made, and all payments made in respect of principal, interest,

         Term Loan Commitment Fees due from the Borrower hereunder or under the Notes in respect of Tranche D Loans shall be applied, Pro Rata from and to each Tranche D Lender, except for payments of interest involving an Affected Lender as provided in Section 2.06(e) hereof and payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. The failure of any Tranche D Lender to make a Tranche D Loan (or the failure of any other Lender to make any other Loan) shall not relieve any other Tranche D Lender of its obligation to lend hereunder, but neither the Agent nor any other Lender shall be responsible for the failure of any other Lender to make a Tranche D Loan.

                 (b) Payments Generally. All payments and prepayments to be made by any Loan Party in respect of principal, interest, fees, indemnity, expenses or other amounts due from any Loan Party hereunder or under any Loan Document shall be payable in Dollars at 12:00 o'clock Noon, Pittsburgh time, on the day when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and an action therefor shall immediately accrue, without setoff, counterclaim, withholding or other deduction of any kind or nature, except for payments to a Lender subject to a withholding deduction under Section 2.14(c) hereof. Except for payments under Sections 2.13, 2.22 and 9.06 hereof, such payments shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, and payments under Sections 2.13, 2.22 and 9.06 hereof shall be made to the applicable Lender or Issuing Bank at such domestic account as it shall specify to the Borrower from time to time in funds immediately available at such account. Any payment or prepayment received by the Agent or such Lender or Issuing Bank after 12:00 o'clock Noon, Pittsburgh time, on any day shall be deemed to have been received on the next succeeding Business Day. The Agent shall distribute to the Lenders all such payments received by it from any Loan Party as promptly as practicable after receipt by the Agent, but in any event by 2:00 o'clock P.M., Pittsburgh time, if received by 12:00 o'clock Noon, Pittsburgh time.

                 (c) Interest on Overdue Amounts. To the extent permitted by law, after there shall have become due (by acceleration or otherwise) principal, interest, fees, indemnity, expenses or any other amounts due from any Loan Party hereunder or under any other Loan Document, such amounts shall bear interest for each day until paid (before and after judgment), payable on demand, at a rate per annum (in each case based on a year of 365 days and actual days elapsed) which for each day shall be equal to the following:

                 (i) In the case of any part of the Euro-Rate Portion of any Loans, (A) until the end of the applicable then-current Funding Period at a rate per annum 2% above the rate otherwise applicable to such part, and (B) thereafter in accordance with the following clause
         (ii); and

                 (ii) In the case of any other amount due from any Loan Party hereunder or under any Loan Document, 2% above the then-current Base Rate Option applicable to Revolving Loans.

To the extent permitted by law, interest accrued on any amount which has become due hereunder or under any Loan Document shall compound on a day-by-day basis, and hence shall be added daily to the overdue amount to which such interest relates.

                 2.13.  Additional Compensation in Certain Circumstances.

                 (a) Increased Costs or Reduced Return Resulting From Taxes, Reserves, Capital Adequacy Requirements, Expenses, Etc. If any Law or guideline or interpretation or application thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance with any request or directive of any Governmental Authority (whether or not having the force of law) now existing or hereafter adopted:

              (i) subjects any Lender or any Notional Euro-Rate Funding Office to any tax or changes the basis of taxation with respect to this Agreement, the Notes, the Loans or payments by any Loan Party of principal, interest, commitment fee or other amounts due from the Borrower hereunder or under the Notes (except for taxes on the overall net income or overall gross receipts of such Lender or such Notional Euro-Rate Funding Office imposed by the jurisdictions (federal, state and local) in which the Lender's principal office or Notional Euro-Rate Funding Office is located),

             (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirement against credits or commitments to extend credit extended by, assets (funded or contingent) of, deposits with or for the account of, other acquisitions of funds by, such Lender or any Notional Euro-Rate Funding Office (other than requirements expressly included herein in the determination of the Euro-Rate hereunder),

            (iii) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, any Lender or any Notional Euro-Rate Funding Office, or (B) otherwise applicable to the obligations of any Lender or any Notional Euro- Rate Funding Office under this Agreement, or

             (iv) imposes upon any Lender or any Notional Euro-Rate Funding Office any other condition or expense with respect to this Agreement, the Notes or its making, maintenance or funding of any Loan or any security therefor, and the result of any of the foregoing is to increase the cost to, reduce the income receivable by, or impose any expense (including loss of margin) upon any Lender, any Notional Euro-Rate Funding Office or, in the case of clause (iii) hereof, any Person controlling a Lender, with respect to this Agreement, the Notes or the making, maintenance or funding of any Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on such Lender's or controlling Person's capital, taking into consideration such Lender's or controlling Person's policies with respect to capital adequacy) by an amount which such Lender deems to be material (such Lender being deemed for this purpose to have made, maintained or funded each Funding Segment of the Euro-Rate Portion from a Corresponding Source of Funds), such Lender may from time to time notify the Borrower of the amount determined in good faith (using any averaging and attribution methods) by such Lender (which determination shall be conclusive absent manifest error) to be necessary to compensate such Lender or such Notional Euro-Rate Funding Office for such increase, reduction or imposition. Such amount shall be due and payable by the Borrower to such Lender fifteen Business Days after such notice is given, together with an amount equal to interest on such amount from the date two Business Days after the date demanded until such due date at the Base Rate Option applicable to Term Loans. A certificate by such Lender as to the amount due and payable under this Section 2.13(a) from time to time and the method of calculating such amount shall be conclusive absent manifest error. Each Lender agrees that it will use good faith efforts to notify the Borrower of the occurrence of any event that would give rise to a payment under this Section 2.13(a); provided, however, that any failure of such Lender to give any such notice shall have no effect on any Loan Party's obligations hereunder.

                 (b) Funding Breakage. In addition to all other amounts payable hereunder, if and to the extent for any reason any part of any Funding Segment of any Euro-Rate Portion of the Loans becomes due (by acceleration or otherwise), or is paid, prepaid or converted to another interest rate Option (whether or not such payment, prepayment or conversion is mandatory or automatic and whether or not such payment or prepayment is then due), on a day other than the last day of the corresponding Funding Period (the date such amount so becomes due, or is so paid, prepaid or converted, being referred to as the "Funding Breakage Date"), the Borrower shall pay each Lender an amount ("Funding Breakage Indemnity") determined by such Lender as follows:

                 (i) first, calculate the following amount: (A) the principal amount of such Funding Segment of the Loans owing to such Lender which so became due, or which was so paid, prepaid or converted, times (B) the greater of (x) zero or (y) the rate of interest applicable to such principal amount on the Funding Breakage Date minus the Treasury Rate as of the Funding Breakage Date, times (C) the number of days from and including the Funding Breakage Date to but not including the last day of such Funding Period, times (D) 1/360;

                 (ii) the Funding Breakage Indemnity to be paid by the Borrower to such Lender shall be the amount equal to the present value as of the Funding Breakage Date (discounted at the Treasury Rate as of such Funding Breakage Date, and calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) of the amount described in the preceding clause (i) (which amount described in the preceding clause (i) is assumed for purposes of such present value calculation to be payable on the last day of the corresponding Funding Period).

Such Funding Breakage Indemnity shall be due and payable on demand, and each Lender shall, upon making such demand, notify the Agent of the amount so demanded. In addition, the Borrower shall, on the due date for payment of any Funding Breakage Indemnity, pay to such Lender an additional amount equal to interest on such Funding Breakage Indemnity from the Funding Breakage Date to but not including such due date at the Base Rate Option (calculated on the basis of a year of 365 days and actual days elapsed). The amount payable to each Lender under this Section 2.13(b) shall be determined in good faith by such Lender, and such determination shall be conclusive.

                 2.14  Taxes.

                 (a) Payments Net of Taxes. All payments made by any Loan Party under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (x) in the case of each Lender and the Agent, net income taxes (but not withholding taxes imposed on gross interest income) imposed on such Lender or the Agent (as the case may be) by the United States, and net income taxes and franchise taxes imposed on such Lender or the Agent (as the case may be) by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or by any political subdivision thereof, and (y) in the case of each Lender, net income taxes and franchise taxes imposed on such Lender by the jurisdiction in which is located the Lender's lending office which makes or books a particular extension of credit hereunder or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deduction, charges, withholdings and liabilities being referred to as "Taxes"). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to the Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.14) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                 (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

                 (c) Indemnity. The Borrower will indemnify each Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Agent (as the case may be) and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

                 (d) Receipts, etc. Within 45 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof.

                 (e) Other. Without prejudice to the survival of any other agreement of the Borrower hereunder, the obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of all other obligations of the Borrower under this Agreement and the other Loan Documents, termination of all commitments to extend credit under, and all letters of credit issued under, the Loan Documents, and all other events and circumstances whatever. Nothing in this Section 2.14 or otherwise in this Agreement shall require the Agent or any Lender to disclose to the Borrower any of its tax returns (or any other information that it deems to be confidential or proprietary).

                 (f)  Withholding Tax Exemption.

                 (i) Each Lender organized under the laws of a jurisdiction outside the United States shall, on the date such Lender becomes party to this Agreement, and from time to time thereafter if requested in writing by the Borrower or the Agent, provide the Agent and the Borrower with the forms prescribed by the United States Internal Revenue Service certifying as to such Lender's status for purposes of determining exemption from, or reduced rate applicable to, United States withholding taxes with respect to payments to be made to such Lender under this Agreement and the other Loan Documents; provided, that a Lender shall not be obligated to provide any such form after the date such Lender becomes party to this Agreement if such Lender is not legally able to do so.

                 (ii) The Borrower shall not be required to indemnify any Lender, or to pay any additional amounts to any Lender, in respect of United States withholding taxes (or any withholding tax imposed by a state of the United States that applies only when such United States withholding tax is imposed), pursuant to Sections 2.14(a) or 2.14(c), to the extent that: (A) the obligation to withhold amounts with respect to United States withholding tax existed on the date such Lender became a party to this Agreement; provided, that this clause (A) shall not apply to a Lender that became a Lender as a result of an assignment made or other action taken at the request of the Borrower, or (B) the obligation to make such indemnification or to pay such additional amounts would not have arisen but for a failure of such Lender to comply with the provisions of Section 2.14(f)(i).

                 (iii)  If the Borrower is required under Section

2.14(a) or 2.14(c) to indemnify any Lender organized under the laws of a jurisdiction outside the United States, or to pay additional amounts to any such Lender, in respect of United States withholding taxes (or any withholding tax imposed by a state of the United States that applies only when such United States withholding tax is imposed), and such Lender (herein the "Tax Affected Lender") does not waive the requirement for such indemnification or payment after request by the Borrower that it do so, then, if the Borrower finds a financial institution which offers in writing to purchase all such Tax Affected Lender's outstanding Notes and Commitments, in accordance with Section 9.14(c), at a price equal to the full outstanding principal amount thereof together with accrued and unpaid interest and fees to the date of purchase and all other amounts accrued or payable to such Tax Affected Lender to the date of purchase (including but not limited to funding breakage under Section 2.13(b) to the extent such date of purchase falls within a Euro-Rate Funding Period), such Tax Affected Lender will accept such offer. Nothing in this Section 2.14(f) shall limit the rights of the Agent and the Issuing Bank under Section 9.14(c) or shall require a Lender which is also the Agent or the Issuing Bank to accept any such offer.

                 (iv) The Designated Lender makes the following representations and covenants (A) it is not a bank as such term is used in
Section 881(c)(3)(A) of the Code, (B) it is not a 10-percent shareholder of the Borrower as that term is used in Section 881(c)(3)(B) of the Code, (C) it is not a controlled foreign corporation as that term is used in Section 881(c)(3)(C) of the Code, (D) it is the beneficial owner of the rights which it holds under this Agreement, (E) it will provide the Borrower with a completed Form W-8 or other appropriate statement to the effect that it is not a U.S. person in such form and with such other information as will satisfy the requirements of Section 881(c)(2)(B)(ii) of the Code, and (F) it will notify the Borrower and the Agent of any change relevant to its ability to make the representations and covenants provided in (A) through (E) above.

                 2.15.  Funding by Branch, Subsidiary or Affiliate.

                 (a) Notional Funding. Each Lender shall have the right from time to time, prospectively or retrospectively, without notice to the Borrower, to deem any branch, subsidiary or affiliate of such Lender to have made, maintained or funded any part of the Euro-Rate Portion at any time. Any branch, subsidiary or affiliate so deemed shall be known as a "Notional Euro-Rate Funding Office." Such Lender shall deem any part of the Euro-Rate Portion of the Loans or the funding therefor to have been transferred to a different Notional Euro-Rate Funding Office if such transfer would avoid or cure an event or condition described in Section 2.06(e)(ii) hereof or would lessen compensation payable by the Borrower under Section 2.13(a) hereof, and if such Lender determines in its sole discretion that such transfer would be practicable and would not have a material adverse effect on such part of the Loans, such Lender or any Notional Euro-Rate Funding Office (it being assumed for purposes of such determination that each part of the Euro- Rate Portion is actually made or maintained by or funded through the corresponding Notional Euro-Rate Funding Office). Notional Euro-Rate Funding Offices may be selected by such Lender without regard to such Lender's actual methods of making, maintaining or funding Loans or any sources of funding actually used by or available to such Lender.

                 (b) Actual Funding. Each Lender shall have the right from time to time to make or maintain any part of the Euro-Rate Portion by arranging for a branch, subsidiary or affiliate of such Lender to make or maintain such part of the Euro-Rate Portion. Such Lender shall have the right to (i) hold any applicable Note payable to its order for the benefit and account of such branch, subsidiary or affiliate or (ii) request the Borrower to issue one or more promissory notes in the principal amount of such Euro-Rate Portion, in substantially the form attached hereto as Exhibit A, Exhibit B-1 or Exhibit B-2, as the case may be, with the blanks appropriately filled, payable to such branch, subsidiary or affiliate and with appropriate changes reflecting that the holder thereof is not obligated to make any additional Loans to the Borrower. The Borrower agrees to comply promptly with any request under subsection (ii) of this Section 2.15(b). If any Lender causes a branch, subsidiary or affiliate to make or maintain any part of the Euro-Rate Portion hereunder, all terms and conditions of this Agreement shall, except where the context clearly requires otherwise, be applicable to such part of the Euro-Rate Portion and to any note payable to the order of such branch, subsidiary or affiliate to the same extent as if such part of the Euro-Rate Portion were made or maintained and such note were a Revolving Credit Note or Term Loan Note, as the case may be, payable to such Lender's order.

                 2.16.  Borrowing Base.

                 (a) Borrowing Base. The "Borrowing Base" at any time shall mean the sum, at the date of the most recent Borrowing Base Certificate required to be furnished pursuant to Section 2.16(e) hereof, of

                 (i) 85% of the Net Value of Eligible Receivables; plus

                 (ii) the sum of 65% of the Net Value of Commercial Grade Finished Goods, plus 50% of the Net Value of Other Finished Goods, plus65% of the Net Value of Work in Process, plus 65% of the Net Value of Scrap, plus 50% of the Net Value of Other Raw Materials, plus30% of the Net Value of Spares, in each case which are owned by the Borrower and which meet each of the requirements for Eligible Inventory set forth in Section 2.16(d) hereof and in the case of Commercial Grade Finished Goods and Other Finished Goods are held for sale by the Borrower in the ordinary course of its business; provided that, after the Phase I Project Acceptance Date, the sum calculated under this subsection (a)(ii) shall not constitute more than one-half of the Borrowing Base;

provided, however, that the Borrowing Base shall not exceed (x) $25,000,000 prior to the 90th day after the Phase I Project Commissioning Date, and (y) $30,000,000 during the period commencing on the 90th day after the Phase I Project Commissioning Date and ending on the 180th day after the Phase I Project Commissioning Date.

                 (b) Eligible Receivables. "Eligible Receivable" at any time shall mean all rights to payments due and to become due to the Borrower or Salesco (each such right, a "Receivable") which meet each of the following requirements at such time:

                 (i) The Borrower or Salesco has good title to such Receivable, free and clear of any Lien, except for the Liens in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations, and such Receivable is subject to such a valid and perfected Lien in favor of the Agent;

                 (ii) Such Receivable constitutes an "account" as defined in the Uniform Commercial Code as in effect in the State of Indiana (and, accordingly, without limitation, is not evidenced by any promissory note or other instrument);

                 (iii) Such Receivable arises from the sale of goods or rendering of services performed by the Borrower or Salesco in the ordinary course of its business. Such transaction was effected pursuant to the Borrower's and Salesco's ordinary and customary policies, practices and procedures, including but not limited to credit policies;

                 (iv) Such Receivable is collectible, is not disputed, and represents an unconditional payment obligation in favor of the Borrower or Salesco. All services in connection with such Receivable have been rendered and all merchandise sold in connection with such Receivable has been shipped (other than merchandise with respect to Receivables not exceeding $5,000,000 in the aggregate at any time, which merchandise is being temporarily held pending shipment) and has not been subject to return, rejection, repossession, dispute, offset, defense or counterclaim (including but not limited to any claim for credits, allowances or adjustments). No contra account or other obligation, contingent or otherwise, exists from the Borrower or Salesco to such obligor;

                 (v) Such Receivable has been fully invoiced by the Borrower or Salesco, is payable by its terms in full in Dollars on ordinary trade terms, and in any event is payable no later than 30 days (or, after Phase I Project Acceptance, with respect to Receivables aggregating no more than $10,000,000 and the obligor of which is not Heidtman or Preussag, no later than 60 days) after its original invoice date. The due date of such Receivable has not been extended. Such Receivable is payable by the obligor to the lockbox account referred to in the Security Documents and the obligor has been so instructed;

                 (vi) The related invoice has not remained unpaid for more than 90 days past its original invoice date;

                 (vii) The obligor on such Receivable (A) is a Person whose principal office is located in the United States (unless the obligations of such Person or such Receivable are backed up by a Letter of Credit or export credit insurance in an amount and in a manner reasonably satisfactory to, and issued by an issuer reasonably satisfactory to, the Agent), (B) is not the Borrower or an Affiliate of the Borrower, other than Heidtman, General Electric Corporation or one of its Affiliates, J.H. Whitney and Company or one of its Affiliates or Preussag or one of its Affiliates, (C) is not the United States of America, any State, municipality or Governmental Authority (unless the security interest of the Agent therein is effectively perfected and assigned under the Federal Assignment of Claims Act or other relevant statute in a manner satisfactory to the Agent) and (D) is not insolvent, subject to any bankruptcy, insolvency or similar proceeding or unable to pay its debts as they become due;

                 (viii) Such Receivable shall not have arisen out of a contract or agreement which by its terms purports to forbid or make void or unenforceable any assignment thereof or Lien thereon;

                 (ix) In the event a single obligor (other than Heidtman or Preussag) shall account for more than 10% of the aggregate dollar amount of all rights to payment due and to become due to the Borrower or Salesco, the Receivables owed by such obligor shall only include the dollar amount equal to said 10%;

                 (x) On or prior to September 30, 1997, in the event the dollar amount of all rights to payment due and to become due to the Borrower or Salesco from Heidtman shall exceed $12,000,000, the Receivables owed by Heidtman shall only include $12,000,000;

                 (xi) After September 30, 1997, in the event Heidtman shall account for more than the Applicable Heidtman Percentage Limit of the aggregate dollar amount of all rights to payment due and to become due to the Borrower or Salesco, the Receivables owed by Heidtman shall only include the dollar amount equal to said Applicable Heidtman Percentage Limit ("Applicable Heidtman Percentage Limit" being defined as (x) 40% from October 1, 1997 to September 30, 1998, inclusive, (y) 35% from October 1, 1998 to September 30, 1999, inclusive, and (z) 30% thereafter);

                 (xii) In the event Preussag shall account for more than the 30% of the aggregate dollar amount of all rights to payment due and to become due to the Borrower or Salesco, the Receivables owed by Preussag shall only include the dollar amount equal to said 30%; and

                 (xiii) Not more than 20% of the aggregate number or aggregate amount of all invoices (excluding amounts in dispute) of the Borrower or Salesco to the obligor on such Receivable remain unpaid 90 days past their respective invoice dates.

Notwithstanding the foregoing, "Eligible Receivable" shall not include (A) any Receivable with respect to which the account debtor's obligation to pay is conditional upon such account debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold (except as permitted by clause (iv) above), guaranteed sale, sale-and-return, sale on approval or consignment basis; (B) any Receivable with respect to which the account debtor is domiciled or has its principal place of business or chief executive office in Indiana, Minnesota, New Jersey or any other state denying creditors access to its courts in the absence of a Notice of Business Activities Report (which in Indiana, Minnesota and New Jersey are currently required by Burns In. Stat. Ann. Section 6-8.1-6-6, 1988 Minn. Sess. Law Serv. Sec. 41 (West) and N.J. Stat. Ann.

Section 14A.13-18, respectively) or other similar filing, unless a current Notice of Business Activities Report or similar filing has been made with the applicable state agency (and a copy thereof provided to the Agent) or unless an exemption from such requirement exists; or (C) any Receivable generated by the sale of merchandise which is being held pending shipment in any public warehouse or premises leased by the Borrower or Salesco, or any other premises not owned by the Borrower, if the bailee, landlord or owner thereof has not consented in writing to the existence and first priority of the Liens in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations and the Agent's right to enter such warehouse or premises and take possession of and remove such merchandise. Any Receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Receivable until such time as it once again meets all of the foregoing requirements.

The "Net Value" of an Eligible Receivable shall be its face amount, net of any discount for prompt payment (and net of any other amount representing payment of finance charges, late charges, or interest (however denominated)), and net of any portion thereof which constitutes payment of sales, use or other taxes.

                 (c) Certain Adjustments and Exclusions. The Agent, upon the direction of the Required Lenders, from time to time may adjust the percentages or dollar amounts set forth in Section 2.16(a) or exclude any otherwise Eligible Receivables from the class of Eligible Receivables, in each case based on reasonable determinations as to the creditworthiness of the obligor, as to the aggregate amount of receivables owing by such obligor and its affiliates, or as to such other and further eligibility standards as the Required Lenders may reasonably elect to impose from time to time; provided, however, that neither the percentages nor the dollar amounts set forth in Section 2.16(a) may be increased without the written consent of all the Revolving Credit Lenders. The Agent shall give notice to the Borrower of the terms of any such adjustment or exclusion at least thirty days prior to the effective date thereof. Except as otherwise expressly stated in such notice, all such exclusions shall be continuing and cumulative, and an exclusion as to any obligor shall apply in the aggregate to all receivables of such obligor and its affiliates. The Borrower shall, not later than one Business Day after the Agent effects any such exclusion, deliver to the Agent a revised Borrowing Base Certificate reflecting the Borrowing Base as redetermined in accordance with such exclusion. The making of a

Revolving Credit Loan in reliance on a Borrowing Base Certificate shall not affect the Lenders' right later to exclude any receivables in accordance with this Section 2.16(c). No Eligible Receivable excluded under this Section 2.16(c) shall be included by the Borrower in any later Borrowing Base Certificate without written permission by the Agent.

                 (d) Eligible Inventory. "Eligible Inventory" shall mean at any time (i) Commercial Grade Finished Goods, (ii) Other Finished Goods, (iii) Scrap, (iv) Other Raw Materials, (v) Spares and (vi) Work in Process, in each case owned by the Borrower and held for sale by the Borrower in the ordinary course of its business which meet each of the following requirements at such time:

                 (i) The Borrower has good title to such Inventory, free and clear of any Lien, except for the Liens in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations, and such Inventory and proceeds thereof is subject to such a valid and perfected Lien in favor of the Agent;

                 (ii) Such Inventory is in good and merchantable condition, is readily saleable by the Borrower in the ordinary course of its business and has not been held by the Borrower for more than 180 days;

                 (iii) Such Inventory is located in the United States and is in the possession of the Borrower; and

                 (iv) Such Inventory conforms to such other eligibility standards as the Required Lenders reasonably may impose from time to time by notice to the Borrower of such eligibility standards at least thirty days prior to the effective date thereof.

Notwithstanding the foregoing, no Inventory shall constitute Eligible Inventory
(A) if, at the request of the Borrower, the Lenders release their security interest therein, (B) if it is produced in violation of the Fair Labor Standards Act and subject to the so-called "hot goods" provision contained in Title 219, Section 215(a)(1) of the United States Code, (C) if it is finished goods held for consumption by the Borrower and not for sale in the ordinary course of business, or (D) if it is located in any public warehouse or premises leased by the Borrower, or any other premises not owned by the Borrower, where the bailee, landlord or owner thereof has not consented in writing to the existence and first priority of the Liens in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations and the Agent's right to enter such warehouse or premises and take possession of and remove such Inventory. Any Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory until such time as it once again meets all of the foregoing requirements.

The "Net Value" of Eligible Inventory shall be the Borrower's book value of such Eligible Inventory at lower of cost or market, net of all reserves against such Eligible Inventory required by GAAP, with "cost" calculated on a first-in, first-out basis, all determined in accordance with GAAP.

                 (e) Borrowing Base Certificates. On the date of the initial Revolving Credit Loan made hereunder and from time to time thereafter as specified herein the Borrower shall furnish to the Agent a certificate ("Borrowing Base Certificate") substantially in the form of Exhibit D hereto, appropriately completed, signed by a Responsible Officer of the Borrower and setting forth the Borrowing Base and the other information required therein. Borrowing Base Certificates shall be delivered to the Agent:


                 (i) on the first Business Day of each first and third week of each month after the date of the initial Revolving Credit Loan made hereunder;

                 (ii) as required by Section 2.16(c) hereof; and

                 (iii) not later than two Business Days after the reasonable request therefor by the Agent or the Required Lenders from time to time.


To the extent the Borrower is required to deliver a Borrowing Base Certificate on a particular day (A) the Eligible Receivables reflected on such Borrowing Base Certificate and the Net Value applicable thereto shall be determined as of a day (which shall be specified in the Borrowing Base Certificate) not earlier than the Business Day before the day the Borrower is required to deliver such Borrowing Base Certificate, and (B) the Eligible Inventory reflected on such Borrowing Base Certificate and the Net Value applicable thereto shall be determined as of a day (which shall be specified in the Borrowing Base Certificate) not earlier than the Business Day before the day the Borrower is required to deliver such Borrowing Base Certificate, provided, however, that such date of determination may be a day not earlier than 40 days before the day the Borrower is required to deliver such Borrowing Base Certificate, if the Borrowing Base Certificate includes certification that there has been no material decrease in the Net Value of Eligible Inventory since such specified date. The Borrowing Base set forth in any such Borrowing Base Certificate shall be effective until delivery of a subsequent Borrowing Base Certificate.

                 (f)  Any failure to comply with the requirements of Section
2.10 with respect to a principal amount of Loans not exceeding the lesser of $5,000,000 and an amount equal to 15% of the Borrowing Base for a period not longer than five Business Days shall be deemed to have been waived by the Lenders if the Agent, in the exercise of its sole and absolute discretion, determines such waiver to be appropriate.


                 2.17.  The Letter of Credit Subfacility.

                 (a) General. Subject to the terms and conditions of this Agreement, and relying upon the representations and warranties herein set forth and upon the agreements of the Revolving Credit Lenders set forth in Sections
2.19 and 2.20 hereof, the Issuing Bank agrees to issue Letters of Credit for the account of the Borrower at any time or from time to time on or after the Closing Date; provided, however, that (i) the Issuing Bank shall have no obligation to issue any Letter of Credit if the aggregate Letter of Credit Exposure upon such issuance would exceed $10,000,000 (at any time after the Phase I Project Commissioning Date) or would exceed $5,000,000 (at any time prior to the Phase I Project Commission Date), (ii) the Issuing Bank shall have no obligation to issue any Letter of Credit if the aggregate Total Revolving Credit Exposure of all Revolving Credit Lenders upon such issuance would exceed the lesser of (x) the aggregate Revolving Credit Committed Amounts of the Revolving Credit Lenders at such time and (y) the Borrowing Base at such time (or until the Phase I Project Commissioning Date but not thereafter $5,000,000), and (iii) the Issuing Bank shall have no obligation to issue any Letter of Credit before the $82,000,000 of equity described in Schedule 3.15 has been contributed in cash to the Borrower if the aggregate Letter of Credit Exposure upon such issuance would exceed $1,000,000 unless the then outstanding balance of the Letter of Credit Collateral Account is at least equal to such excess. The issuance of a Letter of Credit shall be equivalent to the making of a Revolving Credit Loan in accordance with Section 2.01 hereof.

                 (b) Terms of Letters of Credit. The Borrower shall not request any Letter of Credit to be issued except within the following limitations: (i) each Letter of Credit shall have an expiration date no later than the earlier of (A) 12 months after the date of issuance thereof and (B) the date which is 60 days prior to the Revolving Credit Maturity Date, (ii) shall be denominated in Dollars and (iii) shall be payable only against sight drafts (and not time drafts).

                 (c) Letters of Credit Satisfactory to Issuing Bank. Each Letter of Credit shall be satisfactory in form, substance and beneficiary to the Issuing Bank in its discretion. Each Standby Letter of Credit shall be used by the Borrower as a standby letter of credit to provide credit enhancement for workers' compensation obligations, contract performance guarantees, and like bonding requirements, all in the ordinary course of business of the Borrower. The provisions of this Section 2.17(c) represent only an obligation of the Borrower to the Issuing Bank and the Revolving Credit Lenders; the Issuing Bank shall have no obligation to the Revolving Credit Lenders to ascertain the purpose of any Letter of Credit, and the rights and obligations of the Revolving Credit Lenders and the Issuing Bank among themselves shall not be impaired or affected by a breach of this Section 2.17(c).

                 (d) Letter of Credit Fee. The Borrower shall pay to the Agent for the account of each Revolving Credit Lender a fee (the "Letter of Credit Fee") equal to 1.50% per annum for Trade Letters of Credit and 2.50% per annum for Standby Letters of Credit (in each case based on a year of 365 or 366 days, as the case may be, and actual days elapsed), for each Letter of Credit for each day from and including the date of issuance thereof to and including the date of expiration or termination thereof, on the Letter of Credit Undrawn Availability on such day. Such Letter of Credit Fee shall be due and payable for the preceding period for which such fee has not been paid on each of the following dates: (i) each Regular Payment Date, (ii) the date of each drawing on such Letter of Credit, and (iii) the date of expiration or termination of such Letter of Credit.

                 (e) Facing Fee; Administration Fees. The Borrower shall pay to the Agent, for the sole account of the Issuing Bank, for each Letter of Credit, on the date of issuance of such Letter of Credit, a fee (the "Letter of Credit Facing Fee") equal to 0.25% of the stated amount of such Letter of Credit. In addition, the Borrower shall pay to the Agent, for the sole account of the Issuing Bank, such other administration, maintenance, amendment, drawing and negotiation fees as may be customarily charged by the Issuing Bank from time to time in connection with letters of credit.

                 2.18.  Procedure for Issuance and Amendment of Letters of
Credit.

                 (a) Request for Issuance. The Borrower may from time to time request, upon at least three Business Days' notice, the Issuing Bank to issue a Letter of Credit by:

                 (i) delivering to the Issuing Bank and the Agent a written request to such effect, specifying the date on which such Letter of Credit is to be issued, the expiration date thereof, and the stated amount thereof, and

                 (ii) delivering to the Issuing Bank an application, in such form as may from time to time be approved by the Issuing Bank (the "Letter of Credit Application"), completed to the satisfaction of the Issuing Bank, together with such other certificates, documents and other papers and information as the Issuing Bank may request.

Upon issuing each such Letter of Credit, the Issuing Bank shall promptly notify the Agent (by telephone or otherwise), and furnish the Agent with the proposed form of Letter of Credit to be issued. The Agent shall, promptly upon receiving such notice, notify the Revolving Credit Lenders of such proposed Letter of Credit (which notice shall specify the stated amount and term of such proposed Letter of Credit), and shall determine, as of the close of business on the Business Day before such proposed issuance, whether such proposed Letter of Credit complies with the limitations set forth in Sections 2.17(a) and 2.17(b) hereof. Unless such limitations are not satisfied, or unless the Required Lenders have given notice to the Agent to cease issuing Letters of Credit pursuant to Section 2.18(c)(ii) hereof, the Agent shall notify the Issuing Bank (in writing or by telephone promptly confirmed in writing) that the Issuing Bank is authorized to issue such Letter of Credit. If the Issuing Bank issues a Letter of Credit, it shall deliver the original of such Letter of Credit to the beneficiary thereof or as the Borrower shall otherwise direct, and shall promptly notify the Agent thereof and furnish a copy thereof to the Agent.

                 (b) Request for Extension or Increase. The Borrower may from time to time request the Issuing Bank to extend the expiration date of an outstanding Letter of Credit or increase the Letter of Credit Undrawn Availability of such Letter of Credit. Such extension or increase shall for all purposes hereunder be treated as though the Borrower had requested issuance of a replacement Letter of Credit (except only that the Issuing Bank may, if it elects, issue a notice of extension or increase in lieu of issuing a new Letter of Credit in substitution for the outstanding Letter of Credit).

                 (c)  Limitations on Issuance, Extension and Amendment.

                 (i) As between the Issuing Bank, on the one hand, and the Agent and the Lenders, on the other hand, the Issuing Bank shall be justified and fully protected in issuing such Letter of Credit after receiving authorization from the Agent as provided in Section 2.18(a) hereof, notwithstanding any subsequent notices to the Issuing Bank, any knowledge of an Event of Default (unless the Issuing Bank shall have received a notice specifying that such Event of Default is an "Event of Default" under this Agreement) or Potential Default, any knowledge of failure of any condition specified in Section 4.03 hereof to be satisfied, any other knowledge of the Issuing Bank, or any other event, condition or circumstance whatever. The Issuing Bank may amend, modify or supplement Letters of Credit or Letter of Credit Applications, or waive compliance to any condition of issuance or payment, without the consent of, and without liability to, the Agent or any Lender, provided that any such amendment, modification or supplement that extends the expiration date or increases the Letter of Credit Undrawn Availability of an outstanding Letter of Credit shall be subject to Sections 2.17(a) and (b) hereof.

                 (ii) As between the Agent, on the one hand, and the Lenders, on the other hand, the Agent shall not authorize issuance of any Letter of Credit if the Agent shall have received, at least two Business Days before authorizing such issuance, from the Required Lenders an unrevoked written notice that any condition precedent set forth in Section 4.03 will not be satisfied and expressly requesting that the Agent direct the Issuing Bank to cease to issue Letters of Credit. Absent such notice, or unless the Agent determines that the applicable limitations set forth in Sections 2.17(a) and 2.17(b) hereof are not satisfied, the Agent shall be justified and fully protected, as against the Lenders, in authorizing the Issuing Bank to issue such Letter of Credit, notwithstanding any subsequent notices to the Agent, any knowledge of an Event of Default or Potential Default, any knowledge of failure of any condition specified in Section 4.03 hereof to be satisfied, any other knowledge of the Agent, or any other event, condition or circumstance whatever.

                 2.19.  Letter of Credit Participating Interests.

                 (a)  Generally.  Concurrently with the issuance of each

Letter of Credit, the Issuing Bank automatically shall be deemed, irrevocably and unconditionally, to have sold, assigned, transferred and conveyed to each other Revolving Credit Lender, and each other Revolving Credit Lender automatically shall be deemed, irrevocably and unconditionally, severally to have purchased, acquired, accepted and assumed from the Issuing Bank, without recourse to, or representation or warranty by, the Issuing Bank, an undivided interest, in a proportion equal to such Revolving Credit Lender's Pro Rata share, in all of the Issuing Bank's rights and obligations in, to or under such Letter of Credit, the related Letter of Credit Application, the Letter of Credit Reimbursement Obligations, and all collateral, guarantees and other rights from time to time directly or indirectly securing the foregoing (such interest of each Revolving Credit Lender being referred to herein as a "Letter of Credit Participating Interest"). Amounts other than Letter of Credit Reimbursement Obligations and Letter of Credit Fees payable from time to time under or in connection with a Letter of Credit or Letter of Credit Application shall be for the sole account of the Issuing Bank. On the date that any Purchasing Lender becomes a party to this Agreement in accordance with Section
9.14 hereof, Letter of Credit Participating Interests in any outstanding Letters of Credit held by the Revolving Credit Lender from which such Purchasing Lender acquired its interest hereunder shall be proportionately reallotted between such Purchasing Lender and such transferor Revolving Credit Lender (and, to the extent such transferor Revolving Credit Lender is the Issuing Bank, the Purchasing Lender shall be deemed to have acquired a Letter of Credit Participating Interest from such transferor Revolving Credit Lender to such extent).

                 (b) Obligations Absolute. Notwithstanding any other provision hereof, each Revolving Credit Lender hereby agrees that its obligation to participate in each Letter of Credit issued in accordance herewith, its obligation to make the payments specified in Section 2.20 hereof, and the right of the Issuing Bank to receive such payments in the manner specified therein, are each absolute, irrevocable and unconditional and shall not be affected by any event, condition or circumstance whatever. The failure of any Revolving Credit Lender to make any such payment shall not relieve any other Revolving Credit Lender of its funding obligation hereunder on the date due, but no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to meet its funding obligations hereunder.

                 2.20.  Letter of Credit Drawings and Reimbursements.

                 (a) Borrower's Reimbursement Obligation. The Borrower hereby agrees to reimburse the Issuing Bank, by making payment to the Agent for the account of the Issuing Bank in accordance with Section 2.12(b) hereof on the date of each payment made by the Issuing Bank under any Letter of Credit, without notice, protest or demand, all of which are hereby waived, and an action therefor shall immediately accrue. To the extent such payment is not timely made, the Borrower hereby agrees to pay to the Agent, for the account of the Issuing Bank, on demand, interest on any Letter of Credit Unreimbursed Draws for each day from and including the date of such payment by the Issuing Bank until paid (before and after judgment) in accordance with
Section 2.12(c) hereof, at the rate per annum set forth in Section 2.12(c)(ii) hereof.

                 (b) Payment by Lenders on Account of Unreimbursed Draws. If the Issuing Bank makes a payment under any Letter of Credit and is not reimbursed in full therefor on such payment date in accordance with Section 2.20(a) hereof, the Issuing Bank will promptly notify the Agent thereof (which notice may be by telephone), and the Agent shall forthwith notify each Revolving Credit Lender (which notice may be by telephone promptly confirmed in writing) thereof. No later than the Agent's close of business on the date such notice is given, each such Revolving Credit Lender will pay to the Agent, for the account of the Issuing Bank, in immediately available funds, an amount equal to such Revolving Credit Lender's Pro Rata share of the unreimbursed portion of such payment by the Issuing Bank, provided such notice is given no later than 2:00 o'clock P.M., Pittsburgh time. If and to the extent that any Revolving Credit Lender fails to make such payment to the Issuing Bank on such date, such Revolving Credit Lender shall pay such amount on demand, together with interest, for the Issuing Bank's own account, for each day from and including the date of the Issuing Bank's payment to and including the date of repayment to the Issuing Bank (before and after judgment) at the following rates per annum: (i) for each day from and including the date of such payment by the Issuing Bank to and including the second Business Day thereafter, at rate set forth in Section 8.14.

                 (c) Distributions to Lenders. If, at any time, after there occurs a Letter of Credit Unreimbursed Draw and the Issuing Bank has received from any Revolving Credit Lender such Revolving Credit Lender's share of such Letter of Credit Unreimbursed Draw, and the Issuing Bank receives any payment or makes any application of funds on account of the Letter of Credit Reimbursement Obligation arising from such Letter of Credit Unreimbursed Draw, the Issuing Bank will pay to the Agent, for the account of such Revolving Credit Lender, such Revolving

Credit Lender's Pro Rata share of such payment.

                 (d) Rescission. If any amount received by the Issuing Bank on account of any Letter of Credit Reimbursement Obligation shall be avoided, rescinded or otherwise returned or paid over by the Issuing Bank for any reason at any time, whether before or after the termination of this Agreement (or the Issuing Bank believes in good faith that such avoidance, rescission, return or payment is required, whether or not such matter has been adjudicated), each such Revolving Credit Lender will, promptly upon notice from the Agent or the Issuing Bank, pay over to the Agent for the account of the Issuing Bank its Pro Rata share of such amount, together with its Pro Rata share of any interest or penalties payable with respect thereto.

                 (e) Equalization. If any Revolving Credit Lender receives any payment or makes any application on account of its Letter of Credit Participating Interest, such Revolving Credit Lender shall forthwith pay over to the Issuing Bank, in Dollars and in like kind of funds received or applied by it the amount in excess of such Revolving Credit Lender's ratable share of the amount so received or applied.

                 2.21. Obligations Absolute. The payment obligations of the Borrower and of the Revolving Credit Lenders under Section 2.20 shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

                 (a) any lack of validity or enforceability of this Agreement, any Letter of Credit or any other Loan Document;

                 (b) the existence of any claim, set-off, defense or other right which the Borrower or any other Person may have at any time against any beneficiary or transferee of any Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or any unrelated transaction;

                 (c) any draft, certificate, statement or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (d) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit, or payment by the Issuing Bank under the Letter of Credit in any other circumstances in which conditions to payment are not met, except any such wrongful payment resulting solely from the gross negligence or willful misconduct of the Issuing Bank; or

                 (e) any other event, condition or circumstance whatever, whether or not similar to any of the foregoing.

The Borrower bears the risk of, and neither the Issuing Bank, any of its directors, officers, employees or agents, nor any Lender, shall be liable or responsible for any of, the foregoing matters, the use which may be made of any Letter of Credit, or acts or omissions of the beneficiary or any transferee in connection therewith, except for such person's gross negligence or willful misconduct.

                 2.22. Additional Compensation in Certain Circumstances. Without limitation of any provision of Section 2.13(a) hereof, the Issuing Bank and each Revolving Credit Lender shall be entitled to the benefit of Section 2.13(a) hereof, and the Borrower shall pay additional compensation to the Issuing Bank and each Revolving Credit Lender in accordance with such Section 2.13(a), in respect of this Agreement, the Letters of Credit and Letter of Credit Participating Interests, to the same extent and in the same manner as if the word "Lender," in each place in which it occurs in such Section 2.13(a), were replaced with "Lender or Issuing Bank," and the word "Loan," in each place in which it occurs in such Section 2.13(a), were replaced with "Loan, Letter of Credit or Letter of Credit Participating Interest."

                 2.23. Further Assurances. The Borrower hereby agrees, from time to time, to do and perform any and all acts and to execute any and all further instruments reasonably requested by the Issuing Bank more fully to effect the purposes of this Agreement and the issuance of the Letters of Credit hereunder.

                 2.24. Letter of Credit Applications. The representations, warranties and covenants by the Borrower under, and the rights and remedies of the Issuing Bank under, the Continuing Letter of Credit Agreement and any Letter of Credit Application relating to any Letter of Credit are in addition to, and not in limitation or derogation of, representations, warranties and covenants by the Borrower under, and rights and remedies of the Issuing Bank and the Lenders under, this

Agreement, the Loan Documents, and applicable Law. The Borrower acknowledges and agrees that all rights of the Issuing Bank under any Letter of Credit Application shall inure to the benefit of each Revolving Credit Lender to the extent of its Revolving Credit Commitment Percentage as fully as if such Lender was a party to such Letter of Credit Application. In the event of any inconsistency between the terms of this Agreement and any Letter of Credit Application, this Agreement shall prevail.

                 2.25.  Cash Collateral for Letters of Credit.

                 (a) Cash Collateral for Letter of Credit Exposure in Certain Circumstances. To the extent that this Agreement or any other Loan Document requires a payment or prepayment to be made with respect to the Revolving Credit Loans, such provision shall be construed as follows: after payment in full of the outstanding Revolving Credit Loans, then, to the extent of the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account, an amount equal to the remainder of the amount so required to be paid by the Borrower shall immediately be paid by the Borrower to the Agent for deposit in the Letter of Credit Collateral Account. In addition, the Borrower agrees that, without limitation of the foregoing or of any other provisions of this Agreement or the Loan Documents requiring collateral for the Letters of Credit or other Obligations in whole or in part, and without limitation of other rights and remedies under this Agreement or any Loan Document or at law or in equity, if all of the Loans become due and payable pursuant to Section 7.02 hereof, the Borrower shall immediately pay to the Agent, for deposit in the Letter of Credit Collateral Account, an amount equal to the excess, if any, of the aggregate Letter of Credit Exposure at such time over the balance in the Letter of Credit Collateral Account.

                 (b) Letter of Credit Collateral Account. The Agent shall maintain in its own name at its Office a deposit account (the "Letter of Credit Collateral Account"), which shall bear interest (added to the deposit balance) in accordance with the Agent's ordinary practices for deposit accounts of like size and nature, over which the Agent shall have sole dominion and control, and the Borrower shall have no right to withdraw any funds deposited therein. The Agent shall deposit into the Letter of Credit Collateral Account such funds as are required to be paid therein by Section 2.25(a). As security for the payment of all Obligations, the Borrower hereby grants, conveys, assigns, pledges, transfers to the Agent, and creates in the Agent's favor a continuing Lien on and security interest in, the Letter of Credit Collateral Account, all amounts from time to time on deposit therein, all proceeds of the conversion, voluntary or involuntary, thereof into cash, instruments, securities or other property, and all other proceeds thereof. The Borrower hereby represents, warrants, covenants and agrees that such Lien shall at all times be valid and perfected, prior to all other Liens, and the Borrower shall take or cause to be taken such actions and execute and deliver such instruments and documents as may be necessary or, in the Agent's judgment, desirable to perfect or protect such Lien. The Borrower shall not create or suffer to exist any Lien on any amounts or investment held in the Letter of Credit Collateral Account other than the Lien in favor of the Agent granted under this Section.

                 (c) Application of Funds. The Agent shall apply funds in the Letter of Credit Collateral Account: (i) on account of Letter of Credit Reimbursement Obligations as and when the same become due and payable if and to the extent that the Borrower fails directly to pay the same, and (ii) if no Letter of Credit Reimbursement Obligations are due and payable, no Letters of Credit are outstanding and the balance of the Letter of Credit Collateral Account exceeds the aggregate Letter of Credit Exposure, the excess shall be applied on account of the other Obligations secured hereby (it being understood that, if no Event of Default or Potential Default has occurred or is continuing, the Borrower may direct that such application be delayed for such time as is necessary to avoid the requirement of a payment under Section 2.13(b)). If all Obligations (other than Obligations constituting contingent obligations under indemnification provisions which survive indefinitely, so long as no unsatisfied claim has been made under any such indemnification provision) have been indefeasibly paid in full in cash, all Commitments have terminated and all Letters of Credit have expired, the Agent shall release to the Borrower all remaining funds in the Letter of Credit Collateral Account.

                 2.26.  Certain Provisions Relating to the Issuing Bank.

                 (a) General. The Issuing Bank shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Issuing Bank shall be read into this Agreement or any Loan Document or shall otherwise exist. The duties and responsibilities of the Issuing Bank to the other Lender Parties under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Issuing Bank shall not have a fiduciary relationship in respect of any Lender Party or any other Person. The Issuing Bank shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct. The Issuing Bank shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of the Borrower, (ii) the business, operations, condition (financial or otherwise) or prospects of the Borrower or any other Person, or (iii) the existence of any Event of Default or Potential Default. The Issuing Bank shall not be under any obligation, either initially or on a continuing basis, to provide the Agent or any Lender with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement to be so furnished.

                 (b) Administration. The Issuing Bank may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Issuing Bank shall not have any duty to verify the identity or authority of any Person giving such notice or other communication. The Issuing Bank may consult with legal counsel (including, without limitation, in-house counsel for the Issuing Bank or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Issuing Bank shall not be liable for any action taken or omitted to be taken in good faith in accordance with the advice of such counsel, accountants or experts. Whenever the Issuing Bank shall deem it necessary or desirable that a matter be proved or established with respect to the Borrower or Lender Party, such matter may be established by a certificate of the Borrower or Lender Party, as the case may be, and the Issuing Bank may conclusively rely upon such certificate.

                 (c) Indemnification of Issuing Bank by Lenders. Each Revolving Credit Lender hereby agrees to reimburse and indemnify the Issuing Bank and each of their respective directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel (other than in-house counsel) for the Issuing Bank or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Issuing

Bank or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Issuing Bank, in its capacity as such, or such other Person, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Letter of Credit, provided, that no Revolving Credit Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting from the gross negligence or willful misconduct of the Issuing Bank or such other Person, as finally determined by a court of competent jurisdiction.


                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

                 The Borrower hereby represents and warrants to each Lender Party as follows:

                 3.01. Corporate Status. Each Loan Party is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Loan Party has corporate power and authority to own its property and to transact the business in which it is engaged or presently proposes to engage. Each Loan Party is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the ownership of its properties or the nature of its activities or both makes such qualification necessary or advisable except where the failure to so qualify could not have a Material Adverse Effect.

                 3.02. Corporate Power and Authorization. Each Loan Party has corporate power and authority to execute, deliver, perform, and take all actions contemplated by, each Loan Document to which it is a party, and all such action has been duly and validly authorized by all necessary corporate proceedings on its part. Without limitation of the foregoing, the Borrower has the corporate power and authority to borrow and request Letters of Credit to be issued pursuant to the Loan Documents to the fullest extent permitted hereby and thereby from time to time, and has taken all necessary corporate action to authorize such borrowings and requests.

                 3.03. Execution and Binding Effect. This Agreement and each other Loan Document to which any Loan Party is a party and which is required to be delivered on or before the Closing Date pursuant to Section 4.01 hereof has been duly and validly executed and delivered by such Loan Party. This Agreement constitutes, and each other Loan Document when executed and delivered by each Loan Party which is a party thereto will constitute, the legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

                 3.04. Governmental Approvals and Filings. No approval, order, consent, authorization, certificate, license, permit or validation of, or exemption or other action by, or filing, recording or registration with, or notice to, any Governmental Authority (collectively, "Governmental Action") is or will be necessary in connection with execution and delivery of any Loan Document by any Loan Party, consummation by any Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party, except for (i) Required Phase I Project Permits and Required Phase II Project Permits, (ii) recordings and filings necessary to perfect the Liens granted by the Security Documents and
(iii) matters set forth in Schedule 3.04. Each Governmental Action referred to in such Schedule 3.04 has been duly obtained or made, as the case may be, and is in full force and effect, and there is no action, suit, proceeding or investigation pending or, to the Borrower's knowledge, threatened which seeks or has a reasonable possibility of resulting in the reversal, rescission, termination, modification or suspension of any such Governmental Action. No Governmental Action referred to in such Schedule 3.04 requires any further act to be performed or condition to be satisfied by any Person as a condition to continued effectiveness thereof, except as set forth in such Schedule 3.04. With respect to each of the matters set forth in Schedule 3.04, no Loan Party made any application to any Governmental Authority in connection therewith which application, when taken together with all amendments, supplements and modifications thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

                 3.05. Absence of Conflicts. Neither the execution and delivery of any Loan Document by any Loan Party, nor consummation by any Loan Party of the transactions herein or therein contemplated, nor performance of or compliance with the terms and conditions hereof or thereof by any Loan Party does or will

                 (a) violate or conflict with any Requirement of Law, or

                 (b) violate, conflict with or result in a breach of any term or condition of, or constitute a default under, or result in (or give rise to any right, contingent or otherwise, of any Person to cause) any termination, cancellation, prepayment or acceleration of performance of, or result in the creation or imposition of (or give rise to any obligation, contingent or otherwise, to create or impose) any Lien upon any of the property of any Loan Party (except for any Lien in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations) pursuant to, or otherwise result in (or give rise to any right, contingent or otherwise, of any Person to cause) any change in any right, power, privilege, duty or obligation of any Loan Party under or in connection with,

                          (i) the certificate or articles of incorporation or
                 by-laws (or other constituent documents) of any Loan Party,

                          (ii) any Contractual Obligations creating, evidencing
                 or securing any Indebtedness or Guaranty Equivalent to which any Loan Party is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound, or

                          (iii) any other Contractual Obligations of any Loan
                 Party,

except (in the case of each of (a) and (b) above) for matters as to which a consent, waiver, amendment or agreement which has been duly obtained and is in full force and effect (all of which matters are set forth on Schedule 3.05 hereof), and the Agent and each Lender has received a true, correct and complete copy of each such consent, waiver, amendment or agreement and of each of the underlying agreements or instruments to which it relates and except for matters which, individually or in the aggregate, could not have a Material Adverse Effect.

                 3.06. Projections. The Borrower has furnished to the Agent and each Lender projections prepared by the Borrower demonstrating the projected financial condition and results of operations of the Borrower and Salesco after giving effect to completion of construction of the Phase I Project, for the period commencing on January 1, 1994 and ending on December 31, 2002, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections. The Borrower has furnished to the Agent and each Lender projections prepared by the Borrower demonstrating the projected financial condition and results of operations of the Borrower and Salesco after giving effect to completion of construction of the Phase II Project, for the period commencing on January 1, 1997 and ending on December 31, 2002, which projections are accompanied by a written statement of the assumptions and estimates underlying such projections. Such projections were prepared on the basis of such assumptions and estimates. Such projections, assumptions and estimates, as of the date of preparation thereof and as of the date hereof, are reasonable, are made in good faith, represent the Borrower's best judgment as to such matters on the date thereof and do not contain assumptions or methods of calculation which are inconsistent with the requirements of the Loan Documents. Nothing contained in this Section shall constitute a representation or warranty that such future financial performance or results of operations will in fact be achieved.

                 3.07. Labor Matters. On the Closing Date and on the Initial Tranche D Funding Availability Date, no Loan Party is a party to any collective bargaining agreements with respect to any of its employees.

                 3.08. Absence of Undisclosed Liabilities. Except as disclosed in writing to the Lenders, no Loan Party has any liability or obligation of any nature whatever (whether absolute, accrued, contingent or otherwise, whether or not due), forward or long-term commitments or unrealized or anticipated losses from unfavorable commitments, except matters that, individually or in the aggregate, could not have a Material Adverse Effect.

                 3.09. Accurate and Complete Disclosure. All information provided (in writing) by or on behalf of any Loan Party to the Agent or any Lender (or to the Persons listed on Schedule 3.09 hereto) pursuant to or in connection with any Loan Document or any transaction contemplated hereby or thereby (excluding, however, for purposes of this Section 3.09, the projections described in Section 3.06 hereof, the Phase I Project Budget and the Phase II Project Budget) is true and accurate in all material respects on the date as of which such information is dated (or, if not dated, when received by the Agent or such Lender, as the case may be) and such information, taken as a whole, which was provided on or prior to the time this representation is made or remade, does not omit to state any material fact necessary to make such information not misleading at such time in light of the circumstances in which it was provided.

                 3.10. Commitments. Other than as set forth on Schedule 3.10 hereto or as permitted by Section 6.03 hereof, no Loan Party has received any commitments for financing other than the Revolving Credit Commitments and the Term Loan Commitments.

                 3.11. Solvency. On and as of the Closing Date and on and as of the Initial Tranche D Funding Availability Date, after consummation of the transactions contemplated herein and after giving effect to all Loans and other obligations and liabilities being incurred on such respective dates in connection therewith, and on the date of each subsequent Loan or other extension of credit hereunder and after giving effect to application of the proceeds thereof in accordance with the terms of the Loan Documents, the Borrower and each other Loan Party is and will be Solvent.

                 3.12. Margin Regulations. No part of the proceeds of any Loan hereunder will be used for the purpose of buying or carrying any "margin stock," as such term is used in Regulations G and U of the Board of Governors of the Federal Reserve System, as amended from time to time, or to extend credit to others for the purpose of buying or carrying any "margin stock". No Loan Party is engaged in the business of extending credit to others for the purpose of buying or carrying "margin stock". No Loan Party owns any "margin stock". Neither the making of any Loan nor any use of proceeds of any such Loan will violate or conflict with the provisions of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System, as amended from time to time.

                 3.13. Subsidiaries. Except as otherwise specifically permitted by this Agreement, the Borrower has no Subsidiaries, Salesco has no Subsidiaries except for the Borrower and Holdings has no Subsidiaries except for Salesco.

                 3.14. Partnerships, etc. Except as otherwise specifically permitted by this Agreement, no Loan Party is a partner (general or limited) of any partnership, is a party to any joint venture or is an owner (beneficially or of record) of any equity or similar interest in any Person (including but not limited to any interest pursuant to which the Borrower has or may in any circumstance have an obligation to make capital contributions to, or be generally liable for or on account of the liabilities, acts or omissions of such other Person).

                 3.15. Ownership and Control. Schedule 3.15 hereof states as of the date hereof, and Schedule 3.15-1996 hereto states as of the date of the Fifth Amendment, the authorized capitalization of each Loan Party, the number of shares of each class of capital stock issued and outstanding of each Loan Party and the number and percentage of outstanding shares of each such class of capital stock and the names of the record owners of such shares and, to the Borrower's knowledge, the beneficial owners of such shares. The outstanding shares of capital stock of each Loan Party have been duly authorized and validly issued and are, except as designated on such
Schedule 3.15 or Schedule 3.15-1996, fully paid and nonassessable. There are no options, warrants, calls, subscriptions, conversion rights, exchange rights, preemptive rights or other rights, agreements or arrangements (contingent or otherwise) which may in any circumstances now or hereafter obligate any Loan Party to issue any shares of its capital stock or any other securities, except for matters set forth in such Schedule 3.15 or Schedule 3.15-1996 and except for matters which are permitted by the terms hereof and notice of which is provided by the Borrower to the Agent. Schedule 3.15 hereof describes as of the date hereof, and Schedule 3.15-1996 hereto describes as of the date of the Fifth Amendment, all options, rights, purchase agreements, buy-sell agreements, restrictions on transfer, pledges, proxies, voting trusts, powers of attorney, voting agreements and other agreements, instruments or arrangements to which any Loan Party is a party or is subject or bound, or to which any record or beneficial owner of capital stock of any Loan Party is a party or is subject or bound, which pertain to any shares of capital stock (now or hereafter outstanding) of any Loan Party, including any matter which may affect beneficial or record ownership thereof or transferability thereof or voting rights with respect thereto.

                 3.16. Litigation. Except as set forth in Schedule 3.16 hereof (in the case of the making of this representation and warranty on the Closing Date and on any other date prior to the date of the request for the initial Term Loans), there is no pending or, to the Borrower's knowledge, threatened action, suit, claim, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party which could, if adversely determined, have a Material Adverse Effect.

                 3.17. Absence of Events of Default. No event has occurred and is continuing and no condition exists which constitutes an Event of Default or Potential Default.

                 3.18. Absence of Other Conflicts. None of the Loan Parties, Keith Busse, Mark Millet or Richard Teets is in violation of or conflict with, or is subject to any contingent liability on account of any violation of or conflict with:

                 (a) any Requirement of Law,

                 (b) its certificate or articles of incorporation or by-laws (or other constituent documents), or

                 (c) any Contractual Obligations to which it is party, which violation or conflict could have a Material Adverse Effect.

                 3.19. Insurance. Each Loan Party maintains with financially sound and reputable insurers the insurance required by Section 5.02 hereof.

                 3.20. Title to Property. Each Loan Party has good and marketable title in fee simple to all real property owned or purported to be owned by it and good title to all other property of whatever nature owned or purported to be owned by it, in each case free and clear of all Liens, other than Permitted Liens.

                 3.21. Intellectual and Other Property. Each Loan Party owns, or is licensed or otherwise has the right to use, all the patents, trademarks, service marks, names (trade, service, fictitious or otherwise), copyrights, technology (including but not limited to all equipment comprising part of the Phase I Project or the Phase II Project and computer programs and software), processes, data bases and other rights, free from burdensome restrictions, necessary to own and operate its properties and to carry on its business as presently conducted and presently planned to be conducted without conflict with the rights of others in any material respect.

                 3.22. Taxes. All tax and information returns required to be filed by or on behalf of each Loan Party have been properly prepared, executed and filed, except when the failure to do so could not have a Material Adverse Effect. All taxes, assessments, fees and other governmental charges upon any Loan Party or upon any of its properties, incomes, sales or franchises which are due and payable have been paid other than those not yet delinquent and payable without premium or penalty, and except for those being diligently contested in good faith by appropriate proceedings, and in each case adequate reserves and provisions for taxes have been made on the books of such Loan Party. The reserves and provisions for taxes on the books of each Loan Party are adequate for all open years and for its current fiscal period. The Borrower does not know of any proposed additional assessment or basis for any material assessment for additional taxes against any Loan Party (whether or not reserved against) except, with respect to times after the Phase II Project Acceptance Date, assessments or basis therefor which could not have a Material Adverse Effect.

                 3.23. Employee Benefits. Schedule 3.23 hereof sets forth as of the date hereof a list of all Plans and Multiemployer Plans, and all information available to the Borrower with respect to the direct, indirect or potential withdrawal liability to any Multiemployer Plan of any Loan Party or any Controlled Group Member. On the Closing Date and on the Initial Tranche D Funding Availability Date, except as set forth in Schedule 3.23 hereof, no Loan Party has any liability (contingent or otherwise) for or in connection with, and none of their respective properties is subject to a Lien in connection with, any Pension-Related Event.

                 3.24.  Environmental Matters.

                 (a) Each Loan Party, and to the Borrower's knowledge each of its Environmental Affiliates, is and has been in compliance with all applicable Environmental Laws, except where the failure to so comply, individually or in the aggregate, could not have a Material Adverse Effect. There are no circumstances that may prevent or interfere with such compliance by any Loan Party in the future.

                 (b) All Environmental Approvals necessary for the ownership and operation of any Loan Party's properties, facilities and businesses as presently owned and operated and as presently proposed to be owned and operated are Required Phase I Project Permits. All Environmental Approvals necessary for the ownership and operations of any Loan Party's properties, facilities and businesses as owned and operated on the date of the Fifth Amendment and as proposed on such date to be owned and operated are Required Phase I Project Permits or Required Phase II Project Permits.

                 (c) There is no Environmental Claim pending or, to the Borrower's knowledge, threatened, and there are no past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or, to Borrower's knowledge, any of its Environmental Affiliates) that could form the basis of any Environmental Claim, against any Loan Party or any of its Environmental Affiliates, except matters which, individually or in the aggregate, could not have a Material Adverse Effect.

         (d) No facility or property now or previously owned, operated or leased by any Loan Party is an Environmental Cleanup Site. Neither any Loan Party nor, to Borrower's knowledge, any of its Environmental Affiliates has directly transported or directly arranged for the transportation of any material quantities of Environmental Concern Materials to any Environmental Cleanup Site, except matters which, individually or in the aggregate, could not have a Material Adverse Effect. No Lien exists, and no condition exists which could result in the filing of a Lien, against any property of any Loan Party or any of its Environmental Affiliates, under any Environmental Law.

                 3.25. Subordinated Notes. (a) The offering and sale of the Subordinated Notes have been and will be made in accordance with the terms of the Securities Act of 1933, applicable state securities laws and other applicable Laws.

                 (b) All of the Obligations constitute and will constitute "Senior Indebtedness" within the meaning ascribed to such term in the Subordinated Debt Purchase Agreement and the Subordinated Notes. The subordination provisions of the Subordinated Debt Purchase Agreement and the Subordinated Notes are enforceable against the Borrower and the holders from time to time of the Subordinated Notes.

                 3.26. Phase I Project Compliance With Laws; Permits. The construction of the Phase I Project as contemplated by the Specifications and the intended use of the Phase I Project comply with all applicable Laws (including Environmental Laws and Laws relating to zoning), restrictive covenants and applicable Required Phase I Project Permits. All Required Phase I Project Permits are listed in Schedule 3.26 hereto. All Required Phase I Project Permits (except those Required Phase I Project Permits which are designated on Schedule 3.26 hereto as being receivable after the Closing Date, which permits are not necessary until a later stage of, or completion of, construction of the Phase I Project, as designated on such Schedule) have been duly obtained, have not been modified and, to the extent still necessary, are in full force and effect (with all appeal periods having expired except as set forth on Schedule 3.26), and there is no action, suit, proceeding, investigation, claim, complaint or demand pending or, to the Borrower's knowledge, threatened with respect thereto or which seeks or may result in (a) the reversal, rescission, termination or suspension of any Required Phase I Project Permit or (b) any modification of any Required Phase I Project Permit. In obtaining each Required Phase I Project Permit, no Loan Party made any application to any Governmental Authority in connection therewith which application, when taken together with all amendments, supplements and modifications thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. As to any Required Phase I Project Permits that have not yet been obtained, (a) such Required Phase I Project Permits are not discretionary in nature and are expected to be obtainable prior to the time they are needed to maintain without material delay the process of construction of the Phase I Project in order to achieve the Phase I Project Commissioning Date on or before September 30, 1996 and to maintain without material disruption operation of the Phase I Project thereafter, (b) the Borrower is not aware of any facts or circumstances which could reasonably be expected to preclude the Borrower from obtaining such Required Phase I Project Permits on a timely basis and (c) no unusual or materially burdensome conditions are expected to be placed upon the issuance of, or required by, such Required Phase I Project Permits.

                 3.27. Sufficiency of Phase I Project Agreements. To the best knowledge of the Borrower after due inquiry, except as described on Schedule
3.27 hereof, the services to be performed for, and the materials and equipment to be supplied to and the easements and other rights granted to, the Borrower pursuant to Phase I Project Agreements in effect on the Closing Date (a) comprise all of the property and property interests necessary to construct, install, equip, own, operate and maintain the Phase I Project in accordance with all applicable Laws, Required Phase I Project Permits and restrictive covenants and as contemplated by the Phase I Project Agreements, (b) are sufficient to enable the Phase I Project to be located, constructed and operated on the Phase I Project Site, (c) provide adequate ingress and egress from the Phase I Project Site for any reasonable purpose in connection with the operation of the Phase I Project and (d) can reasonably be expected to enable the Borrower to operate the Phase I Project at the capacity and efficiency contemplated in the SMS Contract; all without reference to any proprietary information not owned by the Borrower or which the Borrower does not have the legal right to use.

                 3.28. Subdivision; Separate Assessment. Except as set forth on Schedule 3.28, from and after the Recording Date, the Phase I Project Site will be a single parcel under the applicable Laws regulating subdivision and land development, will be separately assessed for ad valorem real property taxes, and may be leased, transferred and/or developed by constructing the Phase I Project and the Phase II Project thereon without the approval of any Governmental Authority having the jurisdiction to regulate or control subdivision or land development.

                 3.29. Utility Services. Except as set forth on Schedule 3.29, from and after the Recording Date, all utility services necessary for the construction of the Phase I Project and of the Phase II Project and the operation and maintenance thereof will be available at the boundaries of the Phase I Project Site, including water supply (including process water) and sanitary and storm sewer facilities and gas, electric and telephone facilities, and the costs of construction for installing the same are included in the Phase I Project Budget or, in the case of the Phase II Project, the Phase II Project Budget.

                 3.30 Potential Conflicts of Interest. As of the Closing Date, except for the Equity Agreements, the Employment Agreements and as set forth on Schedule 3.30, to the best knowledge of Holdings, the Borrower and Salesco, without independent investigation, no Affiliate of Holdings, Salesco or the Company: (a) owns, directly or indirectly, any interest in (excepting less than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, supplier, distributor, sales agent or customer of, or lender to or borrower from, Holdings, Salesco, the Borrower or any of their Subsidiaries;
(b) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Holdings, Salesco, the Borrower or any of their Subsidiaries uses in the conduct of business; or (c) has any cause of action or other claim whatsoever against, or owes any amount to, Holdings, Salesco, the Borrower or any of their Subsidiaries, except for claims in the ordinary course of business.

                 3.31. Phase II Project Compliance With Laws; Permits. The construction of the Phase II Project as contemplated by the Specifications and the intended use of the Phase II Project comply with all applicable Laws (including Environmental Laws and Laws relating to zoning), restrictive covenants and applicable Required Phase II Project Permits. All Required Phase II Project Permits will be listed in a schedule, designated Schedule 3.31-1996 hereto, which will be delivered to the Lenders prior to the Initial Tranche D Funding Availability Date and will be satisfactory to the Agent after consultation with the Phase II Project Monitor. All Required Phase II Project Permits (except those Required Phase II Project Permits which will be designated on such Schedule 3.31-1996 as being receivable after the Initial Tranche D Funding Availability Date, which permits are not necessary until a later stage of, or completion of, construction of the Phase II Project, as designated on such Schedule) have been duly obtained, have not been modified and, to the extent still necessary, are in full force and effect (with all appeal periods having expired except as set forth on such Schedule 3.31-1996), and there is no action, suit, proceeding, investigation, claim, complaint or demand pending or, to the Borrower's knowledge, threatened with respect thereto or which seeks or may result in (a) the reversal, rescission, termination or suspension of any Required Phase II Project Permit or (b) any modification of any Required Phase II Project Permit. In obtaining each Required Phase II Project Permit, no Loan Party made any application to any Governmental Authority in connection therewith which application, when taken together with all amendments, supplements and modifications thereto, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading. As to any Required Phase II Project Permits that have not yet been obtained, (a) such Required Phase II Project Permits are not discretionary in nature and are expected to be obtainable prior to the time they are needed to maintain without material delay the process of construction of the Phase II Project in order to achieve the Phase II Project Commissioning Date on or before June 30, 1998, and to maintain without material disruption operation of the Phase II Project thereafter, (b) the Borrower is not aware of any facts or circumstances which could reasonably be expected to preclude the Borrower from obtaining such Required Phase II Project Permits on a timely basis and (c) no unusual or materially burdensome conditions are expected to be placed upon the issuance of, or required by, such Required Phase II Project Permits.

                 3.32. Sufficiency of Phase II Project Agreements. To the best knowledge of the Borrower after due inquiry, the services to be performed for, and the materials and equipment to be supplied to and the easements and other rights granted to, the Borrower pursuant to Phase II Project Agreements in effect on the Initial Tranche D Funding Availability Date (a) comprise all of the property and property interests necessary to construct, install, equip, own, operate and maintain the Phase II Project in accordance with all applicable Laws, Required Phase II Project Permits and restrictive covenants and as contemplated by the Phase II Project Agreements, (b) are sufficient (when taken together with the Phase I Project Agreements remaining in effect) to enable the Phase II Project to be located, constructed and operated on the Project Site, (c) provide (when taken together with the Phase I Project Agreements remaining in effect) adequate ingress and egress from the Project Site for any reasonable purpose in connection with the operation of the Phase II Project and (d) can reasonably be expected to enable the Borrower to operate the Phase II Project at the capacity and efficiency contemplated by the projections referred to in the second sentence of Section 3.06; all without reference to any proprietary information not owned by the Borrower or which the

Borrower does not have the legal right to use.


                                   ARTICLE IV
                             CONDITIONS OF LENDING

                 4.01. Conditions to Initial Loans and Letters of Credit. The obligation of each Lender Party to make Loans (other than Tranche C Loans and other than Tranche D Loans) or issue Letters of Credit is subject to the satisfaction, on or before the Closing Date (or in the case of Section 4.01(c), on or before the Recording Date), of the following conditions precedent, in addition to the conditions precedent set forth in Sections 4.02 and 4.03 hereof:


                          (a) Agreement; Notes; Fees. The Agent shall have received an executed counterpart of this Agreement for each Lender, duly executed by the Borrower, and executed Revolving Credit Notes and Term Loan Notes conforming to the requirements hereof, duly executed on behalf of the Borrower and each Lender shall have received the fees set forth in a letter from the Borrower to such Lender dated June 29, 1994.

                          (b) Certain Security Documents Pertaining to Personal Property. The Agent shall have received the following, with a copy for each Lender (except for instruments pledged pursuant to the Security Documents):

                                  (i)  Executed copies of each of the
                                  following:

                                        (A)  A Security Agreement, duly
                                  executed on behalf of the Borrower, in
                                  substantially the form of Exhibit G hereto
                                  (as amended, modified or supplemented from time to time, the "Security Agreement").

                                           (B)  [intentionally omitted]

                                           (C)  [intentionally omitted]

                                        (D)  Assignment of Contracts, in
                                  substantially the form of Exhibit M hereto
                                  ("Assignment of Contracts"), with respect to the contracts listed on Schedule 4.01(b) hereto.

                                        (E)  Consents to Assignment of
                                  Contracts, in
                                  substantially the form of Exhibit N
                                  hereto, with respect to the contracts listed on Schedule 4.01(b) hereto.

                                        (F)  A Pledge and Security Agreement,
                                  duly executed on behalf of Salesco, in
                                  substantially the form of Exhibit AA hereto
                                  (as amended, modified or supplemented from time to time, the "Salesco Security Agreement"), together with the certificates representing the capital stock of the Borrower pledged to the Agent thereunder, accompanied by undated signed stock powers separate from certificate duly endorsed in blank.

                                        (G)  A Pledge and Security Agreement,
                                  duly executed on behalf of Holdings, in
                                  substantially the form of Exhibit JJ hereto
                                  (as amended, modified or supplemented from time to time, the "Holdings Security Agreement"), together with the certificates representing the capital stock of Salesco pledged to the Agent thereunder, accompanied by undated signed stock powers separate from certificate duly endorsed in blank.

                                  (ii)  Evidence of the completion of all
                          recordings and filings of or with respect to, and of all other actions with respect to, the above Security Documents as may be necessary or, in the opinion of the Agent, desirable to create or perfect the Liens created or purported to be created by such Security Documents as valid, continuing and perfected Liens in favor of the Agent for the benefit of the Agent and the Lenders securing the Obligations, prior to all other Liens; and evidence of the payment of any necessary fee, tax or expense relating to such recording or filing. Without limitation of the foregoing, the Agent shall receive:

                                        (A)  Acknowledgment copies of proper
                                  financing statements duly filed under the Uniform Commercial Code in all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to create or perfect such Liens in favor of the Agent);

                                        (B)  [intentionally omitted]; and

                                  (iii)  Evidence of the insurance required by
                          the terms of this Agreement, containing the endorsements required by this Agreement.

                                  (iv)  Evidence that all other actions
                          necessary or, in the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the above Security Documents have been taken.

                                  (v) A search dated not more than twenty days
                          prior to the Closing Date of UCC, real property, tax, judgment and litigation dockets and records and other appropriate registers shall have revealed no filings or recordings in effect with respect to the Collateral purported to be covered by the above Security Documents, except such as are acceptable to the Agent and each Lender (it being understood that such acceptance does not limit the obligations of any Loan Party with respect to the priority of the Liens in favor of the Agent), and the Agent shall have received a copy of the search reports received as a result of the search and of the acknowledgment copies of the financing statements or other instruments required to be filed or recorded pursuant to this subsection bearing evidence of the recording of such statements or instruments at each of such filing or recording places.

                          (c) Certain Security Documents Pertaining to Real Property. The Agent shall, on or before the Recording Date (but with respect to the mortgage supplement referred to in clause (i)(A) below and the other items described below to the extent they relate to such mortgage supplement or the property covered thereby, on or before November 30, 1994), have received the following, each of which shall be in form and substance satisfactory to the Agent, with a copy for each
                 Lender:

                                  (i) Executed copies of each of the following:
                          (A) A Mortgage, duly executed on behalf of the Borrower, in substantially the form of Exhibit J hereto, and (B) a mortgage supplement thereto, duly executed by the Borrower, in substantially the form of Exhibit J-2 hereto (together, as amended, modified or supplemented from time to time, the "Mortgage").

                                  (ii)  Evidence of the completion of all
                          recordings and filings of or with respect to, and of all other actions with respect to, the above Security Documents as may be necessary or, in the opinion of the Agent or any Lender, desirable or required to create or perfect the Liens created or purported to be created by such Security Documents as valid, continuing and perfected Liens in favor of the Agent for the benefit of the Agent and the Lenders securing the Obligations, prior to all other Liens; and evidence of the payment of any necessary fee, tax or expense relating to such recording or filing.

                                  (iii)  With respect to such Security
                          Documents, the Agent shall have received in respect of each property or estate constituting Collateral thereunder one or more mortgagee's title insurance policies (or marked up unconditional binders for such insurance) dated the Recording Date. Each such policy shall: (A) be in an amount not unsatisfactory to the Lenders; (B) be issued at ordinary rates; (C) insure that each Security Document insured thereby creates a valid first priority Lien on such property or estate of the mortgagor, free and clear of all Liens, defects and other exceptions to title, except such as are listed on the title commitment attached hereto as Exhibit II or as may be approved by the Lenders; (D) name the Agent for the benefit of the Lenders and the Agent as the insured thereunder; (E) be in the form of ALTA Loan Policy -- 1970 (or other form reasonably acceptable to the Agent); (F) contain such endorsements and affirmative coverage as the Lenders may reasonably request, including without limitation a revolving credit endorsement; (G) be issued by Lawyers Title Insurance Company; and (H) be accompanied by such coinsurance and reinsurance and direct access agreements as the Lenders may reasonably require. The Agent shall have received a copy of such of the recorded documents referred to, or listed as exceptions to title in, such policy or policies or binders as the Agent or any Lender has requested and a copy of all other documents requested by the Agent or any Lender affecting the property covered by each such Security Document. The Agent and such title insurers shall have received such affidavits from the mortgagor as they may reasonably require.

                                  (iv)  With respect to such Security
                          Documents, the Agent and the title insurance company issuing any applicable title insurance policy or binder referred to in clause (iii) above shall have received a survey of the site of each property or estate covered by each Security Document, certified to the Agent and such title insurance company in a manner satisfactory to the Agent, each Lender and such title insurance company, dated a date satisfactory to each of them by an independent professional licensed land surveyor satisfactory to each of them. Such survey shall include such matters as the Agent, any Lender or such title insurance company may request.

                                  (v)  With respect to Collateral referred to
                          in such Security Documents, certified copies of all leases (as lessor or as lessee), if any, pertaining to any part of such Collateral.

                                  (vi)  Such Governmental Actions and other
                          agreements, estoppel letters, consents from such Governmental Authorities and other Persons in respect of the above Security Documents, and the property subject thereto, as may be reasonably requested by the Agent or any Lender.

                                  (vii)  Evidence of the insurance required by
                          the terms of the above Security Documents, containing the endorsements required by such Security Documents and this Agreement.

                                  (viii)  Evidence that all other action
                          necessary or, in the reasonable opinion of the Agent, desirable to create, perfect and protect the Liens created or purported to be created by the above Security Documents have been taken.

                          (d) Cash Management. The Agent shall have received acknowledgments, in form and substance satisfactory to the Agent, duly executed by Mellon as lockbox bank, together with such other documents, releases and agreements as may be reasonably required by the Agent in connection with perfecting the Agent's Lien in the accounts referred to in such acknowledgments.

                          (e) Capitalization, etc. The corporate and capital structure of each Loan Party, the certificate or articles of incorporation and by-laws (or other constituent documents) of each of them, and the terms, conditions, amounts and holders of all equity, debt and other indebtedness, obligations and liabilities of each of them, shall be not unsatisfactory to the Lenders. Without limitation of the foregoing:

                                  (i) The Agent shall have received, with copies
                          and
                          executed counterparts for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of the Subordinated Debt Purchase Agreement and the same shall be not unsatisfactory in form and substance to any Lender and shall be in full force and effect.

                                  (ii) The Agent shall have received, with
                          copies and executed counterparts for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of Holdings) of each of the Equity Documents and the Stock Purchase Agreement, and such items shall be not unsatisfactory in form and substance to any Lender and shall be in full force and effect.

                                  (iii) The Agent shall have received, with
                          copies and executed counterparts for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of the memoranda of understanding or other documentation between the Borrower and the Persons identified on Schedule 1.01A hereto evidencing the undertakings of such Persons other than the Borrower to provide the proceeds and benefits of the Development Package.

                          (f) Governmental Approvals and Filings. The Agent shall have received, with copies and executed counterparts or each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in Schedule 3.04 and Schedule 3.26 hereof which are designated on such Schedule to be receivable on or prior to the Closing Date and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                          (g) Other Conflicts. The Agent shall have received, with copies and executed counterparts for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in Schedule 3.05 hereof (if any) and such items shall be satisfactory in form and substance to the Agent and each Lender and shall be in full force and effect.

                          (h) Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary of each Loan Party dated as of the Closing Date as to (i) true copies of the certificate or articles of incorporation and by-laws (or other constituent documents) of such Loan Party in effect on such date (which, in the case of the certificate or articles of incorporation or other constituent documents filed or required to be filed with the Secretary of State or other Governmental Authority in its jurisdiction of incorporation, shall be certified to be true, correct and complete by such Secretary of State or other Governmental Authority not more than 30 days before the Closing Date), (ii) true copies of all corporate action taken by such Loan Party relative to this Agreement and the other Loan Documents and (iii) the incumbency and signature of the respective officers of such Loan Party executing this Agreement and the other Loan Documents, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the Closing Date showing the good standing of each Loan Party in its state of incorporation and each state in which it does business.

                          (i) Insurance. The Agent shall have received a report from Marsh & McLennan, with a copy for each Lender, addressed to the Agent and each Lender, satisfactory in form and substance to the Agent, as to insurance matters pertaining to the Loan Parties. The Agent shall have received evidence satisfactory to it that the insurance policies required by this Agreement and the other Loan Documents have been obtained, containing the endorsements required hereby and thereby.

                          (j) Environmental Matters. The Agent shall have a report from Rust Environment Infrastructure Inc., with a copy for each Lender, addressed to the Agent and each Lender, not unsatisfactory in form or substance to the Agent and each Lender, as to such environmental matters pertaining to the Loan Parties as any Lender may request (including but not limited to a Phase I environmental risk report for all real property constituting Collateral). In addition, the Agent shall have received, with a copy for each Lender, such certifications by officers or employees of the Borrower as any Lender may request with respect to (A) compliance by each Loan Party with existing Environmental Laws, (B) potential environmental liabilities arising from past or present conditions, operations or practices, and (C) potential environmental liabilities arising from off-site disposal of materials generated by any Loan Party.

                          (k) Projections. The Agent shall have received, with a counterpart for each Lender, copies of the projections referred to in Section 3.06 hereof.

                          (l) Legal Opinions. The Agent shall have received, with an executed counterpart for each Lender, opinions addressed to the Agent and each Lender, dated the Closing Date, of Baker & Hostetler, counsel to the Borrower and Salesco and Holdings, Barnes & Thornburg, Indiana counsel to the Borrower and Salesco and Holdings, Kirkland & Ellis, New York counsel to the Borrower and Salesco and Holdings, and the individuals or firms listed on Schedule 4.01(l) hereto, counsel for the respective parties listed on such Schedule, as to such matters as may be requested by the Agent or any Lender and in form and substance satisfactory to the Agent and each Lender.

                          (m) Officers' Certificates. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of each Loan Party as to such matters as the Agent or any Lender may request.

                          (n) Fees, Expenses, etc. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Closing Date shall have been paid or received.

                          (o) Third Party Contracts. All contracts (including without limitation those regarding construction, engineering, equipment, supply of raw materials, provision of electric and other utilities, and sales) set forth on Schedule 4.01(o) hereto, as well as the SMS Documents, the Heidtman Documents, the OmniSource Documents and the other Phase I Project Agreements, shall have been executed and delivered, copies thereof shall have been delivered to the Agent and shall contain terms not reasonably unsatisfactory to the Agent. Contracts will be in place assuring that the vendor-supplied letters of credit and the vendor refund bonds will be in amounts (not less than $15 million in the aggregate) and on terms satisfactory to the Agent.

                          (p)  [Intentionally omitted]

                          (q) Employment Agreements. Each of Keith Busse, Mark Millett and Richard Teets shall have executed and delivered the Employment Agreements, each containing terms satisfactory to the Agent, and conformed copies of the same shall have been provided to the Agent.

                          (r) Material Adverse Change. There shall have been no material adverse change in the projections described in
                 Section 3.06 hereto.

                          (s) Phase I Project Monitor's Report. The Agent shall have received the following, which shall be in form and substance satisfactory to the Lenders, with a copy for each
                 Lender: A report from the Phase I Project Monitor as to all aspects of the Phase I Project reviewed by it, including the design of the Phase I Project, the projected capacity and efficiency of the Phase I Project, construction schedules, cost estimates for construction, operation and maintenance of the Phase I Project, the adequacy of performance tests, operating performance feasibility (including without limitation capability of producing a specified volume of Commercial Grade Finished Goods), environmental matters, Required Phase I Project Permits, reasonableness of liquidated damage amounts and other Phase I Project matters. Said report shall state that the Specifications to the extent then developed are satisfactory and have been sufficiently developed in order to establish an adequate basis for the Design and Construction Standard.

                          (t) Agreement Among Secured Lenders. The Agent and the Lenders shall have executed and delivered an Agreement Among Secured Lenders substantially in the form of Exhibit K hereto.

                          (u) Warrant Agreement. The Warrant Agreement dated on or about the Closing Date between the Borrower and Mellon shall have been executed and delivered, and the transactions contemplated therein shall have been completed.

                          (v) Salesco/Holdings Guaranty. The Agent shall have received, with sufficient signed copies for each of the Lenders, a Guaranty and Suretyship Agreement, duly executed on behalf of each of Holdings and Salesco, in substantially the form of Exhibit BB hereto (as amended, modified or supplemented from time to time, the "Salesco/Holdings Guaranty").

                          (w) Adequacy of Funds Certificate. The Agent shall have received, with a copy for each Lender, an "Adequacy of Funds Certificate" (in form and scope described in Section 4.02(d) hereof) as of May 31, 1994, together with the related Phase I Project Monitor's Certificate described in Section 4.02(e) hereof.

                          (x) Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by any Lender. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent and each Lender.

                 4.02. Conditions to Term Loan (A and B) Commitment Period Loans. The obligation of each Lender Party to make any Revolving Credit Loan or issue any Letter of Credit or make any Term Loan (other than any Tranche C Loan and other than any Tranche D Loan) during the Term Loan (A and B) Commitment Period is subject to the performance by each Loan Party of its obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or of the issuance of such Letter of Credit, satisfaction of the conditions precedent set forth herein (including Sections 4.01(b), 4.01(c) and 4.03 hereof) and in the other Loan Documents and to satisfaction of the following further conditions precedent:

                 (a) Receipt of Certain Proceeds. (i) All proceeds of issuances of equity and the borrowings under Subordinated Notes (in principal amounts of $82,000,000 and of at least $50,000,000 and no more than $60,000,000, respectively) shall have been received and substantially expended for construction and other operating costs of the Phase I Project, and Borrower shall have received such proceeds and benefits of the Development Package as are designated on Schedule 4.02(a) as receivable on or prior to the date of such Loan or Letter of Credit and such proceeds and benefits shall have been committed by the Borrower for construction and other operating costs of the Phase I Project; and (ii) for any portion of the Development Package which is to be financed by the issuance of bonds and which is included in the $35,000,000 of Development Package benefits required to be in full force and effect, the issuance of such bonds shall have closed, or bond purchasers not reasonably unacceptable to the Required Lenders shall have executed and delivered commitments (which are in full force and effect) to purchase such bonds which commitments shall not be reasonably unsatisfactory to the Required Lenders provided, however, that the condition set forth in this Section 4.02(a) shall not be applicable to the issuance of Letters of Credit if the aggregate Letter of Credit Exposure, upon such issuance, would not exceed $1,000,000, plus the outstanding balance of the Letter of Credit Collateral Account.

                 (b) Certification as to Certain Governmental Approvals. The Borrower shall have provided an officer's certificate in form and substance satisfactory to the Agent with supporting documentation reasonably requested by the Agent confirming proper zoning and the availability of utility and municipal services.

                 (c) Title Insurance. With respect to each Term Loan, a title insurance policy endorsement satisfactory to the Agent covering the applicable Term Loan shall have been received by the Agent.

                 (d) Certain Additional Officer's Certificates. The Borrower shall have provided (at least three Business Days prior to the date of the applicable Loans) the following officer's certificates in form and substance satisfactory to the Agent:

                          (i) if a Loan is requested, a "Use of Advance
                 Certificate", substantially in the form of Exhibit O hereto, with the blanks appropriately filled in, stating that such Loan will only be used to pay capital expenditures, working capital and other operating costs which are necessary for the construction and operation of the Phase I Project and which, in the case of any Term Loan, are Phase I Project Costs (A) which have been incurred and are payable or (B) which constitute interest on the Loans which will become due and payable within 30 days after the date such Loan is to be made or (C) which constitute other costs which are due on a particular schedule and are of a category of cost referenced in Attachment 1 to the form of "Use of Advance Certificate" attached hereto as Exhibit O and will become due and payable within 30 days after the date such Loan is made or (D) constitute other costs which the Borrower estimates will be incurred and become due and payable within 30 days after the date such Loan is to be made; and, if any of the Phase I Project Costs to be paid by a Term Loan were not included as actual Phase I Project Costs to date in the "Phase I Project Status Certificate" and "Adequacy of Funds Certificate" referred to below in this Section 4.02(d), such "Use of Advance Certificate" shall include a statement that such Phase I Project Costs and the payment thereof by the Borrower, if the same had been included in such "Adequacy of Funds Certificate", would not have caused the Net Excess amount (total financing (excluding the Tranche C Committed Amounts) less the sum of total project costs and required contingency) set forth in the Summary section of Schedule Q of such "Adequacy of Funds Certificate" to be less than zero;

                          (ii) if a Term Loan is requested, a "Phase I Project
                 Status Certificate", substantially in the form of Exhibit P hereto, with the blanks appropriately filled in, setting forth, as of a date not more than thirty days prior to the date such Loan is to be made, the Phase I Project Budget, the Phase I Project Costs thereof to date and the Remaining Phase I Project Costs (including costs associated with any damage or other casualty), and the percentage of completion of construction of the Phase I Project;

                          (iii) if a Term Loan is requested, an "Adequacy of
                 Funds Certificate", substantially in the form of Exhibit Q hereto, with the blanks appropriately filled in, stating and demonstrating that, as of a date which is not earlier than forty-five days prior to the date such Loan is to be made and which is not earlier than the date of the most recent Adequacy of Funds Certificate furnished to the Agent under Section 5.01(q) or otherwise, the Net Excess amount (total financing (excluding the Tranche C Committed Amounts) less the sum of total project costs and required contingency) is zero or more.

                 Neither the Designated Initial Phase II Equity Proceeds nor the proceeds of Additional Common Equity nor any commitment with respect to either thereof nor the Tranche D Loan Commitments shall constitute a source of funding for purposes of any Adequacy of Funds Certificate or for purposes of Section 4.02(h) hereof.

                 (e) Phase I Project Monitor's and Accountant's Certificates. If a Term Loan is requested, the conditions set forth in this Section 4.02(e) shall have been satisfied. The Phase I Project Monitor shall have provided a certificate, substantially in the form of Exhibit Z hereto, with the blanks appropriately filled in, stating (i) the status of the Phase I Project with respect to the PP&E Costs (PP&E Costs to date, PP&E Costs required to Complete the construction of the Phase I Project and percentage of completion), (ii) any variances in such PP&E Costs from the Phase I Project Status Certificate, and (iii) the date by which the Phase I Project Commissioning Date can be expected to occur. The independent certified public accountants of the Borrower shall have provided an "Agreed Upon Procedures Report" substantially in the form of Exhibit GG hereto, with the blanks appropriately filled in, on the Phase I Project Status Certificate with respect to the Non-PP&E Costs (actual and forecasts) contained therein. The "Agreed Upon Procedures Report" shall include a statement that nothing came to the attention of the independent accountants that would indicate that the actual Non-PP&E Costs to date and the current forecast of Non-PP&E Costs did not agree with the projections of the Borrower referred to in Section 3.06 hereof (except as detailed in the report, substantially in the form of Exhibit GG and its supporting schedules) and a statement that the Borrower's current projections of Non-PP&E Costs was prepared using accounting policies consistent with the accounting policies used to prepare such projections (except as detailed in the report, substantially in the form of Exhibit GG and its supporting schedules). The timing and procedure for obtaining the aforesaid certificate and report is described in Schedule 4.02(e) hereto. If, at any time, despite the reasonable and diligent efforts of the Borrower, the independent certified public accountants of the Borrower refuse, for internal business policy reasons, to continue to provide the aforesaid report in the form described above, such report may be modified (for purposes of this Section 4.02(e) and Section 5.01(q) hereof) to the extent necessary for such accountants to issue the report, or, if for such reasons such accountants refuse to issue any report, such report shall thereafter not be required under this Section 4.02(e) nor under
         Section 5.01(q) hereof.

                 (f) Damage. On the date of such Loan or Letter of Credit, the Phase I Project shall not have been materially injured or damaged by fire or other casualty and have remained unrestored unless the Borrower has complied with all the requirements of Section 2.06 of the Mortgage.

                 (g) Required Phase I Project Permits. The Agent shall have received, with a copy for each Lender, on or before the date of such Loan or Letter of Credit, true and correct copies (in each case certified as to the authenticity on such date on behalf of the Borrower) of all Required Phase I Project Permits referred to in
         Schedule 3.04 and Schedule 3.26 hereof which are designated on such Schedule to be receivable on or prior to the date of such Loan or Letter of Credit and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.

                 (h) Adequacy of Funds. The remaining availability under the Term Loan Commitment, plus the other undrawn committed financing of Borrower from the sources listed on Schedule Q hereto (excluding Tranche C Committed Amounts) shall be greater than the Remaining Phase I Project Costs plus the Required Phase I Contingency.

                 (i) Substation Purchase. Indiana Michigan Power Company shall have obtained the SEC approval referred to in its Substation Facilities Agreement with the Borrower or the Borrower shall have purchased back from Indiana Michigan Power Company the electric substation which is part of the Phase I Project, as contemplated by
         Section 2.01 of such Substation Facilities Agreement.

                 (j) Certain Future Project Agreements. Each Future Project Agreement described on Schedule 3.27 hereto as being expected prior to the initial Term Loans shall have been executed and delivered by the Borrower and each other party thereto, and the Borrower shall have complied with all of the applicable requirements of Section 5.15 hereof with respect to each such Future Project Agreement.


                 (k) Railroad Rights of Way. All rights of way necessary to connect the Phase I Project with the railroad track system of at least one of the three railroad companies party to the Facilities Agreement by and between Steel Dynamics, Inc. Consolidated Rail Corporation, Norfolk and Western Railway Company, and CSX Transportation, Inc. shall have been obtained.

                 (l) Road Vacation. County road 44 shall be vacated to the extent it runs through the Project Site.

                 (m) Utility Regulatory Commission Approval. The Indiana Utility Regulatory Commission shall have approved the Contract for Electric Service between the Borrower and Indiana Michigan Power Company and the rate structure therein, and shall have approved the Transmission Facilities Agreement between Indiana Michigan Power Company and the Borrower (it being understood that (i) approval does not include final approval of such commission in the event that there is reconsideration or appeal from such approval and (ii) if necessary to obtain the above approval, the rates under the Contract for Electric Service may be increased to a level which is less than or equal to that used for the Borrower's projections described in Section
         3.06 hereof).

                 4.03. Conditions to All Loans or Letters of Credit. The obligation of each Lender Party to make any Loan (other than any Tranche C
Loan) or issue any Letter of Credit is subject to the performance by each Loan Party of its obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or of the issuance of such Letter of Credit, satisfaction of the conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

                 (a) Notice. Appropriate notice of such Loan or Letter of Credit shall have been given by the Borrower as provided in Article II hereof.

                 (b) Borrowing Base. In the case of Revolving Credit Loans and, from and after the Phase I Project Commissioning Date, Letters of Credit, the Agent shall have received a Borrowing Base Certificate, signed by a Responsible Officer of the Borrower, complying with the provisions of Section 2.16.

                 (c) Representations and Warranties. Each of the representations and warranties made by the Borrower in Article III hereof (excluding after the Phase I Project Acceptance Date or the Phase II Project Acceptance Date, whichever is later, Section 3.06) or made by any Loan Party in each other Loan Document (other than in the Assignment of Contracts) shall be true and correct in all material respects on and as of such date as if made on and as of such date, both before and after giving effect to the Loans or Letters of Credit requested to be made or issued on such date; provided, however, that, with respect to Section 3.16, the condition precedent in this paragraph (c) shall not be deemed to be unsatisfied solely as a result of a pending or threatened action, suit, proceeding or investigation
         (i) which is the subject of a currently dated certificate of the Borrower delivered to the Agent stating that the Borrower believes such action, suit, proceeding or investigation is without merit and
         (ii) as to which the Required Lenders have reasonably determined that an outcome adverse to each Loan Party affected thereby is remote.

                 (d) No Defaults. No Event of Default or Potential Default shall have occurred and be continuing on such date or after giving effect to the Loans or Letters of Credit requested to be made or issued on such date.

                 (e) No Violations of Law, etc. Neither the making, issuing nor use of the Loans or Letters of Credit shall cause any Lender to violate or conflict with any Requirement of Law.

                 (f) No Material Adverse Change. There shall not have occurred a material adverse change in the business, operations, assets or condition (financial or otherwise) of the Borrower or of the Borrower Group since the more recent of (i) the Closing Date or (ii) the most recently delivered audited financial statements provided to the Agent in accordance with Section 5.01(a) hereof. There shall not have occurred any other event, act or condition which could have a Material Adverse Effect.

                 (g) Letter of Credit Dollar Limits. The dollar limits set forth in Section 2.17 hereof with respect to the issuance of all Letters of Credit have been and are being complied with.

Each request by the Borrower for any Loan or Letter of Credit shall constitute a representation and warranty by the Borrower that the conditions set forth in this Section 4.03 have been satisfied as of the date of such request (except that no representation or warranty will be deemed to be made as to whether the Required Lenders have made the determination referred to in the proviso to paragraph (c) above). Failure of the Agent to receive notice from the Borrower to the contrary before such Loan is made shall constitute a further representation and warranty by the Borrower that the conditions referred to in this Section 4.03 have been satisfied as of the date such Loan is made or Letter of Credit is issued.

                 4.04. Conditions to Tranche C Loans. The obligation of each Tranche C Lender to make any Tranche C Loan is subject to satisfaction of the following conditions precedent:

                 (a) Notice. Notice of the amount and date of such Loan shall have been given by the Borrower or the Agent or the Required Overrun Decision Lenders shall have provided notice to such Tranche C Lender that a request for such Loan has been deemed to have been made.

                 (b) Cost Overrun Event. A Cost Overrun Event shall have occurred with respect to a Cost Overrun and the amount of such Cost Overrun shall be not less than the aggregate amount of the Tranche C Loans to be made on such date.

                 (c) Other Term Loans. Tranche A Loans and Tranche B Loans in an aggregate principal amount of $150,000,000 shall have theretofore been made by Lenders.

                 4.05. Conditions to Initial Tranche D Loans. The obligation of each Lender Party which has a Tranche D Loan Commitment to make Tranche D Loans is subject to the satisfaction, on or before the Initial Tranche D Funding Availability Date, of the following conditions precedent, in addition to the conditions precedent set forth in Sections 4.03 and 4.06 hereof:

                 (a) Fifth Amendment; Notes; Fees. The Agent shall have received an executed counterpart of the Fifth Amendment for each Lender, duly executed by the Borrower, and executed Tranche D Notes for the Tranche D Lenders conforming to the requirements hereof, duly executed on behalf of the Borrower, and each Lender shall have received the fees set forth in a letter from the Borrower to such Lender dated February __, 1996.

                 (b) Security Documents. The Agent shall have received the following, with a copy for each Lender:

                          (i) Executed counterparts of each of the following documents:

                                  (A)  Amendments to each of the Security
                          Documents in form satisfactory to the Agent and the Required Lenders to reflect the Tranche D Loans and the Phase II Project.

                                  (B)  An Amendment to the Assignment of
                          Contracts, with respect to the Phase II Project Agreements, in form satisfactory to the Agent and the Required Lenders.

                                  (C)  Consents to Assignment of Contracts, in
                          substantially the form of Exhibit N, with respect to the Phase II Project Agreements (other than such contracts as are Future Project Agreements on the Tranche D Funding Availability Date).

                          (ii) Evidence of the completion of all recordings and filings of or with respect to, and of all other actions with respect to, the above amendments to Security Documents as may be necessary or, in the opinion of the Agent, desirable to create or perfect the Liens created or purported to be created by such

                 Security Documents as valid, continuing and perfected Liens in favor of the Agent for the benefit of the Agent and the Lenders securing the Obligations, prior to all other Liens; and evidence of the payment of any necessary fee, tax or expense relating to such recording or filing.

                          (iii) Evidence of the insurance required by the terms of this Agreement with respect to the Phase II Project, containing the endorsements required by this Agreement.

                          (iv) Evidence that all other actions necessary or, in the opinion of the Agent, desirable to create, perfect or protect the Liens created or purported to be created by the Security Documents with respect to the Phase II Project and the Phase II Project Agreements have been taken.

                          (v) A search dated not more than twenty days prior to the Initial Tranche D Funding Availability Date of UCC, real property, tax, judgment and litigation dockets and records and other appropriate registers shall have revealed no filings or recordings in effect with respect to the Collateral purported to be covered by the above Security Documents, except such as are acceptable to the Agent and each Lender (it being understood that such acceptance does not limit the obligations of any Loan Party with respect to the priority of the Liens in favor of the Agent), and the Agent shall have received a copy of the search reports received as a result of the search and of the acknowledgment copies of the financing statements or other instruments required to be filed or recorded pursuant to this subsection bearing evidence of the recording of such statements or instruments at each of such filing or recording places.

                          (vi) Such endorsements to the title insurance policies previously delivered under this Agreement with respect to the Phase II Project as the Agent may request.

                          (vii) A survey of the Project Site, certified to the Agent and the title insurance company issuing the policies referred to in clause (vi) above in a manner satisfactory to the Agent, dated a date satisfactory to the Agent by an independent professional licensed land surveyor satisfactory to the Agent, which survey shall include such matters as the Agent or such title insurance company may request.

                          (viii)  Such Governmental Actions and other
                 agreements, estoppel letters, consents from such Governmental Authorities and other Persons in respect of the above Security Documents, and the property subject thereto, as may be reasonably requested by the Agent or any Lender.

                 (c) Phase I Project Commissioning. The Phase I Project Commissioning Date shall have occurred and the Agent shall have received evidence satisfactory to it that the Phase I Project shall have operated for sixty consecutive days of production at not less than 60-65% of rated capacity for such period, and that not less than 80% of such production shall have been Commercial Grade Finished Goods.

                 (d) Phase II Project Agreements. Borrower shall have entered into the Phase II Project Agreements to be listed on a schedule, designated Schedule 4.05(d)-1996, to be provided to the Lenders prior to the Initial Tranche D Funding Availability Date and to be satisfactory to the Required Lenders, and the Agent shall have received a fully executed copy of each such Phase II Project Agreement, with copies for each of the Lenders. The Required Lenders shall have given the approval contemplated by the definition of "Phase II Project Major Equipment Supply Contracts".

                 (e) Equity. At least $45,000,000 of cash proceeds of the issuance of Additional Common Equity shall have been received and expended for Phase II Project Costs.

                 (f) Governmental Approvals and Filings. The Agent shall have received, with copies and executed counterparts for each Lender, true and correct copies (in each case certified as to authenticity on such date on behalf of the Borrower) of all items referred to in Schedule 3.04-1996 and Schedule 3.31-1996 hereto which are designated on such Schedule to be receivable on or prior to the Initial Tranche D Funding Availability Date and such items shall be satisfactory in form and substance to the Agent and the Required Lenders and shall be in full force and effect.

                 (g) Corporate Proceedings. The Agent shall have received, with a counterpart for each Lender, certificates by the Secretary of each Loan Party dated as of the Initial Tranche D Funding Availability Date as to (i) true copies of the certificate or articles of incorporation and by-laws (or other constituent documents) of such Loan Party in effect on such date (which, in the case of the certificate or articles of incorporation or other constituent documents filed or required to be filed with the Secretary of State or other Governmental Authority in its jurisdiction of incorporation, shall be certified to be true, correct and complete by such Secretary of State or other Governmental Authority not more than 30 days before the Initial Tranche D Funding Availability Date),
         (ii) true copies of all corporate action taken by such Loan Party relative to the Fifth Amendment and the other Loan Documents contemplated by this Section 4.05 and (iii) the incumbency and signature of the respective officers of such Loan Party executing the Fifth Amendment and such Loan Documents, together with satisfactory evidence of the incumbency of such Secretary or Assistant Secretary. The Agent shall have received, with a copy for each Lender, certificates from the appropriate Secretaries of State or other applicable Governmental Authorities dated not more than 30 days before the Initial Tranche D Funding Availability Date showing the good standing of each Loan Party in its state of incorporation and each state in which it does business.

                 (i) Insurance. The Agent shall have received a report from Marsh & McLennan, with a copy for each Lender, addressed to the Agent and each Lender, satisfactory in form and substance to the Agent, as to insurance matters pertaining to the Phase II Project. The Agent shall have received evidence satisfactory to it that the insurance policies required with respect to the Phase II Project by this Agreement and the other Loan Documents have been obtained, containing the endorsements required hereby and thereby.

                 (j) Environmental Matters. The Agent shall have a report from an environmental consultant acceptable to the Agent, with a copy for each Lender, addressed to the Agent and each Lender, not unsatisfactory in form or substance to the Agent and the Required Lenders, as to such environmental matters pertaining to the Phase II Project as the Required Lenders may request. In addition, the Agent shall have received, with a copy for each Lender, such certifications on behalf of the Borrower by officers or employees of the Borrower as any Lender may request with respect to (A) compliance by each Loan Party with existing Environmental Laws, (B) potential environmental liabilities arising from past or present conditions, operations or practices, and (C) potential environmental liabilities arising from off-site disposal of materials generated with respect to the Phase II

         Project.

                 (l) Legal Opinions. The Agent shall have received, with an executed counterpart for each Lender, opinions addressed to the Agent and each Lender, dated the Initial Tranche D Funding Availability Date, of Barrett & McNagny, counsel to the Borrower and Salesco and Holdings, Kirkland & Ellis, New York counsel to the Borrower and Salesco and Holdings, and counsel for such other parties as may be reasonably requested by the Agent or the Required Lenders, as to such matters as may be requested by the Agent or the Required Lenders and in form and substance satisfactory to the Agent and the Required Lenders.

                 (m) Officers' Certificates. The Agent shall have received, with an executed counterpart for each Lender, certificates from such officers of each Loan Party as to such matters as the Agent or the Required Lenders may request.

                 (n) Fees, Expenses, etc. All fees and other compensation required to be paid to the Agent or the Lenders pursuant hereto or pursuant to any other written agreement on or prior to the Initial Tranche D Funding Availability Date shall have been paid or received.

                 (o) Third Party Contracts. All contracts (including without limitation those regarding construction, engineering, equipment, supply of raw materials, provision of electric and other utilities, and sales) set forth on the list referred to in the first sentence of
         Section 4.05(d) hereto, as well as the Phase II Project Agreements, shall have been executed and delivered, copies thereof shall have been delivered to the Agent and shall contain terms not reasonably unsatisfactory to the Agent and the Required Lenders.

                 (p) Material Adverse Change. There shall have been no material adverse change in the projections described in the second sentence of Section 3.06 hereof.

                 (q) Phase II Project Monitor's Report. The Agent shall have received the following, which shall be in form and substance satisfactory to the Lenders, with a copy for each Lender: A report from the Phase II Project Monitor as to all aspects of the Phase II Project reviewed by it, including the design of the Phase II Project, the projected capacity and efficiency of the Phase II Project, construction schedules, cost estimates for construction, operation and maintenance of the Phase II Project, the adequacy of performance tests, operating performance feasibility, environmental matters, Required Phase II Project Permits, reasonableness of liquidated damage amounts and other Phase II Project matters. Said report shall state that the Specifications with respect to the Phase II Project to the extent then developed are satisfactory and have been sufficiently developed in order to establish an adequate basis for the Design and Construction Standard with respect to the Phase II Project.

                 (r) Agreement Among Secured Lenders. The Agent and the Lenders shall have executed and delivered an amendment to the Agreement Among Secured Lenders in connection with the Fifth Amendment.

                 (s) Salesco/Holdings Guaranty. The Agent shall have received, with sufficient signed copies for each of the Lenders, an amendment to the Salesco/Holdings Guaranty, duly executed on behalf of each of Holdings and Salesco, in form satisfactory to the Agent and the Required Lenders.

                 (t) Adequacy of Funds Certificate. The Agent shall have received, with a copy for each Lender, an "Adequacy of Funds Certificate" (in form and scope described in Section 4.06(d) hereof) as of the date of the Fifth Amendment and as of the month's end immediately preceding the Initial Tranche D Funding Availability Date, together with the related Phase II Project Monitor's Certificate described in Section 4.06(e) hereof.

                 (u) Currency Hedges. The Agent shall have received copies of currency hedge agreements satisfactory to the Required Lenders with respect to Phase II Project Agreements not payable in U.S. Dollars.

                 (v) Additional Matters. The Agent shall have received such other certificates, opinions, documents and instruments as may be requested by the Agent or the Required Lenders. All corporate and other proceedings, and all documents, instruments and other matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Agent and the Required Lenders.

                 4.06. Conditions to Term Loan (D) Commitment Period Loans. The obligation of each Lender Party to make any Revolving Credit Loan or issue any Letter of Credit (other than a Revolving

Credit Loan to be made or Letter of Credit to be issued prior to the Initial Tranche D Funding Availability Date) or make any Tranche D Loan during the Term Loan (D) Commitment Period is subject to the performance by each Loan Party of its obligations to be performed hereunder or under the other Loan Documents on or before the date of such Loan or of the issuance of such Letter of Credit, satisfaction of the applicable conditions precedent set forth herein and in the other Loan Documents and to satisfaction of the following further conditions precedent:

                 (a) Adequacy of Funds. The sum of the remaining availability under the Tranche D Loan Commitment plus the remaining unspent principal amount of the $20,000,000 portion of the Revolving Credit Loans permitted to be used to pay Phase II Project Costs pursuant to
         Section 5.09 hereof plus the remaining unspent Designated Initial Phase II Equity Proceeds, shall be greater than the sum of the Remaining Phase II Project Costs plus the Required Phase II Contingency.

                 (b) Certification as to Certain Governmental Approvals. The Borrower shall have provided an officer's certificate in form and substance satisfactory to the Agent with supporting documentation reasonably requested by the Agent confirming proper zoning with respect to the Phase II Project and the availability of utility and municipal services.

                 (c) Title Insurance. With respect to each Tranche D Loan, a title insurance policy endorsement satisfactory to the Agent covering the applicable Tranche D shall have been received by the Agent.

                 (d) Certain Additional Officer's Certificates. The Borrower shall have provided (at least three Business Days prior to the date of the applicable Loans) the following officer's certificates in form and substance satisfactory to the Agent:

                          (i) if a Loan is requested, a "Use of Advance
                 Certificate", in form and substance satisfactory to the Agent (and consistent with the form of Exhibit O hereto), with the blanks appropriately filled in, stating that such Loan will only be used to pay capital expenditures, working capital and other operating costs which are necessary for the construction and operation of the Phase II Project or, in the case of Revolving

                 Credit Loans, the Phase I Project and which, in the case of any Tranche D Loan, are Phase II Project Costs (A) which have been incurred and are payable or (B) which constitute interest on the Loans which will become due and payable within 30 days after the date such Loan is to be made or (C) which constitute other costs which are due on a particular schedule and are of a category of cost similar to that referenced in Attachment 1 to the form of "Use of Advance Certificate" attached hereto as Exhibit O and will become due and payable within 30 days after the date such Loan is made or (D) constitute other costs which the Borrower estimates will be incurred and become due and payable within 30 days after the date such Loan is to be made; and, if any of the Phase II Project Costs to be paid by a Tranche D Loan were not included as actual Phase II Project Costs to date in the "Phase II Project Status Certificate" and "Adequacy of Funds Certificate" referred to below in this
                 Section 4.06(d), such "Use of Advance Certificate" shall include a statement that such Phase II Project Costs and the payment thereof by the Borrower, if the same had been included in such "Adequacy of Funds Certificate", would not have caused the Net Excess amount (total Phase II financing less the sum of total Phase II project costs and required contingency) set forth in the Summary section of Schedule Q of such "Adequacy of Funds Certificate" to be less than zero;

                          (ii) if a Tranche D Loan is requested, a "Phase II
                 Project Status Certificate", in form and substance satisfactory to the Agent (and consistent with the form of Exhibit P hereto), with the blanks appropriately filled in, setting forth, as of a date not more than thirty days prior to the date such Loan is to be made, the Phase II Project Budget, the Phase II Project Costs thereof to date and the Remaining Phase II Project Costs (including costs associated with any damage or other casualty), and the percentage of completion of construction of the Phase II Project;

                          (iii) if a Tranche D Loan is requested, an "Adequacy
                 of Funds Certificate", in form and substance satisfactory to the Agent (and consistent with the form of Exhibit Q hereto), with the blanks appropriately filled in, stating and demonstrating that, as of a date which is not earlier than forty-five days prior to the date such Loan is to be made and which is not earlier than the date of the most recent Adequacy of Funds Certificate for the Phase II Project furnished to the

                 Agent under Section 5.01(r) or otherwise, the Net Excess amount (total Phase II financing less the sum of total Phase II project costs and required contingency) is zero or more.

                 (e) Phase II Project Monitor's and Accountant's Certificates. If a Tranche D Loan is requested, the conditions set forth in this
         Section 4.06(e) shall have been satisfied. The Phase II Project Monitor shall have provided a certificate, in form and substance satisfactory to the Agent (and consistent with the form of Exhibit Z hereto), with the blanks appropriately filled in, stating (i) the status of the Phase II Project with respect to the PP&E Costs (PP&E Costs to date, PP&E Costs required to Complete the construction of the Phase II Project and percentage of completion), (ii) any variances in such PP&E Costs from the Phase II Project Status Certificate, and
         (iii) the date by which the Phase II Project Commissioning Date can be expected to occur. The independent certified public accountants of the Borrower shall have provided an "Agreed Upon Procedures Report" in form and substance satisfactory to the Agent (and consistent with the form of Exhibit GG hereto), with the blanks appropriately filled in, on the Phase II Project Status Certificate with respect to the Non-PP&E Costs (actual and forecasts) contained therein. The "Agreed Upon Procedures Report" shall include a statement that nothing came to the attention of the independent accountants that would indicate that the actual Non-PP&E Costs to date and the current forecast of Non-PP&E Costs did not agree with the projections of the Borrower referred to in Section 3.06 hereof (except as detailed in the report, in form and substance satisfactory to the Agent (and consistent with the form of Exhibit GG hereto and its supporting schedules) and a statement that the Borrower's current projections of Non-PP&E Costs was prepared using accounting policies consistent with the accounting policies used to prepare such projections (except as detailed in the report, in form and substance satisfactory to the Agent (and consistent with the form of Exhibit GG hereto and its supporting schedules). The timing and procedure for obtaining the aforesaid certificate and report will be described in a writing in form and substance satisfactory to the Agent consistent with the form of Schedule 4.06 hereto. If, at any time, despite the reasonable and diligent efforts of the Borrower, the independent certified public accountants of the Borrower refuse, for internal business policy reasons, to continue to provide the aforesaid report in the form described above, such report may be modified (for purposes of this Section 4.06(e) and Section 5.01(r) hereof) to the extent necessary for such accountants to issue the report, or, if for such reasons such accountants refuse to issue any report, such report shall thereafter not be required under this Section 4.06(e) nor under
         Section 5.01(r) hereof.

                 (f) Damage. On the date of such Loan or Letter of Credit, the Phase II Project shall not have been materially injured or damaged by fire or other casualty and have remained unrestored unless the Borrower has complied with all the requirements of Section 2.06 of the Mortgage.

                 (g) Required Phase II Project Permits. The Agent shall have received, on or before the date of such Loan or Letter of Credit, true and correct copies (in each case certified as to the authenticity on such date on behalf of the Borrower) of all Required Phase II Project Permits referred to in Schedule 3.04-1996 and Schedule 3.31-1996 hereto which are designated on such Schedule to be receivable on or prior to the date of such Loan or Letter of Credit and such items shall be satisfactory in form and substance to the Agent and shall be in full force and effect.


                                   ARTICLE V
                             AFFIRMATIVE COVENANTS

                 The Borrower hereby covenants to the Agent and each Lender as follows:

                 5.01.  Basic Reporting Requirements.

                 (a) Annual Audit Reports. As soon as practicable, and in any event within 90 days after the close of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, consolidated and consolidating statements of income, cash flows and changes in stockholders' equity of the Borrower and the Borrower Group for such fiscal year and consolidated and consolidating balance sheets of the Borrower and the Borrower Group as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such consolidated financial statements shall be accompanied by an opinion of Ernst & Young or other independent certified public accountants of recognized national standing selected by the Borrower. Such opinion shall be free of exceptions or qualifications other than exceptions for accounting changes.

Such opinion in any event shall contain a written statement of such accountants substantially to the effect that (i) such accountants examined such financial statements in accordance with generally accepted auditing standards and accordingly made such tests of accounting records and such other auditing procedures as such accountants considered necessary in the circumstances and
(ii) in the opinion of such accountants such financial statements present fairly in all material respects the financial position of the Borrower and the Borrower Group as of the end of such fiscal year and the results of operations and cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP. The Borrower shall deliver to the Agent, with a copy for each Lender, an Annual Compliance Certificate in substantially the form set forth as Exhibit E hereto, duly completed and signed by a Responsible Officer of the Borrower concurrently with the delivery of the financial statements referred to in this Section 5.01(a).

                 (b) Quarterly Reports. As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, unaudited consolidated and (unless the Borrower has no Subsidiaries) consolidating statements of income, cash flows and changes in stockholders' equity of the Borrower and the Borrower Group for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and unaudited consolidated and (unless the Borrower has no Subsidiaries) consolidating balance sheets of the Borrower and the Borrower Group as of the close of such fiscal quarter, and notes to each which would be required to be included in a Form 10-Q quarterly report if the Borrower were required to file such a report under the Securities Exchange Act of 1934, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial position of the Borrower and of the Borrower Group as of the end of such fiscal quarter and the results of operations and cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments. The Borrower shall deliver to the Agent, with a copy for each Lender, a Quarterly Compliance Certificate in substantially the form set forth as Exhibit F hereto, duly completed and signed by a Responsible Officer of the Borrower concurrently with the delivery of the financial statements referred to in this
Section 5.01(b).

                 (c) Monthly Reports. As soon as practicable, and in any event within 30 days after the close of each month of each fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, unaudited consolidated statements of income, cash flows and changes in stockholders' equity of the Borrower Group for such month and for the period from the beginning of such fiscal year to the end of such month and an unaudited consolidated balance sheet of the Borrower Group as of the close of such month, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by a Responsible Officer of the Borrower as presenting fairly in all material respects the financial position of the Borrower Group as of the end of such month and the results of operations and cash flows and changes in stockholders' equity for such fiscal year, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                 (d) Third Party Financial Statements. The Borrower shall use all reasonable efforts to cause each of OmniSource, Heidtman and Preussag, so long as such party's contract is in effect, to deliver to the Agent, with a copy for each Lender, the following:

                 (i) As soon as practicable, and in any event within 120 days after the close of each fiscal year of OmniSource, Heidtman or Preussag, as the case may be, statements of income, cash flows and changes in stockholders' equity of OmniSource, Heidtman or Preussag, as the case may be, for such fiscal year and a balance sheet of OmniSource, Heidtman or Preussag, as the case may be, as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year. Such financial statements shall be certified by the chief financial officer, chief executive officer or controller of OmniSource, Heidtman or Preussag, as the case may be, as presenting fairly in all material respects the financial position of OmniSource, Heidtman or Preussag, as the case may be, as of the end of such fiscal year and the results of operations and cash flows and changes in stockholders' equity for such fiscal year, in conformity with generally accepted accounting principles.

                 (ii) As soon as practicable, and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of OmniSource or Heidtman, as the case may be, unaudited statements of income, cash flows and changes in stockholders' equity of OmniSource or Heidtman, as the case may be, for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter and an unaudited balance sheet of OmniSource or Heidtman, as the case may be, as of the close of such fiscal quarter, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the same periods or as of the same date during the preceding fiscal year (except for the balance sheet, which shall set forth in comparative form the corresponding balance sheet as of the prior fiscal year end). Such financial statements shall be certified by the chief financial officer, chief executive officer or controller of OmniSource or Heidtman, as the case may be, as presenting fairly in all material respects the financial position of OmniSource or Heidtman, as the case may be, as of the end of such fiscal quarter and the results of operations and cash flows and changes in stockholders' equity for such fiscal quarter, in conformity with general accepted accounting principles, subject to normal and recurring year-end audit adjustments.

In addition, prior to the Phase I Project Acceptance Date the Borrower shall use all reasonable efforts to cause SMS to deliver to the Agent, with a copy for each Lender, as soon as practicable, and in any event within 120 days after the close of each fiscal year of SMS, statements of income, cash flows and changes in stockholders' equity of SMS for such fiscal year and a balance sheet of SMS as of the close of such fiscal year, and notes to each, all in reasonable detail, setting forth in comparative form the corresponding figures for the preceding fiscal year, and all in English.

                 (e) Accountants' Certificate. Each set of financial statements delivered pursuant to Section 5.01(a) hereof shall be accompanied by
(i) a certificate or report dated the date of such statements and balance sheet by the independent certified public accountants who opined on such financial statements stating in substance that they have reviewed this Agreement and that in making the examination necessary for their certification of such statements and balance sheet they did not become aware of any Event of Default or Potential Default, or if they did become so aware, such certificate or report shall state the nature and period of existence thereof, and (ii) a certificate or report dated as of the date of such financial statements by such accountants stating in reasonable detail the information and calculations necessary to establish compliance with the financial covenants set forth in Section 6.01 hereof as of the end of such fiscal year.

                 (f)  Projections.

                 (i) On the Closing Date and on the Initial Tranche D Funding Availability Date (with respect to the then-current current fiscal year of the Borrower), and as soon as practicable and in any event within 20 days after the close of each fiscal year of the Borrower after the Closing Date, the Borrower shall furnish to the Agent, with a copy for each Lender, a certificate signed by a Responsible Officer on behalf of the Borrower containing a projection of the revenues, expenditures (capital or otherwise) and results of operations and cash position of the Borrower and of the Borrower Group as of the end of each month in the forthcoming fiscal year, together with a statement of the assumptions and estimates upon which such projections are based. Such projections, estimates and assumptions, as of the date of preparation thereof, shall be made in good faith, shall represent the Borrower's best judgment as to such matters on the date thereof and shall not contain assumptions or methods of calculation which are inconsistent with the requirements of the Loan Documents.

                 (ii) As soon as practicable, and in any event within 30 days after the end of each month after the Closing Date, the Borrower shall furnish to the Agent, with a copy for each Lender, a certificate signed by a Responsible Officer of the Borrower containing the unaudited statements of revenues, expenditures (capital or otherwise) and results of operations and cash position of the Borrower and of the Borrower Group for such month and for the period from the beginning of the Borrower's fiscal year to the end of such month, together with management commentary thereon, all in reasonable detail, setting forth in comparative form the corresponding figures projected for the same period or as of the same date as set forth in the most recent projections referred to in subsection (i) of this Section 5.01(f), and shall contain an analysis of significant variances from such projections. Such report shall be certified by a Responsible Officer of the Borrower as presenting fairly the financial position of the Borrower and the Borrower Group as of the end of such month and the results of their operations and their cash flows for the periods covered thereby, in conformity with GAAP, subject to normal and recurring year-end audit adjustments.

                 (g) Business Plan. On the Closing Date (with respect to the then-current current fiscal year of the Borrower), and as soon as practicable and in any event within 20 days after the commencement of each subsequent fiscal year of the Borrower, the Borrower shall furnish to the Agent, with a copy for each Lender, a certificate signed by a Responsible Officer on behalf of the Borrower containing the Borrower Group's business plan for the forthcoming fiscal year.

                 (h) Commercial Finance Reports. At such times as the Agent or the Required Lenders shall reasonably specify from time to time in writing, which may be as frequently as every month, the Borrower shall furnish to the Agent, with a copy for each Lender, a report of a Responsible Officer of the Borrower setting forth such matters pertaining to the working capital of the Borrower and of the Borrower Group and in such detail as the Agent may specify from time to time, which may include, among other things, information as to receivables (which may include, among other things, a breakout of aging and collections, identification of each receivable, obligor, due date and original invoice date, identification of write-offs and changes made in reserves for bad debts, and identification of any extension of the maturity of, refinancing or other material change in the terms of any receivables), inventory (which may include, among other things, a breakdown of the amount of inventory by type (raw materials, work-in-progress and finished goods), by location, and identification of write-offs and write- downs), payables (which may include, among other things, a breakout of aging and payments), sales, credits collections, backlog, and forecasts.

                 (i) Certain Other Reports and Information. Promptly upon their becoming available to the Borrower, the Borrower shall deliver to the Agent, with a copy for each Lender, a copy of (i) all regular or special reports, registration statements and amendments to the foregoing which the Borrower or Salesco or Holdings shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (ii) all reports, proxy statements, financial statements and other information distributed by the Borrower or Salesco or Holdings to their respective stockholders, bondholders or the financial community generally, and (iii) all accountants' management letters pertaining to, all other reports submitted by accountants in connection with any audit of, and all other material reports from outside accountants with respect to, any Loan Party.

                 (j) Further Information. The Borrower will promptly furnish to the Agent, with a copy for each Lender, such other information and in such form as the Agent or any Lender may reasonably request from time to time.

                 (k) Notice of Certain Events. Promptly upon becoming aware of any of the following, the Borrower shall give the Agent notice thereof, together with a written statement of a Responsible Officer of the Borrower setting forth the details thereof and any action with respect thereto taken or proposed to be taken by the Borrower:

                 (i)  Any Event of Default or Potential Default.

                 (ii) Any material adverse change in the business, operations or condition (financial or otherwise) or prospects of any Loan Party or of the Borrower Group.

                 (iii) Any pending or threatened action, suit, proceeding or investigation by or before any Governmental Authority against or affecting any Loan Party which seeks damages in excess of $100,000 (or, from and after the Phase I Project Acceptance Date, $300,000) or which, if adversely determined, could have a Material Adverse Effect.

                 (iv) Any material violation, breach or default by any Loan Party of or under any agreement or instrument to which such Loan Party is a party material to the business, operations, condition (financial or otherwise) or prospects of such Loan Party, the Borrower or the Borrower Group.

                 (v) Any amendment or supplement to, or extension, renewal, refinancing, or refunding of, or waiver by any other party thereto of any right under or conditions of, any agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent of any Loan Party, or any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of any Loan Party or the Borrower Group, and any negotiations pertaining to any of the foregoing.

                 (vi) Any Pension-Related Event. Such notice shall be accompanied by a copy of any notice, request, return, petition or other document received by any Loan Party or any Controlled Group Member from any Person, or which has been or is to be filed with or provided to any Person (including without limitation the Internal Revenue Service, PBGC or any Plan participant, beneficiary, alternate payee or employer representative), in connection with such Pension-Related Event.

                 (vii) Any Environmental Claim pending or threatened against any Loan Party or any of its Environmental Affiliates, or any past or present acts, omissions, events or circumstances (including but not limited to any dumping, leaching, deposition, removal, abandonment, escape, emission, discharge or release of any Environmental Concern Material at, on or under any facility or property now or previously owned, operated or leased by any Loan Party or any of its Environmental Affiliates) that could form the basis of such Environmental Claim, which Environmental Claim, if adversely resolved, individually or in the aggregate, could have a Material Adverse Effect.

                 (viii) Any material difficulty in obtaining labor or materials in a timely manner or any other matter which could materially impair the Borrower's ability to achieve the Phase I Project Commissioning Date by September 30, 1996 or to achieve the Phase II Project Commissioning Date by June 30, 1998.

                 (ix) Any lapse or other termination of any Required Phase I Project Permit or Required Phase II Project Permit or other Governmental Action (unless such Permit or Action is no longer necessary) in connection with the Loan Documents, the SMS Documents, the Heidtman Documents, the OmniSource Documents, the other Phase I Project Agreements or the Phase II Project Agreements or matters contemplated therein, or any dispute between any Loan Party and any Governmental Authority which may have a Material Adverse Effect.

                 (x) Any Loan Party becoming a party to a collective bargaining agreement with respect to any of its employees.

                 (l) Notices Under Other Agreements. Concurrently with any Loan Party's delivery or receipt thereof, the Borrower shall provide the Agent with copies of any reports, certificates or notices furnished by any Loan Party to any other party to any agreement or instrument creating, evidencing or securing any Indebtedness or Guaranty Equivalent of any Loan Party, or any agreement or instrument material to the business, operations, condition (financial or otherwise) or prospects of any Loan Party or of the Borrower Group, or received by any Loan Party from any other party to any of the foregoing.

                 (m) Visitation; Verification. Upon reasonable prior notice, the Borrower shall permit (and cause each Loan Party to permit) the Agent or any Lender or its accountants, attorneys or other agents to visit and inspect any of the properties of any Loan Party, to examine its books and records and take copies and extracts therefrom and to discuss its affairs with its directors, officers, employees and independent accountants at such times and as often as the Agent or any Lender may reasonably request; provided, that a Loan Party shall have the right to have an officer present at any discussion with its employees; and provided, further, that the Lenders (as opposed to the Agent) shall not have any right under this Section to examine any proprietary technical information of the Borrower; the foregoing shall not preclude walk-through visits of the properties of a Loan Party by the Agent or any Lender. The Borrower hereby authorizes (and directs each Loan Party to authorize) such officers, employees and independent accountants to discuss with the Agent or any Lender the affairs of any Loan Party. The Agent and the Lenders shall have the right to examine and verify accounts, inventory and other properties and liabilities of each Loan Party from time to time, and the Borrower shall cooperate with the Agent and the Lenders in such verification. Any such inspection of the Phase I Project or of the Phase II Project shall be for the protection of the Agent and the Lenders and neither the Agent nor any Lender shall have any responsibility to any Loan Party or any other Person for any deficiency in construction or variance from the Specifications which may be revealed by any inspection by the Phase I Project Monitor, the Phase II Project Monitor, the Agent or any Lender, whether or not discovered by any of such Persons.


                 (n) Borrowing Base. The Borrower shall provide Borrowing Base Certificates from time to time in accordance with Section 2.16 hereof.

                 (o) Environmental Audit. The Agent or the Required Lenders shall have the right from time to time upon reasonable notice to designate such Persons ("Environmental Auditors") as the Agent may select to visit, inspect and have access to any of the properties, products or wastes of each Loan Party and, to the extent possible, its Environmental Affiliates, for the purpose of investigating whether there may be a basis for any Environmental Claim or any condition which could result in any liability, cost or expense to the Agent or any Lender; provided that unless an Event of Default or Potential Default shall have occurred and be continuing, or unless there is reasonable cause, such visitation and investigation shall not occur more than once during any period of two calendar years. Such investigation may include, among other things, above and below ground testing for the presence of Environmental Concern Materials and such other tests as may be necessary or advisable in the opinion of the Agent, after consultation with the Borrower. The Borrower will supply to the Environmental Auditors such historical and operational information, including the results of all samples sent for analysis, correspondence with Governmental Authorities and environmental audits or reviews regarding properties, products and wastes of each Loan Party or its Environmental Affiliates as are within its possession, custody or control, or which are available to it, and will make available for meetings with the Environmental Auditors appropriate personnel employed by or consultants retained by the Borrower having knowledge of such matters.

                 (p) Construction Progress Reports. The Borrower shall furnish to the Agent, with a copy for each Lender, monthly reports concerning the progress of engineering, procurement, design and construction of the Phase I Project, in substantially the form of Exhibit Y hereto and monthly reports concerning the progress of engineering, procurement, design and construction of the Phase II Project, substantially in form and substance reasonably satisfactory to the Agent (and consistent with the form of Exhibit Y hereto).

                 (q) Phase I Adequacy of Funds Certificate. As soon as practicable (but no later than thirty days) after the end of each calendar month commencing April 30, 1995 and continuing until the Phase I Adequacy of Funds End Date, the Borrower shall furnish to the Agent, with a copy for each Lender, an Adequacy of Funds Certificate (in form and scope described in Section 4.02(d) hereof) as of such date, together with the related Phase I Project Monitor's certificate and independent accountants' certificate described in Section 4.02(e) hereof. As soon as practicable (but no later than thirty days) after each of September 30, 1994, December 31, 1994 and March 30, 1995, the Borrower shall furnish to the Agent, with a copy for each Lender, information reports by the Borrower, the Phase I Project Monitor and the independent accountants containing the same information as would be set forth in the foregoing certificates, respectively, but without the necessity of certifying that funds are adequate.

                 (r) Phase II Adequacy of Funds Certificate. As soon as practicable (but no later than thirty days) after the end of each calendar month commencing June 30, 1996 and continuing until the Phase II Adequacy of Funds End Date, the Borrower shall furnish to the Agent, with a copy for each Lender, an Adequacy of Funds Certificate (in form and scope described in Section 4.06(d) hereof) as of such date, together with the related Phase II

Project Monitor's certificate and independent accountants' certificate described in Section 4.02(e) hereof.

                 5.02. Insurance. The Borrower shall, and shall cause each other Loan Party to, (a) maintain with financially sound and reputable insurers insurance with respect to the Phase I Project, the Phase II Project and its business and against such liabilities, casualties and contingencies and of such types and in such amounts as is satisfactory to the Required Lenders (including without limitation product and other liability, casualty, workers' compensation and umbrella coverage, $10,000,000 key man life insurance on the life of Keith Busse, and $5,000,000 key man life insurance on the lives of each of Mark Millett and Richard Teets, and such insurance described on Schedule 5.02 hereof), (b) provide that such insurance cannot terminate, expire, be cancelled or amended in any material respect without 30 days' prior notice to the Agent,
(c) furnish to each Lender from time to time upon reasonable request the policies under which such insurance is issued, certificates of insurance and such other information relating to such insurance as such Lender may reasonably request, (d) cause the insurance policies to contain (i) a "replacement cost endorsement", (ii) a standard first mortgagee endorsement, without contribution, substantially equivalent to the New York standard mortgagee endorsement, and (iii) an endorsement that any loss shall be payable in accordance with the terms of such policy notwithstanding any act or negligence of any Loan Party which might otherwise give rise to a defense by the insurer, and (e) provide such other insurance and endorsements as are required by this Agreement and the other Loan Documents.

                 5.03. Payment of Taxes and Other Potential Charges and Priority Claims. The Borrower shall, and shall cause each other Loan Party to, pay or discharge

                 (a) on or prior to the date on which penalties attach thereto, all taxes, assessments and other governmental charges imposed upon it or any of its properties;

                 (b) on or prior to the date when due, all lawful claims of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons which, if unpaid, might result in the creation of a Lien upon any such property; and

                 (c) on or prior to the date when due, all other lawful claims which, if unpaid, might result in the creation of a Lien upon any such property or which, if unpaid, might give rise to a claim entitled to priority over general creditors of the Borrower or such Loan Party in a case under Title 11 (Bankruptcy) of the United States Code, as amended;

provided, that unless and until foreclosure, distraint, levy, sale or similar proceedings shall have been commenced the Loan Parties need not pay or discharge any such tax, assessment, charge or claim so long as (x) the validity thereof is contested in good faith and by appropriate proceedings diligently conducted and (y) such reserves or other appropriate provisions as may be required by GAAP shall have been made therefor.

                 5.04. Preservation of Corporate Status. The Borrower shall, and shall cause each other Loan Party to, maintain its status as a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and, unless failure to do so could not have a Material Adverse Effect, to be duly qualified to do business as a foreign corporation and in good standing in all jurisdictions in which the ownership of its properties or the nature of its business or both make such qualification necessary or advisable.

                 5.05. Governmental Approvals and Filings. The Borrower shall, and shall cause each other Loan Party to, keep and maintain in full force and effect all Governmental Actions necessary or advisable in connection with execution and delivery of any Loan Document by any Loan Party, consummation by each Loan Party of the transactions herein or therein contemplated, performance of or compliance with the terms and conditions hereof or thereof by any Loan Party or to ensure the legality, validity, binding effect, enforceability or admissibility in evidence hereof or thereof.

                 5.06. Maintenance of Properties. The Borrower shall, and shall cause each other Loan Party to, maintain or cause to be maintained in good repair, working order and condition (ordinary wear and tear excepted) the properties now or hereafter owned, leased or otherwise possessed by it so that the business carried on in connection therewith may be conducted at all times in accordance with customary mini-mill practice.

                 5.07. Avoidance of Other Conflicts. The Borrower shall, and shall cause each other Loan Party to, not violate or conflict with, be in violation of or conflict with, or be or remain subject to any liability (contingent or otherwise) on account of any violation or conflict with

                 (a) any Requirement of Law (including without limitation any Environmental Law),

                 (b) its certificate or articles of incorporation of by-laws (or other constituent documents), or

                 (c) any Contractual Obligations to which it is party,

which violation could have Material Adverse Effect.

                 5.08. Financial Accounting Practices. The Borrower shall, and shall cause each other Loan Party to, make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management's general or specific authorization, (b) transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP, and (ii) to maintain accountability for assets, (c) access to assets is permitted only in accordance with management's general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

                 5.09. Use of Proceeds. The Borrower shall apply the proceeds of the Revolving Credit Loans for working capital purposes (which shall be deemed to include repayment of Phase I Project Costs in an amount not exceeding the principal amount of Term Loans of which the proceeds were used to purchase or finance working capital assets) or to pay Phase II Project Costs in an aggregate amount not exceeding $20,000,000 (after giving effect to the repayment of Revolving Credit Loans with the proceeds of Tranche D Loans), the proceeds of the Tranche A Loans, Tranche B Loans and Tranche C Loans only to pay Phase I Project Costs and the proceeds of Tranche D Loans only to pay Phase II Project Costs. The Borrower shall not use, or permit the use of, the proceeds of any Loans hereunder directly or indirectly for any unlawful purpose, in any manner inconsistent with Section 3.12 hereof, or inconsistent with any other provision of any Loan Document.

                 5.10. Continuation of or Change in Business. The Borrower shall, and shall cause each other Loan Party to, continue to engage in its business as currently contemplated, and, except as specifically permitted by
Section 6.05(e), no Loan Party shall engage in any other business.

                 5.11. Consolidated Tax Return. The Borrower shall not, and shall not permit any other Loan Party to, file or consent to the filing of any consolidated income tax return with any Person other than a Loan Party.

                 5.12. Fiscal Year. The Borrower shall not change its fiscal year or fiscal quarter or permit any other Loan Party to do so.

                 5.13. Interest Rate Protection Agreements. The term "Interest Rate Protection Agreements" shall mean one or more contracts with one or more Lenders, having terms and conditions reasonably satisfactory to the Agent, as contemplated by this Section 5.13. The Borrower shall, within 90 days of the Closing Date, enter into one or more contracts with one or more Lenders providing to the Borrower interest rate cap protection or interest rate swaps or other interest rate protection in an aggregate amount not less than 50% of the outstanding principal amount of the Term Loan Commitments on the Closing Date. The Borrower shall, within 90 days of such date on or after the Initial Tranche D Funding Availability Date as the Euro-Rate for a hypothetical borrowing of $10,000,000 for ninety days first is equal to or greater than 8% per annum, enter into and maintain one or more Interest Rate Protection Agreements in an aggregate amount not less than 50% of the outstanding principal amount of the Tranche D Loan Commitments on the Initial Tranche D Funding Availability Date; provided that, the principal amount of the Tranche D Loan Commitments for which Interest Rate Protection Agreements is required pursuant to this sentence may be reduced by the amount by which Interest Rate Protection Agreements then in place with respect to the Tranche A Loan Commitments and Tranche B Loan Commitments exceeds 50% of the principal amount of such Tranche A Loan Commitments and Tranche B Loan Commitments. In addition, the Borrower may enter into and maintain one or more additional interest rate protection contracts, having terms and conditions reasonably satisfactory to the Agent, with one or more Lenders, provided that if, at the time of incurrence by the Borrower of payment obligations under an Interest Rate Protection Agreement contemplated by this sentence, the aggregate notional amount of all Interest Rate Protection Agreements as to which the Borrower has payment obligations is greater than 50% of the outstanding principal amount of Term Loans at such time, then such terms and conditions shall also be reasonably satisfactory to the Required Lenders.

                 5.14. Construction of the Phase I Project and of the Phase II Project. (a) The Borrower shall, promptly after the Closing Date, cause the construction of the Phase I Project to commence and will prosecute the same with diligence and continuity to Completion. The Borrower will cause the Phase I Project to be designed, constructed and Completed in accordance with the Design and Construction Standard, will cause the Phase I

Project Commissioning Date to be achieved on or before September 30, 1996, and will cause construction of the Phase I Project to be Completed, free and clear of all Liens (or claims of Liens) for material supplied or work performed in connection therewith (except as permitted by clause (i)(C) of the definition of "Completion"), on or before September 30, 1997. Upon demand of the Agent, the Borrower will correct any material departure from the Design and Construction Standard with respect to the Phase I Project.

                 (b) The Borrower will furnish to the Agent (i) within 45 days after the foundations of the Phase I Project have been located on the Project Site, a survey certified by a registered engineer or surveyor reasonably satisfactory to the Agent, in form and scope reasonably acceptable to the Agent, showing that the foundations are located within the perimeter of the Project Site and any setback lines and at the location shown in the Specifications, and (ii) as promptly as practicable upon completion of construction of the Phase I Project, (A) an "as- built" survey certified by a registered engineer or surveyor reasonably satisfactory to the Agent, in form and scope reasonably acceptable to the Agent, showing the completed Phase I Project, (B) the final "as-built" Specifications for the Phase I Project and
(C) the complete releases of Liens described in clause (i)(C) of the definition of "Completion" contained in Section 1.01 hereof. The Borrower shall not make final payment under any construction or supply contract with respect to the Phase I Project unless concurrently with or prior to such payment it receives such a complete release of Liens for such contract.

                 (c) At all times during the period commencing on the earlier of the date the first Loan is made and April 30, 1995 and ending on the Phase I Adequacy of Funds End Date, the Borrower shall be in compliance with the adequacy of funds test described in Section 4.02(h).

                 (d) The Borrower shall, promptly after the Initial Tranche D Funding Availability Date, cause the construction of the Phase II Project to commence and will prosecute the same with diligence and continuity to Completion. The Borrower will cause the Phase II Project to be designed, constructed and Completed in accordance with the Design and Construction Standard, will cause the Phase II Project Commissioning Date to be achieved on or before June 30, 1998, and will cause construction of the Phase II Project to be Completed, free and clear of all Liens (or claims of Liens) for material supplied or work performed in connection therewith (except as permitted by clause (ii)(C) of the definition of "Completion"), on or before September 30, 1998. Upon demand of the Agent, the Borrower will correct any material departure from the Design and Construction Standard with respect to the Phase II Project.

                 (e) The Borrower will furnish to the Agent (i) within 45 days after the foundations of the Phase II Project have been located on the Project Site, a survey certified by a registered engineer or surveyor reasonably satisfactory to the Agent, in form and scope reasonably acceptable to the Agent, showing that the foundations are located within the perimeter of the Project Site and any setback lines and at the location shown in the Specifications, and (ii) as promptly as practicable upon completion of construction of the Phase II Project, (A) an "as- built" survey certified by a registered engineer or surveyor reasonably satisfactory to the Agent, in form and scope reasonably acceptable to the Agent, showing the completed Phase II Project, (B) the final "as-built" Specifications for the Phase II Project and
(C) the complete releases of Liens described in clause (ii)(C) of the definition of "Completion" contained in Section 1.01 hereof. The Borrower shall not make final payment under any construction or supply contract with respect to the Phase II Project unless concurrently with or prior to such payment it receives such a complete release of Liens for such contract.

                 (f) At all times during the period commencing on the date the first Tranche D Loan is made and ending on the Phase II Adequacy of Funds End Date, the Borrower shall be in compliance with the adequacy of funds test described in Section 4.06(h).

                 5.15. Future Project Agreements. The Borrower shall furnish to the Agent, with a copy for each Lender, certified copies of any Future Project Agreements within five days of the execution and delivery thereof, together with (i) a duly executed consent and agreement from each other party to such Future Project Agreements, in substantially the form attached hereto as
Exhibit V, with such changes therein as the Required Lenders may reasonably approve and with the blanks appropriately filled, (ii) if such Future Project Agreement is with a Loan Party other than the Borrower, a duly executed assignment of contract executed by such Loan Party substantially in the form of Exhibit HH hereto and (iii) if such Future Project Agreement involves amounts in excess of $5,000,000, an opinion addressed to the Agent and each Lender, of each such other party's counsel addressing such matters as may reasonably be requested by the Agent. Each such consent and agreement shall be in form and substance, and each such Future Project Agreement which is listed on
Schedule 1.01E or Schedule 1.01B-1996 hereof or is of the type described in clause (c) of the definition thereof shall be in form and substance, reasonably satisfactory to the Agent and the Required Lenders prior to execution and delivery thereof. Each such Future Project Agreement of the type described in clause (d) or clause (e) of the definition thereof shall be in form and substance reasonably satisfactory to the Agent, or shall be on a standard form (without material modification thereto) included in Exhibit FF hereto or otherwise satisfactory to the Agent and the Required Lenders.

                 5.16. Memorandum of Understanding. The Borrower shall use reasonable and diligent efforts to work with the Governments (as defined in the Memorandum of Understanding referred to below) and the Agent in order to reach agreement as soon as reasonably practicable on the forms of the documentation described in clause (4) of Section 5(e) of the Memorandum of Understanding listed as the first Phase I Project Agreement in Schedule 1.01(B) hereto.

                 5.17. Consents to Assignment of Contract. The Borrower shall, within ninety days of the Closing Date, cause fully executed Consents to Assignment of Contract, in form reasonably satisfactory to the Agent, to be delivered to the Agent, with a copy for each Lender, with respect to the contracts listed on Schedule 5.17 hereto. The Borrower shall, within five days of the the date of execution and delivery of each Future Project Agreement executed and delivered after the Initial Tranche D Funding Availability Date, cause fully executed Consents to Assignment of Contract, in form reasonably satisfactory to the Agent, to be delivered to the Agent, with a copy for each Lender, with respect thereto.


                                   ARTICLE VI
                               NEGATIVE COVENANTS

                 The Borrower hereby covenants to the Agent and each Lender as follows:

                 6.01.  Financial Covenants.

                 (a) Current Ratio. From and after the Financial Covenant Date, the Current Ratio shall not at any time be less than 1.3.

                 (b) Leverage Ratio. The Leverage Ratio shall not, at any time during any fiscal quarter commencing with the fiscal quarter in which the Financial Covenant Date occurs, exceed the applicable number set forth below (it being understood that one or more of the first entries below may not be applicable depending on when the Financial Covenant Date occurs):

         Fiscal Quarter Ended     Ratio shall not exceed
         --------------------     ----------------------
         June 30, 1996                     2.25
         September 30, 1996                2.25
         December 31, 1996                 2.25

         March 31, 1997                    2.10
         June 30, 1997                     2.10
         September 30, 1997                2.10
         December 31, 1997                 2.10

         March 31, 1998                    1.90
         June 30, 1998                     1.90
         September 30, 1998                1.90
         December 31, 1998                 1.90

         March 31, 1999                    1.40
         June 30, 1999                     1.40
         September 30, 1999                1.40
         December 31, 1999                 1.40

         March 31, 2000                    1.00
         June 30, 2000                     1.00
         September 30, 2000                1.00
         December 31, 2000                 1.00

         March 31, 2001                    1.00
         June 30, 2001                     1.00
         September 30, 2001                1.00
         December 31, 2001                 1.00

         March 31, 2002                    1.00



                 (c) Tangible Net Worth. From and after the Financial Covenant Date, Tangible Net Worth shall not at any time be less than the sum of
(i) $45,000,000 and (ii) 50% of Cumulative Net Income at such time.

                 (d) Fixed Charge Coverage Ratio. As of the last day of each fiscal quarter commencing with the fiscal quarter in which the Financial Covenant Date occurs (each such last day of the fiscal quarter being called a "test day"), the Fixed Charge Coverage Ratio for the period of four consecutive fiscal quarters ending on such test day (or in the case of the first three test days, for the period from and including the Financial Covenant

Date to and including such test day) shall not be less than the applicable number set forth below (it being understood that one or more of the first entries below may not be applicable depending on when the Financial Covenant Date occurs):

                                    Ratio shall not be
         Test Day                       less than:
         ---------------            ------------------
         June 30, 1996                     1.00
         September 30, 1996                1.00
         December 31, 1996                 1.00

         March 31, 1997                    1.15
         June 30, 1997                     1.15
         September 30, 1997                1.15
         December 31, 1997                 1.15

         March 31, 1998                    1.15
         June 30, 1998                     1.15
         September 30, 1998                1.15
         December 31, 1998                 1.15

         March 31, 1999                    1.25
         June 30, 1999                     1.25
         September 30, 1999                1.25
         December 31, 1999                 1.25

         March 31, 2000                    1.25
         June 30, 2000                     1.25
         September 30, 2000                1.25
         December 31, 2000                 1.25

         March 31, 2001                    1.25
         June 30, 2001                     1.25
         September 30, 2001                1.25
         December 31, 2001                 1.25

         March 31, 2002                    1.25



                 (e) Negative EBITDA. (i) At all times prior to the Financial Covenant Date, the Borrower Group's cumulative negative EBITDA for the period from January 1, 1994 until the end of the calendar month completed most recently at the time of measurement shall not exceed $32,000,000.

                 (ii) As of the last day of each calendar month commencing with June 30, 1994 and ending with the day immediately preceding the Financial Covenant Date, either (x) the Borrower

Group's cumulative negative EBITDA for the period of three consecutive calendar months ending on such last day of the calendar month shall not exceed $8,000,000 or (y) the Borrower Group's cumulative negative EBITDA for the period from January 1, 1994 until such last day of the calendar month shall not exceed $22,000,000.


                 6.02. Liens. The Borrower shall not, and shall not permit any other Loan Party to, at any time create, incur, assume or suffer to exist any Lien on any of its property (now owned or hereafter acquired), or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except for the following ("Permitted Liens"):

                 (a) Liens pursuant to the Security Documents in favor of the Agent for the benefit of the Lenders and the Agent to secure the Obligations;

                 (b) Liens which are granted by the Borrower pursuant to the Development Package, or permitted refinancings thereof, whether existing on or after the date hereof (and described on Schedule 6.02 hereof);

                 (c) Liens arising from taxes, assessments, charges or claims described in Section 5.03 hereof that are not yet due or that remain payable without penalty or to the extent permitted to remain unpaid under the proviso to such Section 5.03 and under the second proviso contained in Section 2.07 of the Mortgage;

                 (d) Deposits or pledges of cash or securities in the ordinary course of business to secure (i) workmen's compensation, unemployment insurance or other social security obligations, (ii) performance of bids, tenders, trade contracts (other than for payment of money) or leases, (iii) stay, surety or appeal bonds, or (iv) other obligations of a like nature incurred in the ordinary course of business; and

                 (e) Easements, rights of way and other restrictions on the use of real property which are described in Schedule B-I of the title insurance policy insuring the Lien of the Mortgage.

                 (f) Liens described on Schedule 6.02(f) and Liens on property of the Borrower securing all or part of the purchase price thereof, provided that: (i) such Lien is created before or substantially simultaneously with the purchase of such property by the Borrower and in any event after the Phase II Project Acceptance Date, (ii) such Lien is confined solely to the property so purchased and proceeds thereof, (iii) the aggregate amount secured by all such Liens on any particular property at the time purchased by the Borrower shall not exceed the lesser of the purchase price of such property and the fair market value of such property at the time of purchase, (iv) such property shall not consist of anything integral to the caster, the rolling mill, the furnaces or the production of steel, (v) the purchase price of such property shall have been included in the calculation required by Section 6.13 hereof and (vi) the aggregate amount secured by all Liens described in this Section 6.02(f) shall not at any time exceed $5,000,000.

                 (g) Liens on accounts receivable of any Loan Party in favor of the Borrower.

"Permitted Lien" shall in no event include any Lien imposed by, or required to be granted pursuant to, ERISA or any Environmental Law. Nothing in this
Section 6.02 shall be construed to limit any other restriction on Liens imposed by the Security Documents or otherwise in the Loan Documents.

                 6.03. Indebtedness. The Borrower shall not, and shall not permit any other Loan Party to, at any time create, incur, assume or suffer to exist any Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Indebtedness to the Lenders and the Agent pursuant to this Agreement and the other Loan Documents;

                 (b) The Indebtedness of the Borrower incurred pursuant to the Development Package and the Subordinated Notes, and refinancings thereof on the same terms (other than interest rate or a longer maturity), each as listed on Schedule 6.03 hereof, but in no case any extensions or renewals thereof, and the Indebtedness of the Borrower incurred pursuant to the Reimbursement Agreement, dated as of May 23, 1995, between the Borrower, National City Bank, Indiana and Indiana Development Finance Authority and refinancings thereof on the same terms (other than interest rate or a longer maturity);

                 (c) Accounts payable to to Salesco as contemplated by Exhibit CC or to trade creditors arising out of purchases of goods or services in the ordinary course of business, provided that (i) such accounts payable are payable not later than 90 days after the original invoice date according to the original terms of sale, and (ii) as of the end of each calendar month, not more than 15% of such accounts payable are more than 90 days past due, and not more than 5% of such accounts payable are more than 120 days past due, in each case according to the original terms of sale (except to the extent that any such account payable is being contested in good faith and by appropriate proceedings diligently conducted and so long as such reserves or other appropriate provisions as may be required by GAAP shall have been made with respect therefor);

                 (d) Any licensing or royalty fees owed by the Borrower in the ordinary course of business, including such fees payable to SMS pursuant to the SMS documents;

                 (e) Indebtedness secured by Liens permitted by Section 6.02(f) hereof;

                 (f) Unsecured Indebtedness of the Borrower in an aggregate principal amount not exceeding $5,000,000 at any time outstanding;


                 (g) Indebtedness of another Loan Party to the Borrower as to which the Borrower's rights are subject to a first perfected Lien in favor of the Agent;

                 (h) Indebtedness of a Subsidiary of the Borrower to the Borrower to the extent permitted by Exhibit DD hereto;

                 (i) Indebtedness of Holdings to the Borrower in an aggregate annual principal amount not exceeding $100,000 (less any amounts distributed, by loan or otherwise, by the Borrower to Holdings as otherwise permitted hereunder); provided, that the proceeds from such Indebtedness will only be used to make Permitted Payments; and

                 (j) Indebtedness of Salesco to the Borrower in an aggregate principal amount not to exceed $2,000,000 at any time outstanding (less any amounts distributed, by loan or otherwise, by the Borrower to Salesco as otherwise permitted hereunder); provided, that the proceeds from such Indebtedness will only be used to make Permitted Payments.

                  6.04. Guaranties, Indemnities, etc. The Borrower shall not be or become subject to or bound by any Guaranty

Equivalent, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, and shall not permit any other Loan Party to do so, except:

                 (a) Guaranty Equivalents existing on the date hereof and listed in Schedule 6.04 hereto;

                 (b) Contingent liabilities arising from the endorsement of negotiable or other instruments for deposit or collection or similar transactions in the ordinary course of business;

                 (c) Indemnities by the Borrower or another Loan Party of the liabilities of its directors or officers in their capacities as such pursuant to provisions presently contained in their certificate or articles of incorporation or by-laws (or other constituent documents) or as permitted by Law;

                 (d) Contingent liabilities arising from the Interest Rate Protection Agreements;

                 (e)  The Salesco/Holdings Guaranty and any Subsidiary
         Guaranty;

                 (f) Guaranty Equivalents by the Borrower with respect to aggregate obligations (other than for money borrowed) of Salesco and Holdings in an aggregate amount not to exceed $500,000 at any one time outstanding;

                 (g) The Subordinated Guarantee and any Subordinated Subsidiary Guarantee Equivalent provided by a Subsidiary of the Borrower for the benefit of the holders of the Subordinated Notes; and

                 (h) Indemnities by the Borrower under the Reimbursement Agreement described in Section 6.03(b) hereof or related documents with respect to the bond transactions contemplated by such Reimbursement Agreement.

                 6.05. Loans, Advances and Investments. The Borrower shall not, and shall not permit any Loan Party to, at any time make or suffer to exist or remain outstanding any loan or advance to, or purchase, acquire or own (beneficially or of record) any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) in, or any other interest in, or make any capital contribution to or other investment in, any other Person, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Loans and investments existing on the date hereof and listed in Schedule 6.05 hereof and an investment in an amount not exceeding $1,000,000 in Qualitech Steel Corporation, which intends to build and operate a special quality bar mini-mill and iron carbide production facility (which investment the Borrower will treat as a Phase I Project Cost);

                 (b) Receivables owing to the Borrower or Salesco arising from sales of inventory under usual and customary terms in the ordinary course of business; and loans and advances extended by the Borrower to subcontractors or suppliers (excluding subcontractors or suppliers who are Affiliates of the Borrower) under usual and customary terms in the ordinary course of business;

                 (c) Advances to officers and employees, other agents and independent contractors of the Borrower to meet expenses incurred by such persons in the ordinary course of business or for relocation and in amounts at any time outstanding not exceeding $50,000 to any one officer or employee and $500,000 in the aggregate;

                 (d)  Cash Equivalent Investments;

                 (e) From and after the Phase I Project Acceptance Date, investments of the Borrower (or, to the extent permitted by paragraph
         (g) below, of a Subsidiary of the Borrower) in partnerships or other joint ventures related to the Borrower's steel production business which are included in the calculations to determine compliance with
         Section 6.13 hereof and which in the aggregate, when added to the aggregate amount paid for all acquisitions by the Borrower of all or a substantial portion of the properties of another Person, do not exceed $5,000,000;

                 (f) Holdings' investment in Salesco, and Salesco's investment in the Borrower, in each case as described on Schedule 6.05;

                 (g) Investments in one or more Subsidiaries of the Borrower at the times and in the amounts set forth on Exhibit DD hereto, but only for so long as the operations of each such Subsidiary are conducted in accordance with the requirements of such Exhibit and the Agent retains pursuant to the Security Agreement a first perfected security interest in all outstanding shares of capital stock of each such Subsidiary;

                 (h) Loans and advances of the Borrower to Holdings permitted by Section 6.03(i) or to Salesco permitted by Section 6.03(j); and

                 (i) An investment not exceeding $15,000,000, funded solely with the proceeds of equity sales by Holdings, in a scrap substitute manufacturing venture as to which no Loan Party has any obligation to make further investment.

By way of illustration, and without limitation, it is understood that the Borrower (for example) shall be deemed to have made an advance to an Affiliate of the Borrower (for example): (x) to the extent that the Borrower transfers any property to or performs any service for such Affiliate, and (y) to the extent that the Borrower pays any obligation of such Affiliate. The amount of such advance shall be deemed to be, in the case of clause (x), the fair value of the property so transferred or services so performed (but not less than cost), and in the case of clause (y), the amount so paid by the Borrower.

                 6.06. Dividends and Related Distributions. The Borrower shall not declare or make any Stock Payment, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, and shall not permit any other Loan Party to do so, except as follows:

                 (a) The Borrower may, if no Event of Default or Potential Default exists or is continuing or would result from the payment of the dividend described hereinafter, pay a dividend in cash to Salesco the full amount of which is (and may be) used by Salesco to pay a dividend in cash to Holdings (not to exceed $5,500,000), the full amount of which is (and may be) used by Holdings to repurchase stock from any of the individuals employed by the Borrower listed on
         Schedule 6.06 hereof, provided that a minimum aggregate equity interest in Holdings of 7.5% shall be owned by the remaining members of the Borrower's management;

                 (b) A wholly-owned Subsidiary of the Borrower may pay dividends to the Borrower; and

                 (c) The Borrower may, if no Event of Default or Potential Default exists or is continuing or would result from the payment of the dividend described hereinafter, after the Phase II Project has been Completed and after the Second Caster Date, make Stock Payments in an aggregate cumulative amount not exceeding $10,000,000, of which not more than $5,000,000 shall be made in any year, and which in any event shall not exceed the amount of Excess Cash Flow which has theretofore not been applied to the payment of Obligations or the costs of the second continuous caster project described in Section 2.10(b). "Second Caster Date" shall mean the earlier to occur of (i) the date of completion of the Borrower's second continuous caster project and (ii) the first date on which the Borrower shall have given notice to the Agent that such second continuous caster project will not be built or completed and on which all amounts in the Second Caster Account shall have been expended for costs of such second continuous caster project or applied to payment of the Obligations.


                 6.07. Sale-Leasebacks. Except as part of the Development Package as described on Schedule 1.01A, the Borrower shall not at any time enter into or suffer to remain in effect any transaction to which the Borrower is a party involving the sale, transfer or other disposition by the Borrower of any property (now owned or hereafter acquired), with a view directly or indirectly to the leasing back of any part of the same property or any other property used for the same or a similar purpose or purposes, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, and shall not permit any other Loan Party to do so.

                 6.08. Leases. Except as part of the Development Package as described on Schedule 1.01A, the Borrower shall not at any time enter into or suffer to remain in effect any lease, as lessee, of any property, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, or permit any other Loan Party to do so, except operating leases of data processing equipment, office equipment, transportation equipment and other manufacturing equipment or office space used by the lessee in the ordinary course of business, provided that such leases will not result in the payment or accrual by the Borrower Group of more than $2,000,000 in the aggregate in any twelve-month period and no such lease has a term longer than seven years; and provided further that such leases will not result in the payment or accrual by all Loan Parties other than the Borrower of more than $100,000 in the aggregate in any twelve-month period.

                 6.09. Mergers, Acquisitions, etc. The Borrower shall not, and shall not permit any other Loan Party to, (v) merge with or into or consolidate with any other Person, except that a Loan Party which is a wholly-owned Subsidiary of the Borrower may merge with the Borrower, provided that the Borrower shall be the surviving corporation and no Event of Default or Potential Default shall occur and be continuing or shall exist at such time or after giving effect to such transaction, (w) liquidate, wind-up, dissolve or divide, (x) acquire all or any substantial portion of the properties of any going concern or going line of business, (y) acquire all or any substantial portion of the properties of any other Person other than in the ordinary course of business, unless such acquisition is made by the Borrower after the Phase II Project Acceptance Date and would not result in the sum of (i) the aggregate amount paid for all such acquisitions plus (ii) the aggregate amount of investments made under Section 6.05(e) exceeding $5,000,000 or (z) agree, become or remain liable (contingently or otherwise) to do any of the foregoing.

                 6.10. Dispositions of Properties. The Borrower shall not, and shall not permit any other Loan Party to, sell, convey, assign, lease, transfer, abandon or otherwise dispose of, voluntarily or involuntarily, any of its properties, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) The Borrower and any other Loan Party may sell Inventory in the ordinary course of business;

                 (b) The Borrower may, for cash, dispose of assets to non-Affiliates in a maximum aggregate annual amount of $9,000,000, provided that all of the Net Cash Proceeds from the sale are used to purchase replacement assets or, if the disposed assets are not necessary for the efficient operation of its business, to prepay Term Loans in accordance with Section 2.10;

                 (c) In addition to the asset sales permitted by paragraph (b) above and notwithstanding the limitations set forth therein, the Borrower may dispose of assets in a maximum aggregate annual amount of $1,000,000; and

                 (d) Salesco may transfer Receivables to the Borrower in accordance with the practices more fully described on Exhibit CC.

By way of illustration, and without limitation, it is understood that the following are dispositions of property subject to this Section 6.10: any disposition of accounts, chattel paper or general intangibles, with or without recourse; and any disposition of any leasehold interest. Nothing in this
Section 6.10 shall be construed to limit any other restriction on dispositions of property imposed by the Security Documents or otherwise in the Loan Documents.

                 6.11. No Plans. The Borrower will not, and will not permit any other Loan Party to, enter into any contract or arrangement pursuant to which any Plan is maintained for any of its employees.

                 6.12. Dealings with Affiliates. The Borrower shall not, and shall not permit any other Loan Party to, enter into or carry out any transaction with (including, without limitation, purchase or lease property or services from, sell or lease property or services to, loan or advance to, or enter into, suffer to remain in existence or amend any contract, agreement or arrangement with) any Affiliate of the Borrower, directly or indirectly, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except:

                 (a) Execution and performance of contracts, agreements and arrangements in existence as of the date hereof and set forth in
         Schedule 6.12 hereof;

                 (b) Directors, officers and employees of a Loan Party may be compensated for services rendered in such capacity to such Loan Party (including without limitation management fees paid by the Borrower to Keith Busse and the Designated Managers), provided that such compensation is in good faith and on terms no less favorable to such Loan Party than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person, and the board of directors of the Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve the same;

                 (c) The transactions between the Borrower and Salesco described on Exhibit CC hereto;

                 (d) Other transactions in the ordinary course of the Borrower's business with Affiliates in good faith and on terms no less favorable to the Borrower than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person, and, in the case of any transaction involving consideration of $100,000 or more (other than such a transaction involving consideration less than $1,000,000 and the subject Affiliate would not be an Affiliate if the 5% figure appearing in the penultimate sentence of the definition of "Affiliate" in Section 1.01 hereof were deemed to be 25% in the case of ownership or voting power by GECC and its Affiliates or by J.H. Whitney and Company and its Affiliates), as to which the board of directors of such Borrower (including a majority of the directors having no direct or indirect interest in such transaction) approve such transaction and determine that such terms are no less favorable to the Borrower than those that could have been obtained in a comparable transaction on an arm's-length basis from an unrelated Person; provided, that the Borrower shall not enter into any such transaction or series of related transactions (other than purchases of scrap inventory and sales of finished goods) having a value in excess of $2,000,000 unless the Agent has received a copy of the foregoing resolution of such board of directors to the effect that such transaction is fair to the Borrower from a financial point of view.

                 6.13. Capital Expenditures. On or after the Phase I Project Commissioning Date, Borrower shall not, and shall not permit any other Loan Party to, make any Capital Expenditures in any fiscal year except for Specified Permitted Capital Expenditures and except for Capital Expenditures of the Borrower not in excess of the lesser of (i) $20 million and (ii) the sum of $12,000,000, plus 25% of Excess Cash Flow for the immediately preceding fiscal year (but not less than zero), plus 70% of the amount which was permitted to be used for Capital Expenditures (other than Specified Permitted Capital Expenditures) in the immediately preceding fiscal year but was not used, in each case less the sum equal to actual expenditures made in such fiscal year towards completion of the Phase I Project. Notwithstanding the foregoing, in the event that the Phase I Project Commissioning Date occurs on any day that is not the first day of a fiscal year, the amount set forth in clause (i) and the amount determined pursuant to clause (ii) in the immediately preceding sentence shall be reduced to the amount determined by multiplying such amount by a fraction, the numerator of which is the number of days from and excluding the Phase I Project Commissioning Date to and including the last day of the fiscal year and the denominator of which is 365. "Specified Permitted Capital Expenditures" shall mean (x) Phase II Project Costs not exceeding $230,000,000 in the aggregate, and (y) the costs of acquisition and construction of a second continuous caster project (as described in Section 2.10(b) hereof) which are consistent with projections provided to, and found acceptable by, the Agent and the Required Lenders, which are paid solely with funds from the Second Caster Account, which do not exceed $55,000,000 in the aggregate, and of which not more than $10,000,000 are incurred prior to the Phase II Project Commissioning Date.

                 6.14.  Limitations on Modification of Certain

Agreements and Instruments. The Borrower shall not amend, modify or supplement, or suffer any amendment, modification or supplement to, the Subordinated Debt Purchase Agreement or any of the agreements governing the Subordinated Notes (except as specifically permitted by Section 6.15(b)), the Stockholders' Agreement among the stockholders of Holdings or its or Salesco's or Holdings' respective certificate of incorporation or by-laws (or similar constituent documents) except that each of Holdings, Salesco and the Borrower may, without the consent of the Required Lenders, amend or modify the sections of its certificate of incorporation or bylaws or Stockholders' Agreement listed on Schedule 6.14 hereto and may amend or modify the Stockholders' Agreement to permit the addition of new stockholders whose rights thereunder are not greater than the rights of the original stockholders, and except that the Borrower may amend or modify Section 10.5 of the Subordinated Debt Purchase Agreement in order to permit the investment in Qualitech Steel Corporation which is permitted by Section 6.05(a) of this Agreement and in order to make amendments to the Subordinated Debt Purchase Agreement which correspond to the amendments hereto made by the Fifth Amendment.

                 6.15. Limitation on Payments and Modification of Restricted Indebtedness. The Borrower shall not, and shall not permit any other Loan Party to, directly or indirectly, pay, prepay, purchase, redeem, retire, defease or acquire, or make any payment (on account of principal, interest, premium or otherwise) of, or grant or suffer the existence of any Lien (other than Permitted Liens) on any of its property (now owned or hereafter acquired) to secure any indebtedness, obligation or liability with respect to, or amend, modify or supplement any of the terms and conditions of, any Restricted Indebtedness, or agree, become or remain liable (contingently or otherwise) to do any of the foregoing, except as follows:

                 (a) The Borrower may pay principal of Restricted Indebtedness at the regularly scheduled maturity thereof, and may make mandatory prepayments or mandatory sinking fund payments when due, and may pay interest thereon when due, all to the extent consistent with the subordination provisions, if any, of such Restricted Indebtedness;

                 (b) The Borrower may amend, modify or supplement the terms of Restricted Indebtedness to extend the maturity or reduce the amount of any payment of principal thereof, or to reduce the rate or extend the date for payment of interest thereon, or to reduce the amount or extend the date for payment by the Borrower of any other amount payable in connection therewith, or to release any Lien provided or required to be provided by the Borrower to secure such Restricted Indebtedness, or (except with respect to the Subordinated Debt Purchase Agreement or any other agreements governing the Subordinated Notes) to eliminate, waive or render less restrictive on the Borrower any covenant, term or condition applicable to the Borrower.

                 6.16. Limitation on Other Restrictions on Liens. The Borrower shall not, and shall not permit any other Loan Party to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Loan Party, as the case may be, is a party or by which it or any of its properties (now owned or hereafter acquired) may be subject or bound that would prohibit the grant of any Lien upon any of its properties (now owned or hereafter required), except:

                 (a)  The Loan Documents;

                 (b) Restrictions set forth in Section 10.02 of the Subordinated Debt Purchase Agreement; and

                 (c) (i) Restrictions pursuant to non-assignment provisions of any executory contract or of any lease by the Borrower as lessee, and
         (ii) restrictions on granting Liens on property subject to a Permitted Lien for the benefit of the holder of such Permitted Lien to the extent in existence on the date hereof.

                 6.17. Limitation on Other Restrictions on Amendment of the Loan Documents, etc. Except for the restrictions set forth in Section 10.12 of the Subordinated Debt Purchase Agreement, the Borrower shall not, and shall not permit any other Loan Party to, enter into, become or remain subject to any agreement or instrument to which the Borrower or such Loan Party, as the case may be, is a party or by it or any of its properties (now owned or hereafter acquired) may be subject or bound that would prohibit or require the consent of any Person to any amendment, modification or supplement to any of the Loan Documents, except for the Loan Documents.

                 6.18. Maintenance of Business. The Borrower shall not change its primary line of business from that of constructing, owning and operating a steel mini-mill, shall not permit either Holdings or Salesco to change its respective sole line of business from that described on Exhibit CC hereto and shall not permit either Holdings or Salesco to fail to conduct its respective operations in accordance with the requirements of such Exhibit.

                 6.19. Subsidiaries. The Borrower shall not organize, incorporate, acquire or otherwise suffer to exist any Subsidiaries, except as permitted by Exhibit DD hereto, Salesco shall not organize, incorporate, acquire or otherwise suffer to exist any Subsidiaries except the Borrower and Subsidiaries of the Borrower, and Holdings shall not organize, incorporate, acquire or otherwise suffer to exist any Subsidiaries except Salesco and Subsidiaries of Salesco.

                 6.20. Change Orders. The Borrower will not modify the Specifications or accept any change order without the prior written consent of the Required Lenders, except that (i) the Specifications for the Phase I Project may, without such consent, be modified by a change order as to which all documentation has been delivered to the Phase I Project Monitor to the extent that such modifications do not change the Phase I Project from the definition thereof set forth in Section 1.01 hereof, are consistent with the Design and Construction Standard (except for that portion of the Design and Construction Standard relating to the Specifications), do not involve any delay in the Phase I Project Commissioning Date beyond September 30, 1996 or an increase in Phase I Project Costs (other than increases of less than $5,000,000 for any change order or series of related change orders which are not inconsistent with the Required Phase I Contingency), do not adversely affect the capacity, efficiency or performance of the Phase I Project and are not the subject of a notice delivered by the Phase I Project Monitor to the effect that such change order does not comply, in the Phase I Project Monitor's opinion, with the foregoing requirements (provided that such requirements shall not be deemed to have been met solely because of the absence of delivery of such notice by the Phase I Project Monitor) and (ii) the Specifications for the Phase II Project may, without such consent, be modified by a change order as to which all documentation has been delivered to the Phase II Project Monitor to the extent that such modifications do not change the Phase II Project from the definition thereof set forth in Section 1.01 hereof, are consistent with the Design and Construction Standard (except for that portion of the Design and Construction Standard relating to the Specifications), do not involve any delay in the Phase II Project Commissioning Date beyond June 30, 1998 or an increase in Phase II Project Costs (other than increases of less than $5,000,000 for any change order or series of related change orders which are not inconsistent with the Required Phase II Contingency), do not adversely affect the capacity, efficiency or performance of the Phase II Project and are not the subject of a notice delivered by the Phase II Project Monitor to the effect that such change order does not comply, in the Phase II Project Monitor's opinion, with the foregoing requirements (provided that such requirements shall not be deemed to have been met solely because of the absence of delivery of such notice by the Phase II Project Monitor).


                                  ARTICLE VII
                                    DEFAULTS

                 7.01. Events of Default. An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by Law):

                 (a) The Borrower shall fail to pay when due principal of any Loan or any Letter of Credit Reimbursement Obligation, or shall fail to make any required cash collateralization of outstanding Letters of Credit.

                 (b) Any Loan Party shall fail to pay when due interest on any Loan, any fees, indemnity or expenses, or any other amount due hereunder or under any other Loan Document and, if such failure is unintentional, such failure shall have continued for a period of five Business Days.

                 (c) Any representation or warranty made by any Loan Party in or pursuant to or in connection with any Loan Document, or deemed made by any Loan Party in or pursuant to any Loan Document, or any statement made by any Loan Party in any financial statement, certificate, report (excluding projections, the Phase I Project Budget and the Phase II Project Budget) or exhibit furnished by any Loan Party to the Agent or any Lender pursuant to or in connection with any Loan Document, shall prove to have been false or misleading in any material respect as of the time when made or deemed made (including by omission of material information necessary to make such representation, warranty or statement not misleading).

                 (d) The Borrower or any Loan Party shall default in the performance or observance of any covenant contained in Article VI hereof, other than Section 6.12, or any of the covenants contained in Sections 2.10, 2.16, 5.01(k)(i), 5.09, 5.10, or 5.12 hereof or any
         Section of the Security Documents listed on Schedule 7.01(d) hereto.

                 (e) Any Loan Party shall default in the performance or observance of any other covenant, agreement or duty under this Agreement or any other Loan Document and (i) in the case of a default under Section 5.01 hereof (other than as referred to in subsection (k)(i) thereof) such default shall have continued for a period of ten days and (ii) in the case of any other default such default shall have continued for a period of 30 days.

                 (f) Any Cross-Default Event shall occur with respect to any Cross-Default Obligation; provided, that if a Cross-Default Event would have occurred with respect to a Cross-Default Obligation but for the grant of a waiver or similar indulgence, a Cross-Default Event shall nevertheless be deemed to have occurred if the Borrower gave or agreed to give any fee or other monetary compensation for such waiver or indulgence. As used herein, "Cross-Default Obligation" shall mean any Indebtedness of the Borrower in excess of $2,000,000 in aggregate principal amount, or commitment of any Person to make a loan or loans to the Borrower in the aggregate principal amount in excess of $2,000,000. As used herein, "Cross-Default Event" with respect to a Cross-Default Obligation shall mean the occurrence of any default, event or condition which causes or which would permit any Person or Persons to cause or which would with the giving of notice or the passage of time or both would permit any Person or Persons to cause all or any part of such Cross-Default Obligation to become due (by acceleration, mandatory prepayment or repurchase, or otherwise) before its otherwise stated maturity or to terminate its commitment to make loans to the Borrower, or failure to pay all or any part of such Cross-Default Obligation at its stated maturity.

                 (g) One or more judgments for the payment of money shall have been entered against the Borrower or any other Loan Party, which judgment or judgments exceed $1,000,000 in the aggregate, and such judgment or judgments shall have remained undischarged and unstayed for a period of forty-five consecutive days.

                 (h) One or more writs or warrants of attachment, garnishment, execution, distraint or similar process exceeding in value the aggregate amount of $1,000,000 shall have been issued against the Borrower or any other Loan Party or any of their respective properties and shall have remained undischarged and unstayed for a period of forty-five consecutive days.

                 (i) Any Governmental Action now or hereafter made by or with any Governmental Authority in connection with any Loan Document is not obtained or shall have ceased to be in full force and effect or shall have been modified or amended or shall have been held to be illegal or invalid, unless the same could not have a Material Adverse Effect.

                 (j) Any Security Document shall cease to be in full force and effect, or any Lien created or purported to be created in any Collateral pursuant to any Security Document shall fail to be valid, enforceable and perfected Lien in favor of the Agent for the benefit of the Lenders and the Agent securing the Obligations, prior to all other Liens (except for Permitted Liens under Section 6.02(b), (e) or
         (f)), or any Loan Party shall assert any of the foregoing.

                 (k) Any Loan Document shall cease to be in full force and effect, or any Loan Party shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest, any Loan Document or any obligation or liability of any Loan Party thereunder.

                 (l) Any term or provision of the subordination provisions contained in the Subordinated Debt Purchase Agreement shall cease to be in full force and effect, or the Borrower, any holder of any Subordinated Note (or any trustee or agent on behalf of such holders) shall, or shall purport to, terminate, repudiate, declare voidable or void or otherwise contest any term or provision relating to subordination.

                 (m) The Required Lenders shall have determined in good faith that an event or condition has occurred which could have a Material Adverse Effect.

                 (n) Any one or more Pension-Related Events referred to in subsection (a)(ii) or (b) of the definition of "Pension-Related Event" shall have occurred; any one or more Pension-Related Events referred to in subsection (e)(i) of the definition of "Pension- Related Event" shall have occurred and such event shall not have been cured within fifteen days after the occurrence thereof; or any one or more other one or more other Pension-Related Events shall have occurred and the Required Lenders shall determine in good faith (which determination shall be conclusive) that such other Pension-Related Events, individually or in the aggregate, could have a Material Adverse Effect.

                 (o) Any one or more of the events or conditions set forth in the following clauses (i) or (ii) shall have occurred in respect of any Loan Party or any of its Environmental Affiliates, and the Required Lenders shall determine in good faith that such events or conditions, individually or in the aggregate, could have a Material Adverse
         Effect: (i) any past or present violation of any Environmental Law by such Person, or (ii) existence of any pending or threatened Environmental Claim against any such Person, or existence of any past or present acts, omissions, events or circumstances that could form the basis of any Environmental Claim against any such Person.

                 (p) A Change of Control or a Change of Management shall have occurred.

                 (q) The Borrower or any other Person shall default under the SMS Documents, the Heidtman Documents, the OmniSource Documents or any of the Phase II Project Major Equipment Supply Contracts, and such defaults shall have continued without cure for such a period as to have a material adverse impact on construction or operation of the Phase I Project or of the Phase II Project.

                 (r) The Phase I Project Commissioning Date does not occur on or before September 30, 1996, Completion of construction of the Phase I Project does not occur on or before September 30, 1997, the Phase II Project Commissioning Date does not occur on or before June 30, 1998, or Completion of construction of the Phase II Project does not occur on or before September 30, 1998.

                 (s) Any action or proceeding for the Condemnation (as defined in the Mortgage) of all or a substantial portion of the Phase I Project or of the Phase II Project shall be commenced and continue undismissed for a period of forty-five days.

                 (t) The Development Package shall fail to be in full force and effect without material adverse amendment with respect to at least $35,000,000 of proceeds or benefits received or to be received, and the Borrower shall not, within twenty days after the occurrence of such condition, have cured such condition by receiving cash proceeds of additional equity in the amount of, and segregated as a replacement for, such shortfall.

                 (u) Any of the Heidtman Documents or the OmniSource Documents shall be materially and adversely amended or shall fail to be in full force and effect if such amendment or failure could have a Material Adverse Effect.

                 (v) A proceeding shall have been instituted in respect of the Borrower, any other Loan Party, SMS, Heidtman or OmniSource

                          (i) seeking to have an order for relief entered in respect of such Person, or seeking a declaration or entailing a finding that such Person is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Person, its assets or its debts under any Law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar Law now or hereafter in effect, or

                          (ii) seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Person or for all or any substantial part of its property and (A) in the case of the Borrower or any other Loan Party only, such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed, undischarged and unstayed for a period of sixty consecutive days, (B) in the case of SMS, Heidtman or OmniSource only, such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed, undischarged and unstayed for a period of sixty (of, if such period is within the Early Period, of one-hundred-twenty) consecutive days (C) in the case of SMS only, the Phase I Project Acceptance Date shall not yet have occurred and (D) in the case of Heidtman or OmniSource only, the Required Lenders shall determine in good faith that such event could have a Material Adverse Effect.

                 (w) The Borrower, any other Loan Party, SMS, Heidtman or OmniSource shall become insolvent; shall fail to pay, become unable to pay, or state that it is or will be unable to pay, its debts as they become due; shall voluntarily suspend transaction of its or his business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.01(v)(i) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute or take corporate action authorizing the institution of (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 7.01(v)(ii) hereof, or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its or his property; shall dissolve, wind-up, revoke or forfeit its charter (or other constituent documents) or liquidate itself or any substantial part of its property; provided, however, that, in the case of SMS only, none of the foregoing events or conditions set forth in this paragraph (w) shall constitute an Event of Default if the Phase I Project Acceptance Date shall have occurred, and provided, further, that, in the case of Heidtman or OmniSource only, none of the foregoing events or conditions set forth in this paragraph (w) shall constitute an Event of Default unless the Required Lenders shall have determined (which determination shall be conclusive) that such event or condition could have a Material Adverse Effect.

                 (x) Any party shall obtain an order or decree in any court of competent jurisdiction enjoining or delaying the construction or operation of the Phase I Project or of the Phase II Project or enjoining or prohibiting the carrying out of any of the Loan Documents, SMS Documents, Heidtman Documents, OmniSource Documents or Phase II Project Major Equipment Supply Contracts or any of the other Phase I Project Agreements or Phase II Project Agreements and such order or decree is not vacated within thirty days or, in the case of an order or decree enjoining or delaying the construction of the Phase I Project or of the Phase II Project, such order or decree is not vacated within such period of time as is necessary to permit the Borrower (without non-concurrence by the Phase I Project Monitor or the Phase II Project Monitor, as the case may be) to certify that it is reasonably to be expected that the Phase I Project Commissioning Date will occur on or before September 30, 1996 and that the Phase II Project Commissioning Date will occur on or before June 30, 1998.

                 (y) The Borrower shall abandon construction or operation of the Phase I Project or of the Phase II Project.


                 7.02.  Consequences of an Event of Default.

                 (a) If an Event of Default under Section 7.01 hereof (other than a Specified Early Period Default and other than an Event of Default specified in subsection (v) or (w) thereof) shall occur and be continuing or shall exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Lenders (other than the Tranche C Lenders) shall be under no further obligation to make Loans and the Issuing Bank shall be under no further obligation to issue Letters of Credit hereunder, and the Agent shall, upon the written request of the Required Lenders, by notice to the Borrower, from time to time do any or all of the following:

                 (i) Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                 (ii) Declare the unpaid principal amount of any or all of the Loans, interest accrued thereon and all other Obligations (including without limitation the obligation to cash collateralize outstanding Letters of Credit) to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                 (iii) Exercise one or more of the remedies set forth in the Security Documents.

                 (b) If an Event of Default specified in subsection (v) or (w) of Section 7.01 hereof shall occur or exist, then, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Commitments shall automatically terminate and the Lenders shall be under no further obligation to make Loans and the Issuing Bank shall be under no further obligation to issue Letters of Credit, and the unpaid principal amount of the Loans, interest accrued thereon and all other Obligations (including without limitation the obligation to cash collateralize outstanding Letters of Credit) shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                 (c) If a Specified Early Period Default shall occur and be continuing or shall exist, then the Lenders shall be under no obligation to make Loans and the Issuing Bank shall be under no obligation to issue Letters of Credit hereunder and, unless the Cure Period, if any, applicable to such Specified Early Period Default shall not have expired, in addition to all other rights and remedies which the Agent or any Lender may have hereunder or under any other Loan Document, at law, in equity or otherwise, the Agent may, and upon the written request of the Required Lenders shall, by notice to the Borrower, from time to time do any or all of the following:

                 (i) Declare the Commitments terminated, whereupon the Commitments will terminate and any fees hereunder shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                 (ii) Declare the unpaid principal amount of all Obligations (including without limitation the obligation to cash collateralize outstanding Letters of Credit) to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby waived, and an action therefor shall immediately accrue.

                 (iii) Exercise one or more of the remedies set forth in the Security Documents.

The term "Cure Period" with respect to a Specified Early Period Default shall mean the period of time (commencing on the date such Specified Early Period Default occurs or first exists and expiring not later than the earlier to occur of the last day of the Early Period and the date on which such Specified Early Period Default is cured in a manner which could not have a Material Adverse Effect) during which the Borrower proceeds with all due diligence to cure such Specified Early Period Default and during which the Borrower has provided and continuously maintained Cash Collateral in an amount at least equal to the aggregate Letter of Credit Exposure. A Cure Period shall be applicable to a Specified Early Period Default only if such Specified Early Period Default is and remains curable by the Borrower in a manner which could not have a Material Adverse Effect and the Borrower commences its reasonable and diligent efforts to cure such Specified Early Period Default promptly after becoming aware thereof. With respect to a Special Specified Early Period Default, the cure referred to in the second preceding sentence shall include the designation by the Borrower on a supplement to Schedule 3.26 of additional Required

Phase I Project Permits which have been obtained within the applicable Cure Period.


                                  ARTICLE VIII
                                   THE AGENT

                 8.01. Appointment. Each Lender Party hereby irrevocably (subject to the second sentence of Section 8.10 hereof) appoints Mellon to act as Agent for such Lender Party under this Agreement and the other Loan Documents. Each Lender Party hereby irrevocably (subject to the second sentence of Section 8.10 hereof) authorizes the Agent to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents, and to exercise such powers and to perform such duties, as are expressly delegated to or required of the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto. Mellon hereby agrees to act as Agent on behalf of the Lender Parties on the terms and conditions set forth in this Agreement and the other Loan Documents, subject to its right to resign as provided in Section 8.10 hereof. Each Lender Party hereby irrevocably authorizes the Agent to execute and deliver each of the Loan Documents and to accept delivery of such of the other Loan Documents as may not require execution by the Agent. Each Lender Party agrees that the rights and remedies granted to the Agent under the Loan Documents shall be exercised exclusively by the Agent, and that no Lender Party shall have any right individually to exercise any such right or remedy, except to the extent expressly provided herein or therein.

                 8.02. General Nature of Agent's Duties. Notwithstanding anything to the contrary elsewhere in this Agreement or in any other Loan
Document:

                 (a) The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and no implied duties or responsibilities on the part of the Agent shall be read into this Agreement or any Loan Document or shall otherwise exist.

                 (b) The duties and responsibilities of the Agent under this Agreement and the other Loan Documents shall be mechanical and administrative in nature, and the Agent shall not have a fiduciary relationship in respect of any Lender Party.

                 (c) The Agent is and shall be solely the agent of the Lender Parties. The Agent does not assume, and shall not at any time be deemed to have, any relationship of agency or trust with or for, or any other duty or responsibility to, the Borrower or any other Person (except only for its relationship as agent for, and its express duties and responsibilities to, the Lender Parties as provided in this Agreement and the other Loan Documents).

                 (d) The Agent shall be under no obligation to take any action hereunder or under any other Loan Document if the Agent believes in good faith that taking such action may conflict with any Law or any provision of this Agreement or any other Loan Document, or may require the Agent to qualify to do business in any jurisdiction where it is not then so qualified.

                 8.03. Exercise of Powers. The Agent shall take any action of the type specified in this Agreement or any other Loan Document as being within the Agent's rights, powers or discretion in accordance with directions from the Required Lenders (or, to the extent this Agreement or such Loan Document expressly requires the direction or consent of some other Person or set of Persons, then instead in accordance with the directions of such other Person or set of Persons). In the absence of such directions, the Agent shall have the authority (but under no circumstances shall be obligated), in its sole discretion, to take any such action, except to the extent this Agreement or such Loan Document expressly requires the direction or consent of the Required Lenders (or some other Person or set of Persons), in which case the Agent shall not take such action absent such direction or consent. Any action or inaction pursuant to such direction, discretion or consent shall be binding on all the Lender Parties. The Agent shall not have any liability to any Person as a result of (x) the Agent acting or refraining from acting in accordance with the directions of the Required Lenders (or other applicable Person or set of Persons), (y) the Agent refraining from acting in the absence of instructions to act from the Required Lenders (or other applicable Person or set of Persons), whether or not the Agent has discretionary power to take such action, or (z) the Agent taking discretionary action it is authorized to take under this Section (subject, in the case of this clause (z), to the provisions of Section 8.04(a) hereof).

                 8.04. General Exculpatory Provisions. Notwithstanding anything to the contrary elsewhere in this Agreement or any other Loan
Document:

                 (a) The Agent shall not be liable for any action taken or omitted to be taken by it under or in connection with this Agreement or any other Loan Document, unless caused by its own gross negligence or willful misconduct.

                 (b) The Agent shall not be responsible for (i) the execution, delivery, effectiveness, enforceability, genuineness, validity or adequacy of this Agreement or any other Loan Document, (ii) any recital, representation, warranty, document, certificate, report or statement in, provided for in, or received under or in connection with, this Agreement or any other Loan Document, (iii) any failure of any Loan Party or any Lender or Issuing Bank to perform any of their respective obligations under this Agreement or any other Loan Document, (iv) the existence, validity, enforceability, perfection, recordation, priority, adequacy or value, now or hereafter, of any Lien or other direct or indirect security afforded or purported to be afforded by any of the Loan Documents or otherwise from time to time,
         (v) caring for, protecting, insuring, or paying any taxes, charges or assessments with respect to any Collateral or (vi) whether any Collateral meets any requirement for eligibility, whether under the requirements of Section 2.16 hereof or otherwise.

                 (c) The Agent shall not be under any obligation to ascertain, inquire or give any notice relating to (i) the performance or observance of any of the terms or conditions of this Agreement or any other Loan Document on the part of any Loan Party, (ii) the business, operations, condition (financial or otherwise) or prospects of any Loan Party, the Borrower Group or any other Person, or (iii) except to the extent set forth in Section 8.05(f) hereof, the existence of any Event of Default or Potential Default.

                 (d) The Agent shall not be under any obligation, either initially or on a continuing basis, to provide any Lender Party with any notices, reports or information of any nature, whether in its possession presently or hereafter, except for such notices, reports and other information expressly required by this Agreement or any other Loan Document to be furnished by the Agent to such Lender Party.

                 8.05.  Administration by the Agent.

                 (a) The Agent may rely upon any notice or other communication of any nature (written or oral, including but not limited to telephone conversations, whether or not such notice or other communication is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the proper party or parties, and the Agent shall not have any duty to verify the identity or authority of any Person giving such notice or other communication.

                 (b) The Agent may consult with legal counsel (including, without limitation, in-house counsel for the Agent or in-house or other counsel for the Borrower), independent public accountants and any other experts selected by it from time to time, and the Agent shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts.

                 (c) The Agent may conclusively rely upon the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the Agent in accordance with the requirements of this Agreement or any other Loan Document. Whenever the Agent shall deem it necessary or desirable that a matter be proved or established with respect to any Loan Party or any Lender or Issuing Bank, such matter may be established by a certificate of the Borrower or such Lender or Issuing Bank, as the case may be, and the Agent may conclusively rely upon such certificate (unless other evidence with respect to such matter is specifically prescribed in this Agreement or another Loan Document).

                 (d) The Agent may fail or refuse to take any action unless it shall be indemnified to its satisfaction from time to time against any and all amounts, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature which may be imposed on, incurred by or asserted against the Agent by reason of taking or continuing to take any such action.

                 (e) The Agent may perform any of its duties under this Agreement or any other Loan Document by or through agents or attorneys-in-fact. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected and supervised by it with reasonable care.

                 (f) The Agent shall not be deemed to have any knowledge or notice of the occurrence of any Event of Default or Potential Default unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default or Potential Default, and stating that such notice is a "notice of default". If the Agent receives such a notice, the Agent shall give prompt notice thereof to each Lender and Issuing Bank.

                 8.06.  Lender Not Relying on Agent or Other Lenders.

Each Lender acknowledges as follows: (a) Neither the Agent nor any other Lender has made any representations or warranties to it, and no act taken hereafter by the Agent or any other Lender shall be deemed to constitute any representation or warranty by the Agent or such other Lender to it. (b) It has, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the other Loan Documents. (c) It will, independently and without reliance upon the Agent or any other Lender, and based upon such documents and information as it shall deem appropriate at the time, make its own decisions to take or not take action under or in connection with this Agreement and the other Loan Documents.

                 8.07. Indemnification. Each Lender agrees to reimburse and indemnify the Agent and its directors, officers, employees and agents (to the extent not reimbursed by the Borrower and without limitation of the obligations of the Borrower to do so), Pro Rata, from and against any and all amounts, losses, liabilities, claims, damages, reasonable expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature (including, without limitation, the fees and disbursements of counsel for the Agent or such other Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not the Agent or such other Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such other Person as a result of, or arising out of, or in any way related to or by reason of, this Agreement, any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan or Letter of Credit, provided that no Lender shall be liable for any portion of such amounts, losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such other Person, as finally determined by a court of competent jurisdiction. Payments under this Section shall be due and payable on demand, and to the extent that any Lender fails to pay any such amount on demand, such amount shall bear interest for each day from the fifth day after the date of demand until paid (before and after judgment) at a rate per annum (calculated on the basis of a year of 360 days and actual days elapsed) which shall be equal to 2% plus the Federal Funds Effective Rate.

                 8.08. Agent in its Individual Capacity. With respect to its Commitments and the Obligations owing to it, the Agent shall have the same rights and powers under this Agreement and each other Loan Document as any other Lender and may exercise the same as though it were not the Agent, and the terms "Issuing Bank," "Lenders," "holders of Notes" and like terms shall include the Agent in its individual capacity as such. The Agent and its affiliates may, without liability to account, make loans to, accept deposits from, acquire debt or equity interests in, act as trustee under indentures of, and engage in any other business with, the Borrower and any stockholder or affiliate of the Borrower, as though the Agent were not the Agent hereunder.

                 8.09. Holders of Notes. The Agent may deem and treat the Lender which is payee of a Note as the owner and holder of such Note for all purposes hereof unless and until a Transfer Supplement with respect to the assignment or transfer thereof shall have been filed with the Agent in accordance with Section 9.14 hereof. Any authority, direction or consent of any Person who at the time of giving such authority, direction or consent is shown in the Register as being a Lender shall be conclusive and binding on each present and subsequent holder, transferee or assignee of any Note or Notes payable to such Lender or of any Note or Notes issued in exchange therefor.

                 8.10. Successor Agent. The Agent may resign at any time by giving 30 days' prior written notice thereof to the Lenders and the Borrower. The Agent may be removed by the Required Lenders at any time by giving 30 days' prior written notice thereof to the Agent, the other Lenders and the Borrower. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed and consented to, and shall have accepted such appointment, within 90 days after such notice of resignation or removal, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Each successor Agent shall be a commercial bank or trust company organized, or having a branch or agency organized, under the laws of the United States of America or any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance by a successor Agent of its appointment as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the properties, rights, powers, privileges and duties of the former Agent, without further act, deed or conveyance. Upon the effective date of resignation or removal of a retiring Agent, such Agent shall be discharged from its duties under this Agreement and the other Loan Documents, but the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement. If and so long as no successor Agent shall have been appointed, then any notice or other communication required or permitted to be given by the Agent shall be sufficiently given if given by the Required Lenders, all notices or other communications required or permitted to be given to the Agent shall be given to each Lender, and all payments to be made to the Agent shall be made directly to the Borrower or Lender for whose account such payment is made.

                 8.11. Additional Agents. If the Agent shall from time to time deem it necessary or advisable, for its own protection in the performance of its duties hereunder or in the interest of the Lender Parties, the Agent and the Borrower shall execute and deliver a supplemental agreement and all other instruments and agreements necessary or advisable, in the opinion of the Agent, to constitute another commercial bank or trust company, or one or more other Persons approved by the Agent, to act as co-agent or separate agent with respect to any part of the Collateral, with such powers of the Agent as may be provided in such supplemental agreement, and to vest in such bank, trust company or Person as such co-Agent or separate agent, as the case may be, any properties, rights, powers, privileges and duties of the Agent under this Agreement or any other Loan Document.

                 8.12. Calculations. The Agent shall not be liable for any calculation, apportionment or distribution of payments made by it in good faith. If such calculation, apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Lender Party to whom payment was due but not made shall be to recover from the other Lender Parties any payment in excess of the amount to which they are determined to be entitled or, if the amount due was not paid by the Borrower, to recover such amount from the Borrower.

                 8.13. Agent's Fee. The Borrower agrees to pay to the Agent, for its individual account, a nonrefundable Agent's fee of $100,000 per annum, payable yearly in advance.

                 8.14. Funding by Agent. Unless the Agent shall have been notified in writing by any Lender not later than 4:00 p.m., Pittsburgh time, on the day before the day on which Loans are requested by the Borrower to be made that (or, if the request for a Loan is made by the Borrower on the date such Loan is to be made, then not later than 11:00 a.m. on such day.) such Lender will not make its ratable share of such Loans, the Agent may assume that such Lender will make its ratable share of the Loans, and in reliance upon such assumption the Agent may (but in no circumstances shall be required to) make available to the Borrower a corresponding amount. If and to the extent that any Lender fails to make such payment to the Agent on such date, such Lender shall pay such amount on demand (or, if such Lender fails to pay such amount on demand, the Borrower shall pay such amount on demand), together with interest, for the Agent's own account, for each day from and including the date of the Agent's payment to and including the date of repayment to the Agent (before and after judgment) at the rate or rates per annum set forth below. All payments to the Agent under this Section shall be made to the Agent at its Office in Dollars in funds immediately available at such Office, without set-off, withholding, counterclaim or other deduction of any nature. If funds deliverable by any Lender to the Agent or by the Agent to any Lender are not made available when required hereunder, the party which has not made such funds available shall pay interest to the other at the Federal Funds Effective Rate for the first three days such funds are not made available and 2% in excess of the Federal Funds Effective Rate thereafter.

                 8.15. Co-Agents. The Co-Agents shall have no rights, duties or responsibilities in such capacity hereunder.


                                   ARTICLE IX
                                 MISCELLANEOUS

                 9.01. Holidays. Whenever any payment or action to be made or taken hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action.

                 9.02. Records. The unpaid principal amount of the Loans owing to each Lender, the unpaid interest accrued thereon, the interest rate or rates applicable to such unpaid principal amount, the duration of such applicability, each Lender's Revolving Credit Committed Amount, and the accrued and unpaid Revolving Credit Commitment Fees shall at all times be ascertained from the records of the Agent, which shall be conclusive absent manifest error. The unpaid Letter of Credit Reimbursement Obligation, the unpaid interest accrued thereon and the interest rate or rates applicable thereto shall at all times be ascertained from the records of the Issuing Bank, which shall be conclusive absent manifest error.

                 9.03. Amendments and Waivers. Neither this Agreement nor any Loan Document may be amended, modified or supplemented except in accordance with the provisions of this Section. The

Agent, the Borrower and, if applicable, any other Loan Party may from time to time amend, modify or supplement the provisions of this Agreement or any other Loan Document for the purpose of amending, adding to, or waiving any provisions thereof, releasing any Collateral, or changing in any manner the rights and duties of the Borrower or any Lender Party thereunder. Any such amendment, modification, waiver or supplement made by Borrower and the Agent in accordance with the provisions of this Section shall be binding upon the Borrower, each Loan Party and each Lender Party. The Agent shall enter into such amendments, modifications or supplements from time to time as directed by the Required Lenders, and only as so directed, provided, that no such amendment, modification or supplement may be made which will:

                 (a) Increase the Revolving Credit Committed Amount of any Lender over the amount thereof then in effect, or extend the Revolving Credit Maturity Date, without the written consent of each Lender affected thereby or increase the Term Loan Committed Amount of any Lender over the amount thereof then in effect without the written consent of each Lender (including without limitation the Designated Lender) affected thereby or amend the proviso to Section 2.17(a) without the consent of all the Revolving Credit Lenders or;


                 (b) Reduce the principal amount of or extend the scheduled final maturity or time for any scheduled payment of principal of any Loan or Letter of Credit Reimbursement Obligation, or reduce the rate of interest or extend the time for payment of interest borne by any Loan or Letter of Credit Reimbursement Obligation, or reduce or postpone the date for payment of any fees, expenses, indemnities or amounts payable under any Loan Document, without the written consent of each Lender Party (other than the Designated Lender) affected thereby;

                 (c)  Change the definition of "Required Lenders" or amend this
         Section 9.03, without the written consent of all the Lenders (other than the Designated Lender, except that the written consent of the Designated Lender shall be required to amend Section 9.03(a) hereof and except that the written consent of the Commerzbank Lenders shall be required to amend Sections 9.03(a) and 9.03(b) hereof);

                 (d) Amend or waive any of the provisions of Article VIII hereof, or impose additional duties upon the Agent or otherwise adversely affect the rights, interests or obligations of the Agent, without the written consent of the Agent;

                 (e) Release any Collateral or Guaranty Equivalent, other than Liens on Collateral, the disposition of which is expressly permitted under Section 6.10 hereof or any other section of the Loan Documents and Liens on after-acquired Equipment to the extent such Equipment is the subject of a purchase money security interest permitted under Section 6.02(f) hereof without the written consent of all the Lenders (other than the Designated Lender and other than the Commerzbank Lenders);

                 (f) Reduce any Letter of Credit Unreimbursed Draw, or extend the time for payment by the Borrower of any Letter of Credit Reimbursement Obligation, without the written consent of each Lender affected thereby;

                 (g) Amend or waive any of the provisions of Sections 2.17 through 2.26, or impose additional duties upon the Issuing Bank or otherwise adversely affect the rights, interests or obligations of the Issuing Bank, without the written consent of the Issuing Bank;

                 (h) Change any requirement for the consent of all Lenders without the written consent of all Lenders or change any requirement for the consent of all of a category of Lenders (that is, Revolving Credit Lenders, Term Lenders, Tranche A Lenders, Tranche B Lenders, Tranche C Lenders and Tranche D Lenders) without the written consent of all Lenders in such category; or

                 (i) Change the definition of "Cost Overrun", "Cost Overrun Event" or "Required Overrun Decision Lenders" or amend the provisions of Section 4.04, without the consent of all the Commerzbank Lenders;


and provided further, that Transfer Supplements may be entered into in the manner provided in Section 9.14 hereof. Any such amendment, modification or supplement must be in writing and shall be effective only to the extent set forth in such writing. Any Event of Default or Potential Default waived or consented to in any such amendment, modification or supplement shall be deemed to be cured and not continuing to the extent and for the period set forth in such waiver or consent, but no such waiver or consent shall extend to any other or subsequent Event of Default or Potential Default or impair any right consequent thereto.

                 9.04. No Implied Waiver; Cumulative Remedies. No course of dealing and no delay or failure of the Agent or any

Lender Party in exercising any right, power or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or exercise of any other right, power or privilege; nor shall any single or partial exercise of any such right, power or privilege or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Agent and the Lender Parties under this Agreement and any other Loan Document are cumulative and not exclusive of any rights or remedies which the Agent or any Lender Party would otherwise have hereunder or thereunder, at law, in equity or otherwise.

                 9.05.  Notices.

                 (a) Except to the extent otherwise expressly permitted hereunder or thereunder, all notices, requests, demands, directions and other communications (collectively "notices") under this Agreement or any Loan Document shall be in writing (including telexed and telecopied communication) and shall be sent by first-class mail, or by nationally-recognized overnight courier, or by telex or telecopier (with confirmation in writing mailed first-class or sent by such an overnight courier), or by personal delivery. All notices shall be sent to the applicable party at the address stated on the signature pages hereof or in accordance with the last unrevoked written direction from such party to the other parties hereto, in all cases with postage or other charges prepaid. Any such properly given notice to the Agent or any Lender Party shall be effective when received. Any such properly given notice to the Borrower shall be effective on the earliest to occur of receipt, telephone confirmation of receipt of telex or telecopy communication, one Business Day after delivery to a nationally-recognized overnight courier, or three Business Days after deposit in the mail.

                 (b) Any Lender Party giving any notice to the Borrower or any other party to a Loan Document shall simultaneously send a copy thereof to the Agent, and the Agent shall promptly notify the other Lenders of the receipt by it of any such notice.

                 (c) The Agent and each Lender Party may rely on any notice (whether or not such notice is made in a manner permitted or required by this Agreement or any Loan Document) purportedly made by or on behalf of the Borrower, and neither the Agent nor any Lender Party shall have any duty to verify the identity or authority of any Person giving such notice.

                 9.06.  Expenses; Taxes; Indemnity.

         (a) The Borrower agrees to pay or cause to be paid and to save the Agent, the Issuing Bank and each of the Lender Parties harmless against liability for the payment of all reasonable out-of-pocket costs and expenses (including but not limited to reasonable fees and expenses of counsel, including local counsel (but not separate counsel for any Lender other than Mellon in connection with clause (i) below), auditors, consulting engineers, appraisers, and all other professional, accounting, evaluation and consulting costs) incurred by the Agent or any Lender from time to time arising from or relating to (i) the negotiation, preparation, execution, delivery, administration, syndication and performance of this Agreement and the other Loan Documents (including but not limited to collateral management fees and expenses of field examinations and periodic commercial finance audits of the Borrower), (ii) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to this Agreement or any Loan Document (other than the Fifth Amendment and the documents to be delivered on the Initial Tranche D Funding Availability Date, as to which payment of such costs and expenses shall be the sole obligation of the Agent), and (iii) the enforcement or preservation of rights under this Agreement or any Loan Document (including but not limited to any such costs or expenses arising from or relating to (A) the creation, perfection or protection of the Agent's Lien on any Collateral, (B) the protection, collection, lease, sale, taking possession of, preservation of, or realization on, any Collateral, including without limitation advances for storage, insurance premiums, transportation charges, taxes, filing fees and the like, (C) collection or enforcement of an outstanding Loan, Letter of Credit Reimbursement Obligation or any other amount owing hereunder or thereunder by the Agent or any Lender Party, and (D) any litigation, proceeding, dispute, work-out, restructuring or rescheduling related in any way to this Agreement or the Loan Documents).

         (b) The Borrower hereby agrees to pay all stamp, document, transfer, recording, filing, registration, search, sales and excise fees and taxes and all similar impositions now or hereafter determined by the Agent or any Lender Parties to be payable in connection with this Agreement or any other Loan Documents or any other documents, instruments or transactions pursuant to or in connection herewith or therewith, and the Borrower agrees to save the Agent and each Lender Party harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such fees, taxes or impositions.

                 (c) The Borrower hereby agrees to reimburse and indemnify each of the Indemnified Parties from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for such Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnified Party shall be designated a party thereto) that may at any time be imposed on, asserted against or incurred by such Indemnified Party as a result of, or arising out of, or in any way related to or by reason of, this Agreement or any other Loan Document, any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of any Loan (and without in any way limiting the generality of the foregoing, including any violation or breach of any Environmental Law or any other Law by any Loan Party or any of its Environmental Affiliates; any Environmental Claim arising out of the management, use, control, ownership or operation of property by any of such Persons, including all on-site and off-site activities involving Environmental Concern Materials; any grant of Collateral; or any exercise by the Agent or any Lender Party of any of its rights or remedies under this Agreement or any other Loan Document; any breach of any representation or warranty, covenant or agreement of any Loan Party); but excluding any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements to the extent resulting from the gross negligence or willful misconduct of such Indemnified Party, as finally determined by a court of competent jurisdiction. If and to the extent that the foregoing obligations of the Borrower under this subsection (c), or any other indemnification obligation of the Borrower hereunder or under any other Loan Document, are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable Law.

                 9.07. Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

                 9.08. Prior Understandings. This Agreement and the other Loan Documents supersede all prior and contemporaneous understandings and agreements, whether written or oral, among the parties hereto relating to the transactions provided for herein and therein.

                 9.09. Duration; Survival. All representations and warranties of the Borrower and each other Loan Party contained herein or in any other in the Loan Document or made in connection herewith or therewith shall survive the making of, and shall not be waived by the execution and delivery, of this Agreement or any other Loan Document, any investigation by or knowledge of the Agent or any Lender Party, the making of any Loan, the issuance of any Letter of Credit, or any other event or condition whatever. All covenants and agreements of the Borrower and each other Loan Party contained herein or in any other Loan Document shall continue in full force and effect from and after the date hereof so long as the Borrower may borrow hereunder and until payment in full of all Obligations. Without limitation, all obligations of the Borrower hereunder or under any other Loan Document to make payments to or indemnify the Agent or any Lender shall survive the payment in full of all other Obligations, termination of the Borrower's right to borrow hereunder, and all other events and conditions whatever. In addition, all obligations of each Lender to make payments to or indemnify the Agent or Issuing Bank shall survive the payment in full by the Borrower of all Obligations, termination of the Borrower's right to borrow hereunder, and all other events or conditions whatever.

                 9.10. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

                 9.11. Limitation on Payments. The parties hereto intend to conform to all applicable Laws in effect from time to time limiting the maximum rate of interest that may be charged or collected. Accordingly, notwithstanding any other provision hereof or of any other Loan Document, the Borrower shall not be required to make any payment to or for the account of any Lender, and each Lender shall refund any payment made by the Borrower, to the extent that such requirement or such failure to refund would violate or conflict with nonwaivable provisions of applicable Laws limiting the maximum amount of interest which may be charged or collected by such Lender.

                 9.12. Set-Off. The Borrower hereby agrees that, to the fullest extent permitted by law, if an Event of Default shall have occurred and be continuing or shall exist and if any

Obligation of the Borrower shall be due and payable (by acceleration or otherwise), each Lender Party shall have the right, without notice to the Borrower, to set-off against and to appropriate and apply to such Obligation any indebtedness, liability or obligation of any nature owing to the Borrower by such Lender Party, including but not limited to all deposits (whether time or demand, general or special, provisionally credited or finally credited, whether or not evidenced by a certificate of deposit, and including without limitation accounts in foreign currencies) now or hereafter maintained by the Borrower with such Lender Party. Such right shall be absolute and unconditional in all circumstances and, without limitation, shall exist whether or not such Lender Party or any other Person shall have given notice or made any demand to the Borrower or any other Person, whether such indebtedness, obligation or liability owed to the Borrower is contingent, absolute, matured or unmatured (it being agreed that such Lender Party may deem such indebtedness, obligation or liability to be then due and payable at the time of such setoff), and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to any Lender Party or any other Person. The Borrower hereby agrees that, to the fullest extent permitted by law, any Participant and any branch, subsidiary or affiliate of any Lender Party or any Participant shall have the same rights of set-off as a Lender Party as provided in this Section (regardless of whether such Participant, branch, subsidiary or affiliate would otherwise be deemed in privity with or a direct creditor of the Borrower). The rights provided by this Section are in addition to all other rights of set-off and banker's lien and all other rights and remedies which any Lender Party (or any such Participant, branch, subsidiary or affiliate) may otherwise have under this Agreement, any other Loan Document, at law or in equity, or otherwise, and nothing in this Agreement or any Loan Document shall be deemed a waiver or prohibition of or restriction on the rights of set-off or bankers' lien of any such Person.

                 9.13. Sharing of Collections. The Lenders hereby agree among themselves that if any Lender shall receive (by voluntary payment, realization upon security, set-off or from any other source) any amount on account of the Loans, interest thereon, or any other Obligation contemplated by this Agreement or the other Loan Documents to be made by the Borrower pro rata to all Lenders (or pro rata to holders of Notes of a particular series or to another class of Lenders) in greater proportion than any such amount received by any other applicable Lender, then the Lender receiving such proportionately greater payment shall notify each other Lender and the Agent of such receipt, and equitable adjustment will be made in the manner stated in this Section so that, in effect, all such excess amounts will be shared ratably among all of the applicable Lenders. The Lender receiving such excess amount shall purchase (which it shall be deemed to have done simultaneously upon the receipt of such excess amount) for cash from the other applicable Lenders a participation in the applicable Obligations owed to such other Lenders in such amount as shall result in a ratable sharing by all applicable Lenders of such excess amount (and to such extent the receiving Lender shall be a Participant). If all or any portion of such excess amount is thereafter recovered from the Lender making such purchase, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law to be paid by the Lender making such purchase. The Borrower hereby consents to and confirms the foregoing arrangements. Each Participant shall be bound by this Section as fully as if it were a Lender hereunder.

                 9.14.  Successors and Assigns; Participations; Assignments.

                 (a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender Parties, all future holders of the Notes, the Agent and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights hereunder or interests herein without the prior written consent of all the Lenders and the Agent, and any purported assignment without such consent shall be void.

                 (b) Participations. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time sell participations to one or more commercial banks or other Persons (each a "Participant") in a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it and any Note held by it); provided, that

                 (i) any such participation sold to a Participant which is not a Lender, an affiliate of a Lender or a Federal Reserve Bank shall be made only with the consent (which in each case shall not be unreasonably withheld) of the Borrower and the Agent, unless an Event of Default has occurred and is continuing, in which case the consent of the Borrower shall not be required,

                 (ii) any such Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged,

                 (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

                 (iv) the parties hereto shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents,

                 (v) such Participant shall be bound by the provisions of
         Section 9.13 hereof, and the Lender selling such participation shall obtain from such Participant a written confirmation of its agreement to be so bound,

                 (vi) no Participant (unless such Participant is an affiliate of such Lender, or is itself a Lender) shall be entitled to require such Lender to take or refrain from taking action under this Agreement or under any other Loan Document, except that such Lender may agree with such Participant that such Lender will not, without such Participant's consent, take action of the type described in subsections (a), (b), (c) or (e) of Section 9.03 hereof, and

                 (vii) a Participant shall have the right to vote regarding amendments to this Agreement only in connection with amendments which effect changes in the amount of principal, interest rates, fees, maturity and material releases of Collateral.

The Borrower agrees that any such Participant shall be entitled to the benefits of Sections 2.13, 2.14, 2.22 and 9.06 with respect to its participation in the Commitments and the Loans and Letters of Credit outstanding from time to time; provided, that no such Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred to such Participant had no such transfer occurred.

                 (c) Assignments. Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable Law, at any time assign all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or any portion of its Commitments and Loans owing to it and any Note held by it) to any Lender, any affiliate of a Lender or to one or more additional commercial banks or other Persons (each a "Purchasing Lender"); provided, that

                 (i) any such assignment to a Purchasing Lender which is not a Lender or an affiliate of a Lender shall be made only with the consent (which in each case shall not be unreasonably withheld) of the Borrower, the Agent and, if the Purchasing Lender is to be a Revolving Credit Lender, the Issuing Bank, unless an Event of Default has occurred and is continuing or exists, in which case the consent of the Borrower shall not be required,

                 (ii) if a Lender makes such an assignment of less than all of its then remaining rights and obligations under this Agreement and the other Loan Documents, such assignment shall be in a minimum aggregate principal amount of $5,000,000 of the Commitments and Loans then outstanding,

                 (iii) each such assignment shall be of a constant, and not a varying, percentage of each Commitment of the transferor Lender and of all of the transferor Lender's rights and obligations under this Agreement and the other Loan Documents, and

                 (iv) each such assignment shall be made pursuant to a Transfer Supplement in substantially the form of Exhibit C to this Agreement, duly completed (a "Transfer Supplement").

In order to effect any such assignment, the transferor Lender and the Purchasing Lender shall execute and deliver to the Agent a duly completed Transfer Supplement (including the consents required by clause (i) of the preceding sentence) with respect to such assignment, together with any Note or Notes subject to such assignment (the "Transferor Lender Notes") and a processing and recording fee of $2,500; and, upon receipt thereof, the Agent shall accept such Transfer Supplement. Upon receipt of the Purchase Price Receipt Notice pursuant to such Transfer Supplement, the Agent shall record such acceptance in the Register. Upon such execution, delivery, acceptance and recording, from and after the close of business at the Agent's Office on the Transfer Effective Date specified in such Transfer Supplement

                 (x) the Purchasing Lender shall be a party hereto and, to the extent provided in such Transfer Supplement, shall have the rights and obligations of a Lender hereunder, and

                 (y) the transferor Lender thereunder shall be released from its obligations under this Agreement to the extent so transferred (and, in the case of an Transfer Supplement covering all or the remaining portion of a transferor Lender's rights and obligations under this Agreement, such transferor Lender shall cease to be a party to this Agreement) from and after the Transfer Effective Date.

On or prior to the Transfer Effective Date specified in an Transfer Supplement, the Borrower, at its expense, shall execute and deliver to the Agent (for delivery to the Purchasing Lender) new Notes evidencing such Purchasing Lender's assigned Commitments or Loans and (for delivery to the transferor Lender) replacement Notes in the principal amount of the Loans or Commitments retained by the transferor Lender (such Notes to be in exchange for, but not in payment of, those Notes then held by such transferor Lender). Each such Note shall be dated the date and be substantially in the form of the predecessor Note. The Agent shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest and accrued fees shall be paid to the Purchasing Lender at the same time or times provided in the predecessor Notes and this Agreement.

                 (d) Register. The Agent shall maintain at its office a copy of each Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive absent manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of the Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (e) Financial and Other Information. The Borrower authorizes the Agent and each Lender to disclose to any Participant or Purchasing Lender (each, a "transferee") and any prospective transferee any and all financial and other information in such Person's possession concerning the Borrower, any Loan Party and their affiliates which has been or may be delivered to such Person by or on behalf of the Borrower in connection with this Agreement or any other Loan Document or such Person's credit evaluation of the Borrower and affiliates. At the request of any Lender, the Borrower, at the Borrower's expense, shall provide to each prospective transferee the conformed copies of documents referred to in Section 4 of the form of Transfer Supplement.

                 (f) Subordinated Debt Purchase Agreement. No Revolving Credit Lender, Term Lender (except the Designated Lender), Purchasing Lender, Participant or other assignee or successor of any Lender shall acquire or hold any interest in any of the Subordinated Debt Purchase Agreement.

                 (g) Transferee of Designated Lender. The Designated Lender shall notify the Borrower and the Agent of any transfer of all or part of its rights under this Agreement and the Borrower shall record such transfer on its books. If the Designated Lender transfers any of its rights under this Agreement to a transferee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the Borrower, in its discretion, or the Agent, on behalf of the Borrower, may require the transferee to make representations and covenants similar to those set forth on behalf of the Designated Lender in Section 2.14(f)(iv) of this Agreement.

                 9.15. Confidentiality. Each of the Agent and the Lenders agree to keep confidential any information relating to the Borrower or to the Phase I Project or to the Phase II Project received by it pursuant to or in connection with this Agreement which is (a) trade information which the Agent and the Lenders reasonably expect that the Borrower would want to keep confidential, (b) technical information with respect to the equipment or operations of the Phase I Project or of the Phase II Project, (c) information contained in the contracts described in Schedule 9.15 hereto, (d) financial or environmental information or (e) information which is clearly marked "CONFIDENTIAL"; provided, however, that this Section 9.15 shall not be construed to prevent the Agent or any Lender from disclosing such information
(i) to any Affiliate that shall agree to be bound by this obligation of confidentiality, (ii) upon the order of any court or administrative agency of competent jurisdiction, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Agent or such Lender (whether or not such request or demand has the force of law), (iv) that has been publicly disclosed, other than from a breach of this provision by the Agent or any Lender, (v) that has been obtained from any person that is neither a party to this Agreement nor an Affiliate of any such party, (vi) in connection with the exercise of any right or remedy hereunder or under any other Loan Document,
(vii) as expressly contemplated by this Agreement or any other Loan Document or
(viii) to any prospective purchaser of all or any part of the interest of any Lender which shall agree to be bound by the obligation of confidentiality in this Agreement or the other Loan Documents if such prospective purchaser is a financial institution or has been consented to by the Borrower, which consent will not be withheld if such purchaser is not a competitor of the Borrower or an Affiliate of a competitor of the Borrower. The Borrower acknowledges that the

Phase I Project Monitor, the Phase II Project Monitor and agents of the Agent and the Lenders may visit the Project Site and collect information relating to the Phase I Project and the Phase II Project, subject to the terms of this
Section 9.15.

                 9.16. Governing Law; Submission to Jurisdiction: Waiver of Jury Trial; Limitation of Liability.

                 (a) Governing Law. THIS AGREEMENT AND ALL OTHER LOAN DOCUMENTS (EXCEPT TO THE EXTENT, IF ANY, OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENTS) SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

                 (b)  Certain Waivers.  THE BORROWER HEREBY IRREVOCABLY AND
UNCONDITIONALLY:

                 (i) AGREES THAT ANY ACTION, SUIT OR PROCEEDING BY ANY PERSON ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (COLLECTIVELY, "RELATED LITIGATION") MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION SITTING IN ALLEGHENY COUNTY, PENNSYLVANIA OR NEW YORK COUNTY, NEW YORK, SUBMITS TO THE JURISDICTION OF SUCH COURTS, AND TO THE FULLEST EXTENT PERMITTED BY LAW AGREES THAT IT WILL NOT BRING ANY RELATED LITIGATION IN ANY OTHER FORUM (BUT NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER PARTY TO BRING ANY ACTION, SUIT OR PROCEEDING IN ANY OTHER FORUM);

                 (ii) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY SUCH RELATED LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND WAIVES ANY RIGHT TO OBJECT, WITH RESPECT TO ANY RELATED LITIGATION BROUGHT IN ANY SUCH COURT, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER THE BORROWER;

                 (iii) CONSENTS AND AGREES TO SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER LEGAL PROCESS IN ANY RELATED LITIGATION BY REGISTERED OR CERTIFIED U.S. MAIL, POSTAGE PREPAID, TO THE BORROWER AT THE ADDRESS FOR NOTICES DESCRIBED IN SECTION 9.05 HEREOF, AND CONSENTS AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE IN EVERY RESPECT VALID AND EFFECTIVE SERVICE (BUT NOTHING HEREIN SHALL AFFECT THE VALIDITY OR EFFECTIVENESS OF PROCESS SERVED IN ANY OTHER MANNER PERMITTED BY LAW); AND

                 (iv)  WAIVES THE RIGHT TO TRIAL BY JURY IN ANY RELATED
         LITIGATION.

                 (c) Limitation of Liability. TO THE FULLEST EXTENT PERMITTED BY LAW, NO CLAIM MAY BE MADE BY THE BORROWER AGAINST THE AGENT, ANY LENDER PARTY OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, ATTORNEY OR AGENT OF ANY OF THEM FOR ANY SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM ARISING FROM OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY STATEMENT, COURSE OF CONDUCT, ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH (WHETHER FOR BREACH OF CONTRACT, TORT OR ANY OTHER THEORY OF LIABILITY). THE BORROWER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR ANY SUCH DAMAGES, WHETHER SUCH CLAIM PRESENTLY EXISTS OR ARISES HEREAFTER AND WHETHER OR NOT SUCH CLAIM IS KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR. THIS PARAGRAPH (C) SHALL NOT LIMIT ANY RIGHTS OF THE BORROWER ARISING SOLELY OUT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed and delivered this Agreement as of the date first above written.



                                       STEEL DYNAMICS, INC.


                                       By
                                         Title:  President